Exhibit 99.4

2015

British Columbia

Financial and Economic

Review

75th Edition

(July 2015)

2015 Financial and Economic Review — July 2015

Part One — Economic Review	1
2014 Overview	3
British Columbia Economy	3
External Trade and Commodity Prices	5
Population	7
Labour Developments	7
Inflation	8
Consumer Expenditure and Housing	8
Tourism	9
External Environment	10
United States	10
Canada	10
International Economy	11
Financial Markets	12
Conclusion	13

Charts
1.1 Provincial economic growth	3
1.2 Composition of British Columbia real GDP by industry	4
1.3 British Columbia real GDP growth by industry	4
1.4 Export shares by market	5
1.5 Lumber and natural gas prices	6
1.6 Retail sales	9
1.7 Travellers to British Columbia	9
1.8 External economic growth	12
1.9 Canadian dollar	12

Map
1.1 Net interprovincial and international migration in BC, 2014	7

Tables
1.1 British Columbia Population and Labour Market Statistics	7
1.2 Price and Earnings Indices	8

Part Two — Financial Review	15
2014/15 Overview	17
Revenue	18
Expense	26
Provincial Capital Spending	29
Provincial Debt	35
Pension Plans	40
Contractual Obligations	42
2014/15 Public Accounts Audit Qualification	43

Charts
2.1 2014/15 surplus — major changes from Budget 2014	18
2.2 Revenue changes from Budget 2014	18
2.3 Expense changes from Budget 2014	26
2.4 Capital spending, 2014/15	29
2.5 Capital spending changes from Budget 2014	31
2.6 Financing taxpayer-supported capital spending	34

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2.7 Provincial debt components	35
2.8 Debt changes from updated Budget 2014	37
2.9 Reconciliation of surplus to change in debt	38

Tables
2.1 Operating Statement	17
2.2 Corporate Income Tax Revenue Changes from Budget 2014	19
2.3 Consumption and Other Tax Revenue Changes from Budget 2014	19
2.4 Energy and Mineral Revenue Changes from Budget 2014	20
2.5 Forest Revenue Changes from Budget 2014	21
2.6 Other Revenue Changes from Budget 2014	21
2.7 Revenue by Source	24
2.8 Expense by Ministry, Program and Agency	25
2.9 Capital Spending	30
2.10 Capital Expenditure Projects Greater Than $50 Million	32
2.11 Provincial Debt Summary	36
2.12 Key Debt Indicators	39
2.13 Interprovincial Comparison of Credit Ratings, July 2015	40
2.14 Pension Plan Balances	41
2.15 Taxpayer-supported Contractual Obligations	42

Part 3 — Supplementary Information	45
General Description of the Province	47
Geography	47
Physiography	47
Climate and Vegetation	47
Population	48
Constitutional Framework	48
Provincial Government	49
Legislature	49
Executive	49
Judiciary	50
Provincial Government Jurisdiction	50
Annual Financial Cycle	50
Planning and Budget Preparation	51
Implementation and Reporting	51
Evaluation	52
Accountability	52
Government’s Financial Statements	52
Government Reporting Entity	52
Compliance with GAAP	53

Topic Box
Summary of Tax Changes Announced in Budget 2015	54

Charts
3.1 Financial Planning and Reporting Cycle Overview	51

2015 Financial and Economic Review — July 2015

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Tables
3.1 Provincial Taxes (as of July 2015)	58
3.2 Interprovincial Comparisons of Tax Rates — 2015	63

Appendix 1 — Economic Review Supplementary Tables	65

Tables
A1.1A Aggregate and Labour Market Indicators	66
A1.1B Prices, Earnings and Financial Indicators	67
A1.1C Other Indicators	68
A1.1D Commodity Production Indicators	69
A1.2 British Columbia Real GDP at Market Prices, Expenditure Based	70
A1.3 British Columbia GDP at Basic Prices, by Industry	71
A1.4 British Columbia GDP, Income Based	72
A1.5 Employment by Industry in British Columbia	73
A1.6 Capital Investment by Industry	74
A1.7 British Columbia International Goods Exports by Major Market by Selected Commodities, 2014	75
A1.8 British Columbia International Goods Exports by Market Area	76
A1.9 Historical Commodity Prices (in US Dollars)	77
A1.10 British Columbia Forest Sector Economic Activity Indicators	78
A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments	79
A1.12 Petroleum and Natural Gas Activity Indicators	79
A1.13 Supply and Consumption of Electrical Energy in British Columbia	80
A1.14 Components of British Columbia Population Change	81

Appendix 2 — Financial Review Supplementary Tables	83

Tables
A2.1 2014/15 Financial Forecasts — Year in Review	84
A2.2 Operating Statement — 2003/04 to 2014/15	85
A2.3 Statement of Financial Position — 2003/04 to 2014/15	86
A2.4 Changes in Financial Position — 2003/04 to 2014/15	87
A2.5 Revenue by Source — 2003/04 to 2014/15	88
A2.6 Revenue by Source Supplementary Information — 2003/04 to 2014/15	89
A2.7 Expense by Function — 2003/04 to 2014/15	90
A2.8 Expense by Function Supplementary Information — 2003/04 to 2014/15	91
A2.9 Full-Time Equivalents (FTEs) — 2003/04 to 2014/15	92
A2.10 Capital Spending — 2003/04 to 2014/15	93
A2.11 Provincial Debt — 2003/04 to 2014/15	94
A2.12 Provincial Debt Supplementary Information — 2003/04 to 2014/15	95
A2.13 Key Provincial Debt Indicators — 2003/04 to 2014/15	96
A2.14 Historical Operating Statement Surplus (Deficit)	97
A2.15 Historical Provincial Debt Summary	98

2015 Financial and Economic Review — July 2015

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Part One

Economic Review [1]

1 Reflects information available as of June 22, 2015

2015 Financial and Economic Review — July 2015

Part 1 — Economic Review

2014 Overview

British Columbia’s economy continued to improve in 2014, with its annual performance outpacing the Canadian average.

Similar to previous years, Statistics Canada published only real dollar industry-side GDP data in the preliminary release of its Provincial Economic Accounts in April 2015. As a result, the following analysis refers to real GDP figures at basic prices, as opposed to the usual market price definition.

BC’s economy grew by 2.6 per cent in 2014 (the second highest rate among provinces), which was greater than the 2.1 per cent growth observed in 2013.

Chart 1.1   Provincial economic growth2

Source: Statistics Canada, April 2015 Preliminary Industry Accounts

Strong external demand for BC products pushed the value of BC’s international merchandise exports up by 7.1 per cent in 2014 compared to 2013. Meanwhile, shipments of manufactured goods grew by 6.7 per cent on the year.

Domestically, BC employment rose by 0.6 per cent in 2014 and the unemployment rate fell to 6.1 per cent. Meanwhile, BC’s housing starts advanced by 4.8 per cent in 2014 to reach about 28,400 units, roughly in line with the average rate of construction observed over the past couple of decades. Retail sales grew by 5.6 per cent last year, while consumer prices rose by 1.0 per cent compared to 2013.

British Columbia Economy

In 2014, service-producing industries represented about 75 per cent of BC’s real GDP and goods-producing industries accounted for around 25 per cent. Last year, the real estate, rental and leasing sector formed the largest share of the provincial economy (17.7 per cent). At the same time, construction made up the largest share of the goods-producing sector and accounted for 8.1 per cent of BC’s total real GDP in 2014.

2 Provincial and National real GDP estimates are based on Statistics Canada’s preliminary industry accounts, released in April 2015. Further information on British Columbia’s economic performance will be available in November 2015, when Statistics Canada releases revised GDP data for 2014 and previous years for the full income and expenditure accounts, including nominal data.

2015 Financial and Economic Review — July 2015

Part 1 — Economic Review

Chart 1.2   Composition of British Columbia real GDP by industry

Source: Statistics Canada (numbers may not add to 100 per cent due to rounding)

In total, BC’s real GDP increased by 2.6 per cent in 2014 after growing by 2.1 per cent in 2013. Annual gains were observed in both goods and service producing industries compared to 2013.

Real GDP in BC’s service-producing sectors increased by 2.6 per cent in 2014, up from the 2.2 per cent gain recorded in 2013. Notable annual growth was recorded in wholesale and retail trade (+4.4 per cent), in the real estate, rental and leasing sector (+3.9 per cent) as well as in transportation and warehousing (+3.6 per cent).

Meanwhile, output in BC’s goods-producing industries increased 2.4 per cent in 2014, following 1.5 per cent growth observed in 2013. Annual gains were broad-based, led by the construction sector (+3.1 per cent).

Chart 1.3   British Columbia real GDP growth by industry

Source: Statistics Canada, April 2015 Preliminary Industry Accounts

Note: Other includes: transportation and warehousing, educational services, and professional, scientific and technical services

2015 Financial and Economic Review — July 2015

Part 1 — Economic Review

External Trade and Commodity Prices

Exports by destination:

Despite a subdued global economic backdrop, the value of BC’s international merchandise exports reached a record high in 2014, up 7.1 per cent compared to the previous year, following annual growth of 6.2 per cent in 2013.

The value of BC goods exports to the US climbed 15.7 per cent in 2014, following annual growth of 10.6 per cent in 2013. Last year’s advance in exports to the US reflected broad-based gains, led by a 46.4 per cent jump in natural gas exports and a 19.2 per cent rise in softwood lumber exports.

By contrast, the value of BC merchandise exports to China decreased by 2.7 per cent in 2014 following eight consecutive years of double-digit growth. The annual decline in 2014 was primarily due to a sharp drop in coal (-33.4 per cent) exports, which more than offset annual gains in pulp (+7.9 per cent), machinery and equipment (+44.7 per cent), and copper ores and concentrates (+2.4 per cent) exports to China. Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

With the US economy gradually improving, the share of BC’s total goods exports to the US continued to increase in 2014, with 50.2 per cent sent south of the border. Meanwhile, exports to Pacific Rim destinations accounted for 42.9 per cent of BC’s total merchandise exports in 2014.

Chart 1.4   Export shares by market

Source: BC Stats

Note: Other Asia includes Hong Kong, Taiwan, South Korea and India

Commodity exports and prices:

Last year, significant gains were observed in exports of metallic mineral products (+19.1 per cent), machinery and equipment (+12.7 per cent) and wood products (+5.0 per cent). Meanwhile, exports of energy products fell for a third straight year, down 1.9 per cent (as a substantial decline in coal exports offset a gain in natural gas exports).

2015 Financial and Economic Review — July 2015

Part 1 — Economic Review

The Plant Inlet price of natural gas averaged $3.11 C/GJ in 2014, an increase of $1.08 C/GJ over 2013. Natural gas prices spiked during the cold winter months of early 2014 and then dropped fairly steadily through the course of the year.

Oil prices fell 50.5 per cent from mid-June to the end of 2014 due to a surging supply of oil in the global market alongside slowing energy demand. The daily West Texas Intermediate crude oil price averaged $93.17 US/barrel in 2014, a decline of $4.81 US/barrel compared to the previous year. For context, the WTI oil price ended the year at $53.45 US/barrel on December 31, 2014.

Lumber and newsprint prices moderated somewhat throughout 2014. At the same time, the price of pulp continued to improve on the year.

•                  following two years of double-digit growth, the price of lumber averaged $353 US/000 board feet in 2014, a slight decrease from $358 US/000 board observed in 2013;

•                  the price of pulp averaged $928 US per tonne in 2014, up from $864 US per tonne in 2013; and

•                  the price of newsprint dropped to $581 US per tonne in 2014 from $598 US per tonne in 2013.

Manufacturing shipments:

Shipments of BC’s manufactured goods grew by 6.7 per cent in 2014 following a gain of 3.1 per cent in 2013. Notable annual increases occurred for shipments of paper products (+8.8 per cent), wood products (+4.0 per cent) and food products (+6.6 per cent), while declines were observed for shipments of primary metal products (-4.8 per cent) and electrical equipment, appliance and components (-7.5 per cent).

Chart 1.5   Lumber and natural gas prices

Source: Madison’s Lumber Reporter and Ministry of Natural Gas Development

2015 Financial and Economic Review — July 2015

Part 1 — Economic Review

Population

BC’s population on July 1, 2014 was 4.63 million people, an increase of 1.1 per cent from the same date in 2013. In 2014, BC welcomed 33,890 persons via net international migration. Meanwhile, interprovincial migration in 2014 brought a net total of 10,042 persons into BC from other provinces, following two consecutive years of net outflows. A natural increase of 10,620 persons also added to the province’s growing population in 2014.

Map 1.1   Net interprovincial and international migration in BC, 2014

Net Population Movement For British Columbia

Jan 2014 to Dec 2014

Net Inflow : 43,932 Persons

Source: BC Stats

Labour Developments

Employment activity in the province continued to grow modestly in 2014 after a 0.1 per cent gain in 2013. BC’s economy created 12,800 jobs in 2014 (an annual increase of 0.6 per cent), with gains of around 6,100 full-time jobs and about 6,800 part-time jobs. BC’s unemployment rate averaged 6.1 per cent in 2014, down from 6.6 per cent in 2013. This decline was partly due to slow labour force growth, which remained relatively flat in 2014 compared to 2013.

Table 1.1   British Columbia Population and Labour Market Statistics

	Units	2010	2011	2012	2013	2014

Population (as of July 1)	(thousands)	4,466	4,499	4,543	4,583	4,631
	(% change)	1.3	0.7	1.0	0.9	1.1

Net Migration
International	(persons)	33,385	30,860	31,345	34,457	33,890
Interprovincial	(persons)	6,212	699	(4,596)	(832)	10,042
Labour Force	(thousands)	2,405	2,409	2,429	2,425	2,425
	(% change)	1.3	0.2	0.8	(0.1)	0.0
Employment	(thousands)	2,223	2,228	2,263	2,266	2,278
	(% change)	1.4	0.2	1.6	0.1	0.6
Unemployment Rate	(%)	7.6	7.5	6.8	6.6	6.1

Sources: BC Stats, Statistics Canada (CANSIM Tables 051-0001, 051-0037, 282-0002 – accessed June 2015)

2015 Financial and Economic Review — July 2015

Part 1 — Economic Review

BC’s goods-producing sectors led overall job growth in 2014, adding 7,800 jobs (or 1.8 per cent) compared to 2013. Significant gains in manufacturing (+9,700 jobs) more than offset annual declines in construction (-3,900 jobs) and natural resource (-500 jobs) sectors.

Employment in BC’s service industries increased by 5,000 jobs (or 0.3 per cent) in 2014 compared to 2013, led by gains in transportation and warehousing (+6,500 jobs) and accommodation and food services (+5,800 jobs). These improvements helped to offset weaker employment in areas such as business, building and other support services (-10,900 jobs) and retail and wholesale trade (-2,500 jobs) — see Appendix Table A1.5 for more details.

Inflation

After declining by 0.1 per cent in 2013, consumer price inflation in BC rose by 1.0 per cent in 2014. In 2014, prices increased for semi-durables, non-durables and services but remained flat for durable goods. Rising clothing prices contributed to the increase in semi-durables, while higher prices for rent, property taxes, home and mortgage insurance and water provided upward inflationary pressure on the services side. The aggregate price for non-durables also increased in 2014, as rising prices for items such as food and electricity offset falling gasoline prices (which declined steadily in the latter half of the year in-step with falling oil prices). Meanwhile, prices for durables remained unchanged in 2014 as lower prices for items such as household appliances offset higher prices for items such as passenger vehicles.

Table 1.2   Price and Earnings Indices

	Units	2010	2011	2012	2013	2014

Consumer Price Index	(2002=100)	113.8	116.5	117.8	117.7	118.9
(British Columbia)	(% change)	1.3	2.4	1.1	(0.1)	1.0

Average Weekly Wage Rate	($)	820.5	838.2	853.5	879.8	882.2
	(% change)	2.4	2.2	1.8	3.1	0.3

Compensation of Employees [1]	($ millions)	102,467	106,964	110,527	114,898	n/a
	(% change)	2.1	4.4	3.3	4.0	n/a

Primary Household Income [1]	($ millions)	142,110	149,810	155,744	163,498	n/a
	(% change)	2.9	5.4	4.0	5.0	n/a

Net Operating Surplus (corporations) [1]	($ millions)	22,421	25,869	23,090	21,849	n/a
	(% change)	31.0	15.4	(10.7)	(5.4)	n/a

1 As of November 2014 Provincial Economic Accounts

Source: Statistics Canada (CANSIM Tables 326-0021, 282-0072, 384-0040, 384-0037 - accessed June 2015)

Consumer Expenditure and Housing

BC retail sales grew by 5.6 per cent in 2014. Growth was widespread, with the largest gains occurring in sales at automobile dealers (+9.7 per cent), food and beverage stores (+4.7 per cent) and general merchandise stores (+8.6 per cent). Strong consumer growth was partly due to increased tourism and interprovincial migration to the province during the year and a release of pent up demand from the previous year.

After contracting by 1.5 per cent in 2013, BC housing starts advanced by 4.8 per cent in 2014 to reach about 28,400 units —roughly in line with the average rate of construction observed over the past couple of decades. Annual growth was largely driven by single-detached houses, while starts of multiple-unit dwellings (such as condominiums) experienced smaller gains compared to 2013. Residential building permits (a leading indicator of potential new housing activity) grew by 7.0 per cent in 2014 over 2013.

2015 Financial and Economic Review — July 2015

Part 1 — Economic Review

Chart 1.6   Retail sales

Source: Statistics Canada (CANSIM table 080-0020 – accessed June 2015)

Like new home construction, home sales in BC benefited from a low interest rate environment in 2014. Home sales grew by 15.2 per cent in 2014 compared to the previous year, following a 7.8 per cent annual increase in 2013. Meanwhile, the average price for BC homes rose by 5.8 per cent in 2014 to reach about $568,400.

Tourism

The number of international travellers to BC improved by 4.3 per cent in 2014, compared to the previous year, following 2.9 per cent growth in 2013. The number of non-US visitors advanced for a third straight year in 2014 and rose 9.0 per cent over 2013. At the same time, total US travellers increased for the second straight year and rose by 2.8 per cent in 2014, following annual growth of 2.1 per cent in 2013.

Chart 1.7   Travellers to British Columbia

Source: Statistics Canada (CANSIM table 427-0005 – accessed June 2015)

2015 Financial and Economic Review — July 2015

Part 1 — Economic Review

External Environment

The global economy continued its slow recovery in 2014 from the financial crisis that occurred in 2008/09. Overall, the world economy grew by 3.4 per cent in 2014, matching the gain recorded in 2013. Real GDP in the euro area rose 0.9 per cent in 2014, following two years of decline. Chinese real GDP growth slowed to 7.4 in 2014 following 7.8 per cent growth in 2013. Meanwhile, the Japanese economy contracted by 0.1 per cent in 2014 compared to 2013. US real GDP advanced by 2.4 per cent in 2014, a slight improvement from 2.2 per cent growth observed in 2013.

United States

US economic growth fluctuated significantly in 2014, with a weather-related contraction in the January to March quarter followed by an outsized expansion two quarters later. Overall, US real GDP expanded by 2.4 per cent in 2014, compared with an increase of 2.2 per cent in 2013. The slight increase in real GDP growth in 2014 primarily reflected a rise in non-residential fixed investment, an up-tick in consumer spending and a rise in state and local government spending compared to 2013. These improvements were partially offset by a decline in residential fixed investment and an increase to imports on the year.

US employment grew steadily throughout 2014 as the economy regained all of the jobs that were lost during the 2008/09 recession. Approximately 260,000 jobs were created on average each month in 2014, resulting in a 1.9 per cent increase in annual employment over 2013 levels. The unemployment rate dropped to average 6.2 per cent in 2014 from 7.4 per cent in 2013, but did so alongside falling labour force participation. In fact, last year the participation rate fell to its lowest rate since 1977, with an average of only 62.9 per cent of Americans who were eligible to work participating in the labour market.

The American housing market continued its gradual recovery in 2014, as housing starts grew by 8.7 per cent over 2013 to reach 1.01 million units — the highest level since 2007. However, US home sales struggled in 2014, with new home sales up just 1.9 per cent compared to the previous year while existing home sales fell by 2.9 per cent compared to 2013. Despite soft sales, national home prices rose by 6.6 per cent on the year.

The US current account deficit (the combined balances on trade in goods and services income, and net unilateral current transfers) increased from $376.8 billion in 2013 to reach $389.5 billion in 2014.

Canada

The Canadian economy grew by 2.4 per cent in 2014 following a 2.1 per cent increase in 2013, as real GDP advanced in every province except for New Brunswick (0.0 per cent) and Newfoundland and Labrador (-2.9 per cent). Canada’s services-producing industries output improved by 2.3 per cent in 2014, a slightly greater pace than the 2.0 per cent growth registered the previous year. At the same time, output in the country’s goods-producing sector increased by 2.6 per cent last year, up from 2.4 per cent in 2013.

2015 Financial and Economic Review — July 2015

Part 1 — Economic Review

Canada’s current account deficit narrowed for a second straight year in 2014 to reach $41.5 billion, after recording a balance of $56.3 billion the previous year. Renewed US demand and a reduced exchange rate helped support Canada’s trade sector last year, as the value of Canadian merchandise exports jumped 11.0 per cent compared to 2013. The increase in 2014 reflected broad-based gains, led by advances in exports of energy products (+16.7 per cent), consumer goods (12.8 per cent) and motor vehicles and parts (+8.8 per cent). Meanwhile, national manufacturing shipments rose 5.3 per cent in 2014 following an annual gain of just 0.3 per cent in 2013.

Canada’s labour market grew modestly in 2014, as national employment increased by 0.6 per cent (or 111,100 jobs) over 2013, making 2014 the slowest year for Canadian job creation since 2009. At the same time, the national unemployment rate ticked down 0.2 percentage points in 2014 to average 6.9 per cent for the year.

The number of Canadian housing starts edged up 0.7 per cent in 2014 to about 189,000 units, after falling 12.5 per cent in 2013. Further, residential building permits increased by 5.3 per cent on the year, following no growth in 2013. Canadian home sales advanced by 5.1 per cent compared to 2013, while the average home price rose 6.7 per cent to average $408,087 in 2014.

Canadian retail sales advanced by 4.6 per cent in 2014 compared to the previous year, improving on the 3.2 per cent annual increase that occurred in 2013. Nationally, consumer prices rose by 2.0 per cent over the previous year following an annual increase of just 0.9 per cent in 2013.

International Economy

Ongoing troubles in Europe weighed on economic growth and confidence throughout 2014. The euro area’s real GDP rose a modest 0.9 per cent in 2014 following two years of negative growth. Germany led overall growth, with an increase of 1.6 per cent in real GDP over 2013 while economic growth in France increased by just 0.4 per cent in 2014 compared to 2013. Meanwhile, Italy’s economy contracted for a third straight year, falling 0.4 per cent compared to 2013. In addition, euro area unemployment remained elevated throughout 2014 and the region slipped into deflation in December of that year.

Japanese real GDP faltered in 2014 as the economy struggled to weather the impact of a sales tax hike, which was implemented in April. The Japanese economy contracted by 0.1 per cent in 2014 following growth of 1.6 per cent in 2013. The deceleration was largely attributable to annual declines in both private consumption and private residential investment compared to the previous year. In addition, public investment was a notable soft spot, while exports had a positive impact on GDP.

China’s annual rate of economic growth continued to ease in 2014, increasing by 7.4 per cent, compared to the previous year, following 7.8 per cent growth in 2013. Although this pace is considerably faster than most other nations, it is slower than the annual growth rates observed in recent years.

2015 Financial and Economic Review — July 2015

Part 1 — Economic Review

Overall, the International Monetary Fund estimates that global real GDP expanded by 3.4 per cent in 2014, the same annual pace of growth observed in the previous two years. Five years after the global financial crisis, several nations continue to endure a long slow period of economic recovery.

Chart 1.8   External economic growth

Source: International Monetary Fund, April 2015

Financial Markets

The Bank of Canada held the overnight target rate at 1.00 per cent throughout 2014, where it had remained since September 2010. As reasons for holding the rate at 1.00 per cent, the Bank noted that Canada’s increase in inflation in 2014 was largely due to temporary effects. Further, the Bank cautioned that Canadian household imbalances presented a significant risk to financial stability.

Chart 1.9   Canadian Dollar

Source: Bank of Canada

2015 Financial and Economic Review — July 2015

Part 1 — Economic Review

The US Federal Reserve held its intended federal funds rate in the 0.00 to 0.25 per cent range throughout 2014. Reserve officials have maintained the rate in this highly accommodative range since December 2008. In December 2014, the Fed acknowledged that economic conditions may warrant keeping the target federal funds rate below levels historically viewed as normal for some time.

After beginning the year at 94.0 US cents, the Canadian dollar weakened in 2014, reflecting the combined effect of a stronger US dollar and slumping oil prices. Overall, the Canadian dollar averaged 90.5 US cents in 2014, down 6.6 US cents from 2013 — the largest annual drop since the late 1970s.

Conclusion

BC’s diverse economy continued to expand in 2014, as the province’s real GDP rose by 2.6 per cent on the year after growing by 2.1 per cent in 2013. BC’s economic growth in 2014 ranked second among Canadian provinces (behind Alberta) and outperformed the national average.

Domestically, employment in BC rose a modest 0.6 per cent in 2014, or by 12,800 jobs, reflecting an increase of around 6,100 full-time positions and about 6,800 part-time jobs. Meanwhile, BC’s annual unemployment rate dropped 0.5 percentage points to average 6.1 per cent on the year, lower than the national average of 6.9 per cent. This decline was partly due to slow labour force growth, which remained relatively flat on the year. Meanwhile, BC housing starts increased by 4.8 per cent in 2014 to reach about 28,400 units and BC retail sales saw solid gains of 5.6 per cent on the year.

Despite unbalanced global demand, the value of BC international merchandise exports climbed by 7.1 per cent in 2014 compared to 2013, driven by a pick-up in exports to the US. Shipments of manufactured goods also improved in 2014, growing by 6.7 per cent on the year after a 3.1 per cent gain in 2013.

2015 Financial and Economic Review — July 2015

Part Two Financial Review

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

2014/15 Overview

Table 2.1 Operating Statement

	Budget	Actual	Actual
($ millions)	2014 [1]	2014/15	2013/14 [1]
Revenue	44,800	46,122	43,728
Expense	(44,416)	(44,439)	(43,401)
Surplus before forecast allowance	384	1,683	327
Forecast allowance	(200)	—	—
Surplus	184	1,683	327

Capital spending:
Taxpayer-supported capital spending	4,030	3,407	3,151
Self-supported capital spending	2,590	2,488	2,519
	6,620	5,895	5,670
Provincial Debt:
Taxpayer-supported debt	43,075	41,880	41,068
Self-supported debt	21,463	21,040	19,625
Total debt (including forecast allowance)	64,738	62,920	60,693
Key debt affordability metrics:
Taxpayer-supported debt-to-revenue ratio	98.1%	94.1%	96.1%
Taxpayer-supported debt-to-GDP ratio:
As previously reported	18.4%		18.2%
Impact of Statistics Canada update	-0.3%		-0.3%
	18.1%	17.5%	17.9%

1   Figures have been restated to reflect government accounting policies in effect at March 31, 2015, and the impact of Statistics Canada methodology change for measuring economic growth.

The provincial government ended the 2014/15 fiscal year with a surplus of $1.7 billion, $1.5 billion higher than budget and up $1.4 billion from the previous year (see Table 2.1).

Revenues were $1,322 million higher than budget, mainly due to increased personal and corporate income tax revenues totaling $872 million, as well as a $405 million improvement in the net income from ICBC. (See Revenue section for further details.)

Total government expenses were $23 million higher than budget, as $326 million of statutory spending, predominately for natural disaster related costs and accrued pension liabilities, were partly offset by ministry savings, prior year liability adjustments, lower debt servicing costs, and other expense reductions totaling $303 million. (See Expense section for further details.)

As the revenue increases exceeded the expense increases, the $200 million budgeted forecast allowance was not required.

Taxpayer-supported infrastructure spending on hospitals, schools, post-secondary institutions, transit, roads and social housing of $3.4 billion was $623 million less than budget, mainly due to project scheduling delays. This spending has been deferred to future years.

Similarly, self-supported capital spending on hydroelectric and transportation projects, and in support of other commercial activities, was $102 million less than budget mainly due to timing differences on expenditures on BC Hydro’s power generation and transmission projects. (See Capital section for further details.)

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

Chart 2.1    2014/15 surplus — major changes from Budget 2014

Overall, government debt increased by $2.2 billion in 2014/15, compared to a budgeted increase of $3.1 billion. The lower increase is primarily due to improved operating results and weaker than anticipated capital spending. (See Debt section for further details.)

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government’s 2014/15 Public Accounts.

Revenue

In 2014/15, revenue totaled $46.1 billion — $1.3 billion (or 3.0 per cent) higher than budget and up 5.5 per cent from 2013/14. Compared to budget, higher revenues from personal income, corporate income, and property transfer taxes, fees, investment earnings and commercial Crown corporation net income were partially offset by lower revenue from sales and other taxes, natural resources, miscellaneous sources and federal government transfers.

Chart 2.2    Revenue changes from Budget 2014

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

Income Tax Revenue

Personal income tax revenue was up $585 million mainly due to the effects of stronger 2013 tax assessments unknown at the end of 2013/14. This was partially offset by the effects of lower estimated 2014 and 2015 household income growth, reflecting relatively weak employment growth in 2014 and in the first three months of 2015. The Canada Revenue Agency administers the personal and corporate income taxes on behalf of the province and its tax assessments are finalized 12 months after year end. The higher 2013 assessments resulted in a one-time revenue gain of $386 million reflecting an under accrual in 2013/14.

Corporate income tax revenue was up $287 million mainly due to strong 2013 tax assessments which had the effect of increasing the settlement payment for 2013 as well as 2014/15 instalment payments from the federal government. The 2013 assessments reflected a 6.2 per cent increase in the BC corporate income tax base compared to a 5.4 per cent decline in BC net operating surplus.

Table 2.2   Corporate Income Tax Revenue Changes from Budget 2014

	Revenue
	changes		Budget
	($ millions)	Indicators ($ billions)	2014	Actual
Prior-year adjustment	116	2013 BC corporate tax base	29.3	30.6
Advance instalments	177	2013 National corporate tax base	263.4	267.5
International Business Activity Act
refunds	(6)
	287

Consumption and Other Tax Revenue

Harmonized sales tax (HST) revenue incurred a one-time $91 million loss related to entitlement for the 2010/11 to 2012/13 period based on updated information received from the federal government. Annual adjustments to HST revenue will continue until 2019/20; however it is expected that the impacts will diminish over time.

Provincial sales tax revenue was down $111 million from budget. The 2014/15 budget estimate was based on projected economic growth applied to a forecast of 2013/14 that was higher than actual results. The carry forward impacts of weaker 2013/14 results was partly offset by stronger sales activity during the year.

Table 2.3 Consumption and Other Tax Revenue Changes from Budget 2014

	Revenue			2014/15
	changes		Budget	Public
	($ millions)	Indicators (annual percent change)	2014	Accounts
Harmonized sales	(91)	Nominal consumer expenditures	4.2%	4.7%
Provincial sales	(111)	Nominal business investment	4.4%	5.6%
Total sales	(202)

Carbon	(30)
Tobacco	(28)	BC consumer price index	1.5%	1.0%
Property transfer	261	BC housing starts	-7.8%	4.8%
Insurance premium	32	Real GDP	2.0%	2.2%
Fuel	(4)	Nominal GDP	3.6%	3.9%
Property	(2)

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Carbon tax revenue was down $30 million from budget due to weaker sales across most fuel types — in particular, natural gas volumes.

Tobacco tax revenue was down $28 million from budget reflecting a decline in consumption volumes.

Insurance premium tax revenue was $32 million above budget due to higher than expected activity.

Property transfer tax revenue was $261 million higher than budget due to the effects of a strong housing market including the impact of increases in average property prices and the number of transactions.

Other tax revenues comprising of fuel and property were $6 million below budget.

Natural Resources Revenue

Natural gas royalties were $52 million above budget mainly due to higher production volumes, partly offset by a complementary increase in the utilization of royalty credit programs. Natural gas prices averaged $2.48 during 2014/15 ($Cdn/gigajoule, plant inlet), slightly higher than the budget estimate of $2.45.

Table 2.4 Energy and Mineral Revenue Changes from Budget 2014

	Revenue
	changes		Budget
	($ millions)	Indicators	2014	Actual
Natural gas royalties	52	Natural gas price ($Cdn/GJ, plant inlet)	$2.45	$2.48
		Production (annual change)	8.2%	9.3%
Coal, metals and other minerals	(85)	Metallurgical coal price ($US/tonne)	$176	$124
		Copper price ($US/lb)	$3.16	$2.97
Columbia River Treaty electricity sales	(30)	Electricity price ($US/Mwh)	$39.82	$31.51
		Oil price ($US/bbl)	$95.12	$80.85
Sales of Crown land leases [1]	28	Bonus bid cash receipts ($ million)	$75	$335
		Bonus bid price per hectare ($)	$750	$2,544
Other	5	Hectares disposed (thousands)	100	132

1 Sales of Crown land tenures are recognized over nine years.

Coal, metals and other minerals revenue was $85 million below budget, mainly due to the effects of lower-than-expected coal and copper prices and weaker production volumes.

Receipts from electricity sales under the Columbia River Treaty were $30 million below budget due to lower electricity prices.

Other energy-related revenue sources were $33 million above budget mainly due to higher sales of Crown land leases reflecting industry’s willingness to invest in BC through strong average bid prices.

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Table 2.5 Forest Revenue Changes from Budget 2014

	Revenue
	changes		Budget
	($ millions)	Indicators	2014	Actual
Stumpage from timber tenures	(101)	SPF 2x4 ($US/1000 bf, calendar year)	$345	$353
BC Timber Sales	45	Total stumpage rate ($/m3 )	$10.78	$11.15
Softwood Lumber Agreement border tax	(7)	Harvest volumes (million m3)	65.0	57.6
Vote recoveries	10	Export tax rate (percent)	0.8	0.0
Logging tax and other receipts	22	US lumber exports (billion bf)[1]	6.9	6.5
	(31)

1 Source: Department of Foreign Affairs, Trade and Development

Forests revenue was down $31 million from budget mainly due to lower stumpage revenue, reflecting lower Crown harvest volumes, interior stumpage rates and reduced entitlement of the federal government border tax collections. BC’s entitlement of border tax collections under the Softwood Lumber Agreement, 2006 was $7 million below budget as the effects of higher than expected lumber prices resulted in a zero export tax rate during the year. These declines were partly offset by higher BC Timber Sales stumpage rates and logging taxes as well as increased forest related recoveries.

Other natural resources revenue, comprising of water rentals and hunting and fishing licences, was $12 million below budget.

Other Taxpayer supported Sources

Other taxpayer supported revenue which includes fees, licences, investment earnings and other miscellaneous sources was up $47 million from budget mainly due to higher than expected revenue from SUCH sector entities, partly offset by lower sales of surplus assets.

Table 2.6 Other Revenue Changes from Budget 2014

	Revenue
	changes
	($ millions)
Fees	89	mainly higher revenue from SUCH sector entities
Miscellaneous sources	(79)	mainly lower revenue from SUCH sector and Crown agencies
Investment earnings	112	mainly higher earnings in general revenue and from SUCH sector and Crown agencies
Release of surplus assets	(75)
Total other	47

Federal Government Transfers

Federal government contributions were down $37 million reflecting a $24 million decline in other federal government transfers mainly due to lower funding to Crown agencies and for disaster financial assistance, partly offset by higher transfers to SUCH sector agencies. There is a further $13 million decrease in the Canada Health Transfer and Canada Social Transfer entitlements mainly with respect to prior years.

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Commercial Crown Corporations

Commercial Crown corporation net income of $3.4 billion was $486 million higher than budgeted, and $670 million higher than 2013/14.

British Columbia Hydro and Power Authority

BC Hydro net income of $581 million was $1 million lower than plan.

In compliance with BC Utilities Commission (BCUC) orders, BC Hydro uses several regulatory accounts to better match costs and benefits for different generations of customers, smooth out the rate impact of large non-recurring costs, and defer to future periods differences between forecast and actual costs or revenues. At March 31, 2015 BC Hydro had 28 regulatory accounts totaling $5.4 billion — up $734 million from the prior year. The increase is mainly attributed to higher capital-like deferred balances ($373 million), higher non-current pension costs due to actuarial valuations ($317 million), higher energy deferral accounts due to lower domestic loads and lower surplus sales ($310 million), and impacts of rate smoothing over the 10-year rate plan ($166 million), partially offset by amortization of balances in the year ($491 million), and other changes. BC Hydro has mechanisms in place to collect 24 of the 26 regulatory accounts with balances remaining after year end (representing approximately 90 per cent of the total balances).

BC Hydro pays a dividend to government equivalent to 85 per cent of net income unless the payment would result in BC Hydro’s debt to equity ratio falling below 80:20. In such cases the payment is reduced until the ratio is restored. In 2014/15, the corporation’s dividend to government was $264 million (45 per cent of net income). BC Hydro has not paid a full dividend since 2005/06. Government has put in place a plan to phase out the payment of dividends by BC Hydro within five years as part of a ten-year plan to stabilize rate increases and that will eventually improve BC Hydro’s capital structure to a 60:40 debt to equity ratio.

More information about BC Hydro’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.bchydro.com.

British Columbia Liquor Distribution Branch

LDB net income of $935 million was $73 million higher than plan, and $58 million over the prior year. The improved result was due to stronger volume sales across product categories, as well as a $37 million gain relating to the sale of the Vancouver Distribution Centre property not included in LDB’s budget plan. Excluding the gain on this sale, LDB’s results were 4.2 per cent ahead of plan.

LDB continues to support government’s plan to modernize the liquor industry in the province. As a part of this effort, LDB has updated systems and business processes, increased the separation between retail and wholesale operations, and implemented a new wholesale pricing model effective April 1, 2015.

More information about LDB’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.bcldb.com.

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British Columbia Lottery Corporation

BCLC net income of $1,245 million (net of payments to the federal government) was $62 million higher than plan reflecting higher net income from casino and community gaming operations, partially offset by lower net income from lottery and eGaming channels.

Casino and community gaming operations reported net income is $69 million higher than plan, mainly due to higher revenue from all table play including poker ($123 million up), partially offset by higher direct expenses ($56 million up) and other changes ($2 million up).

By contrast, lottery and eGaming operations reported net income is $8 million below plan driven mainly due to lower lottery revenue ($32 million down) offset by higher eGaming revenues ($12 million up) and other better-than-budget results ($12 million).

More information about BCLC’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.bclc.com.

Insurance Corporation of British Columbia

On government’s fiscal year basis, ICBC’s net income of $657 million was $405 million higher than plan, and $521 million over the prior year. The improvement over plan is primarily attributed to higher investment earnings in the second half of the year (up $336 million) and higher earned premiums (up $85 million) due to vehicle growth and premiums written at a higher average rate as the result of the 2014 Basic rate increase of 5.2 per cent, effective November 1, 2014.

More information about ICBC’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.icbc.com.

Other commercial Crown entities

The Transportation Investment Corporation’s net loss of $89 million was $10 million higher than the Budget 2014 plan, due to an extended and longer than anticipated period of traffic fluctuation following the introduction of tolling and the expiry of the introductory 50 per cent discount.

Net income from other commercial Crown entities was $43 million below plan mainly due to the reclassification of LDB’s Vancouver warehouse property gain ($37 million had been included in other commercial Crown corporation revenue for Budget 2014).

A detailed review of revenue changes by quarter is available in Appendix Table A2.1. Multi-year trends in provincial government revenue sources can be found in Appendix Tables A2.5 and A2.6.

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Table 2.7 Revenue by Source

	Budget	Actual	Actual
($ millions)	2014 [1]	2014/15	2013/14 [1]
Taxation
Personal income	7,491	8,076	6,862
Corporate income	2,348	2,635	2,427
Sales [2]	5,964	5,762	5,303
Fuel	936	932	917
Carbon	1,228	1,198	1,222
Tobacco	780	752	724
Property	2,156	2,154	2,080
Property transfer	804	1,065	937
Insurance premium	450	482	458
	22,157	23,056	20,930
Natural resource
Natural gas royalties	441	493	445
Other energy and minerals	1,313	1,231	1,298
Forests	785	754	719
Other natural resource [3]	471	459	493
	3,010	2,937	2,955
Other revenue
Medical Services Plan premiums	2,271	2,254	2,158
Other fees [4]	3,065	3,171	3,052
Investment earnings	1,091	1,203	1,113
Miscellaneous	2,758	2,679	2,884
Release of surplus assets	200	125	433
	9,385	9,432	9,640
Contributions from the federal government
Health transfer	4,200	4,186	4,280
Social transfer	1,640	1,641	1,589
Other federal contributions	1,523	1,499	1,633
	7,363	7,326	7,502
Commercial Crown corporation net income
BC Hydro	582	581	549
Liquor Distribution Branch	862	935	877
BC Lottery Corporation (net of payments to the federal government)	1,183	1,245	1,165
ICBC	252	657	136
Transportation Investment Corporation (Port Mann)	(79)	(89)	(88)
Other [5]	85	42	62
	2,885	3,371	2,701
Total revenue	44,800	46,122	43,728

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2015.

2 Includes provincial sales tax and harmonized sales tax/social services tax/hotel room tax related to prior years.

3 Water rental and other resources.

4 Post-secondary, healthcare-related, motor vehicle, and other fees.

5 Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post-secondary institutions self-supported subsidiaries.

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Table 2.8 Expense by Ministry, Program and Agency

	2014/15
	Budget		Actual
($ millions)	2014 [1]	Actual [2]	2013/14 [1]
Office of the Premier	9	8	9
Aboriginal Relations and Reconciliation	82	84	83
Advanced Education	1,973	1,971	1,950
Agriculture	80	78	76
Children and Family Development	1,356	1,355	1,343
Community, Sport and Cultural Development	221	222	181
Education	5,387	5,395	5,370
Energy and Mines	21	30	28
Environment	134	133	130
Finance	202	247	239
Forests, Lands and Natural Resource Operations	593	835	619
Health	16,936	16,917	16,387
International Trade	34	34	37
Jobs, Tourism and Skills Training	199	199	196
Justice	1,155	1,156	1,155
Natural Gas Development	401	401	371
Social Development and Social Innovation	2,530	2,529	2,488
Technology, Innovation and Citizens’ Services	490	488	525
Transportation and Infrastructure	812	812	806
Total ministries and Office of the Premier	32,615	32,894	31,993
Management of public funds and debt	1,286	1,198	1,237
Contingencies	300	264	202
Funding for capital expenditures	1,048	860	740
Refundable tax credit transfers	778	864	730
Legislative and other appropriations	130	125	150
	36,157	36,205	35,052
Elimination of transactions between appropriations [3]	(17)	(17)	(2)
Prior year liability adjustments	—	(130)	(159)
Consolidated revenue fund expense	36,140	36,058	34,891
Expenses recovered from external entities	2,599	2,668	2,883
Funding provided to service delivery agencies	(22,016)	(21,734)	(21,504)
Ministry and special office direct program spending	16,723	16,992	16,270
Service delivery agency expense:
School districts	5,667	5,339	5,661
Universities	4,152	4,119	4,079
Colleges and institutes	1,125	1,151	1,137
Health authorities and hospital societies	13,108	13,154	12,802
Other service delivery agencies	3,743	3,684	3,452
Total service delivery agency expense	27,795	27,447	27,131
Subtotal expense	44,518	44,439	43,401
Expenditure management	(76)	—	—
Core Review	(26)	—	—
Total expense	44,416	44,439	43,401

1 Amounts have been restated to reflect government accounting policies and organization in effect at March 31, 2015.

2 Actual results for ministries and special offices reflect the accountabilities in the Balanced Budget and Ministerial Accountability Act . Under BBMAA, spending funded by the Contingencies Vote is not attributed to the various ministries, but is shown as a seperate accountability of the Minister of Finance.

3 Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

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Expense

In 2014/15, government expenses totaled $44.4 billion; $23 million higher than Budget 2014 and $1.0 billion (2.3 per cent) higher than the previous year.

Chart 2.3 Expense changes from Budget 2014

Consolidated Revenue Fund

Government’s continued fiscal discipline resulted in meeting core review and expenditure management objectives during 2014/15. Excluding statutory spending (discussed below) overall ministry spending was $47 million under budget. These savings include achieving the core review mandate of $26 million for the year, as well as savings elsewhere in ministry spending. In addition, fiscal plan improvements identified in the first Quarterly Report allowed government to remove the $76 million in expenditure management initiative for the year.

In addition to the ministry specific savings above, other expense reductions in the Consolidated Revenue Fund included $88 million in interest cost savings due to lower borrowing rates and revisions to timing of borrowing (Management of Public Funds and Debt Vote, net of eliminations), $36 million in unused allocations for Contingencies, and $5 million lower legislative and other appropriation spending. These savings were partially offset by higher tax credit transfers (mainly for film production and mining exploration) totaling $86 million.

Government used the Contingencies Vote as a prudent budgeting tool to fund priority initiatives and manage both current and future budget pressures. A total of $264 million of the $300 million allocation was spent on a variety of pressures, including:

•             $64 million for various agreements with First Nations, including treaty and non-treaty related costs and LNG benefits amounts (Ministry of Aboriginal Relations and Reconciliation);

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•             $49 million in programs paid to communities including infrastructure projects, grants to community organizations, and the traffic fine revenue sharing and small community grant program (Ministry of Community, Sport, and Cultural Development);

•             $65 million in payments to agencies outside the government reporting entity (Ministry of Education);

•             $18 million for court related costs, provincial policing costs under the RCMP contract, and the Immediate Roadside Prohibition Program (Ministry of Justice);

•             $18 million to manage income assistance case load pressures (Ministry of Social Development and Social Innovation);

•             $15 million for Geoscience BC, costs related to the Mount Polley incident and other mining related costs (Ministry of Energy and Mines);

•             $13 million in overseas and related initiatives (Ministry of International Trade);

•             $6 million for the purchase of the Grace Islet property (Ministry of Forests, Lands and Natural Resource Operations); and

•             $9 million in other areas.

As well, $7 million was paid directly from the Contingencies Vote to First Nations for accommodation costs related to government’s release of assets for its economic generation initiative.

During the year, government invoked standing statutory authority to cover $326 million in unforeseen costs. These included:

•             $235 million in direct fire response costs (Ministry of Forests, Lands and Natural Resource Operations);

•             $47 million for the amortization of the unfunded actuarial liability in the Teachers’ Pension Plan (Ministry of Finance);

•             $13 million for emergency flood response costs under the Emergency Program Act (Ministry of Justice);

•             $9 million in relation to the Clean Energy Fund (Ministry of Energy and Mines); and

•             $22 million in other areas.

Liabilities accrued in prior years were adjusted downward by $130 million to reflect actuarial valuations and other updated information. These included reductions of:

•             $59 million in the Ministry of Finance, primarily related to improved investment returns in relation to the long term disability benefits and self-insurance program reported as lower expenses;

•             $50 million in the Ministry of Health, primarily related to accrued expenses for MSP payables and regional operations;

•             $8 million in the Ministry of Aboriginal Relations and Reconciliation related to lower revenue sharing following lower mineral tax revenues;

•             $4 million in the Ministry of Forests, Lands and Natural Resource Operations, primarily related to accrued costs for competitiveness and innovation initiatives; and

•             $9 million of other adjustments.

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Recovered Expenses

Program spending funded or co-funded by parties outside of government was $69 million higher than budget. The change reflects:

•             $45 million increase in recoverable healthcare costs related to PharmaCare costs under Product Listing Agreements with drug companies and regional services provided to non-resident clients;

•             $22 million in higher interest cost recoveries from commercial crowns due to impacts of foreign exchange rate changes;

•             $14 million for immigration spending funded by the federal government;

•             $11 million for higher than anticipated highway expansion and rehabilitation costs recovered from municipalities for work on their assets; and

•             $13 million in other cost recovered program spending

partially offset by

•             $25 million in lower recoveries in relation to employee health benefits managed for external parties; and

•             $11 million reduction in free crown grants.

The above spending changes are offset by an equal net increase in revenue and as a result have no net impact on the fiscal plan.

Operating Transfers

Operating grants paid to government agencies were $95 million lower than budget. Contributing factors include a net reduction of $234 million in grants to school districts being impacted by strike action and a subsequent labour settlement, $31 million in lower payments to other service delivery agencies, and $5 million lower grants to post-secondary institutions, offset by $175 million in higher payments to health authorities and hospital societies to meet increased demands in the sector.

Service Delivery Agency Spending

Service delivery agency spending was $348 million lower than budget, representing a 1.3 per cent reduction in total budgeted expenses by agencies.

Lower spending by government agencies is largely attributed to lower spending by school districts. This occurred because of strike savings associated with the teacher labour disruption, partially offset by additional funding provided from the negotiated settlement reached in September 2014. Actual spending for the education sector was $328 million less than budget.

Post-secondary institution spending was $7 million lower than budget, reflecting a $33 million reduction in university spending, mainly due to reduced third party research grants, partially offset by a $26 million increase in college expenses, mainly in the area of operating costs and grants to third parties.

Health authority and hospital society spending was $46 million higher than projected; however the increase is net of a $90 million positive adjustment to the employee benefit

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liability. Excluding the liability adjustment, spending was $136 million higher than planned, which was funded by the increase in grants provided to the health authorities identified in the Operating Transfers section above. The spending increase is mainly due to higher staffing and operating costs incurred to meet the growing demand for healthcare services delivered by these organizations.

An overall reduction of $59 million in other service delivery agency spending reflected lower transportation infrastructure spending ($44 million), lower housing subsidy costs ($10 million), and other net spending decreases ($5 million).

A detailed review of the above changes by quarter is available in Appendix Table A2.1. Further information on 2014/15 spending by function is provided in Appendix Table A2.7.

Provincial Capital Spending

Capital spending in 2014/15 totaled $5.9 billion — $3.4 billion on taxpayer-supported infrastructure and $2.5 billion on the self-supported infrastructure of commercial Crown corporations.

Spending on government direct capital (i.e. government ministry infrastructure, including IT systems, court houses and correctional institutions) as well as health and education facilities comprised an aggregate 40 per cent of total capital spending in 2014/15. While this spending is predominantly taxpayer financed, a portion is funded from third party contributions.

Chart 2.4 Capital spending, 2014/15

Spending on highways and public transportation is primarily taxpayer-supported, and reflects government’s transportation and transit investment plan. Roughly 8 per cent of total government spending in this category in 2014/15 was for the Port Mann Bridge replacement and associated Highway 1 improvements, which is a self-supported commercial project to be funded from tolls. This project is essentially complete.

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Table 2.9 Capital Spending

	Budget	Actual	Actual
($ millions)	2014	2014/15	2013/14
Taxpayer-supported
Education facilities	1,394	1,138	973
Health facilities	847	900	690
Highways and public transit	1,180	905	1,097
Government direct (ministries)	382	326	298
Other	177	138	93
Capital spending contingencies	50	—	—
	4,030	3,407	3,151
Self-supported commercial
Power generation and transmission	2,288	2,197	2,088
Highways and public transit	83	76	202
Other	219	215	229
	2,590	2,488	2,519
Total capital spending	6,620	5,895	5,670

Spending on power generation and transmission projects is the largest single category of capital spending and is entirely self-supported. The spending primarily reflects BC Hydro’s refurbishment and expansion of its generating and transmission assets, as well as the Waneta Dam power expansion project undertaken by the Columbia Power Corporation (CPC).

Other capital spending includes taxpayer-supported spending on social housing, as well as spending by other commercial Crown corporations on IT systems and equipment.

Taxpayer-supported Capital Spending

In 2014/15, government spending on taxpayer-supported infrastructure was $623 million below budget.

Education facilities spending was $256 million less than budget reflecting:

•             a $91 million decrease by school districts due to changes to project schedules, requiring the reprofiling of capital spending for several projects including Moody Middle School, Ecole Des Pionniers, Lord Nelson Elementary School, and the Lord Strathcona Elementary School seismic upgrade; and

•             a $165 million decrease by post-secondary institutions, which is mainly attributed to project schedule and spending adjustments to contributor-funded projects, including the University of British Columbia’s Ponderosa and Orchard Commons Student Residences, Undergrad Teaching Labs and the Global Student Centre projects.

Health facilities spending was $53 million higher than budget, reflecting scheduling changes for various projects, including the Clinical and Systems Transformation, Children’s and Women’s Hospital, and North Island Hospitals projects.

Highways and public transit spending was $275 million less than budget, mainly due to changes to project planning and construction schedules, as well as changes in the timing of federal contributions towards project costs.

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Chart 2.5    Capital spending changes from Budget 2014

Government direct spending was $106 million less than budget due to schedule and spending changes for various projects and unused project reserves. Other taxpayer-supported spending was $39 million lower than planned, partially due to social housing project scheduling changes.

The above scheduling changes do not represent a reduction in capital spending; rather, the spending has been deferred to future years.

Self-supported Capital Spending

Commercial Crown corporation spending on capital projects in 2014/15 was $102 million less than budget.

Power generation and transmission spending was $91 million less than planned mainly due to differences in the timing of expenditures on BC Hydro’s generation replacements and expansion initiative, various technology projects, and building development programs.

Highways spending by TI Corp on the Port Mann Bridge project was $7 million less than planned, mainly reflecting the contractor’s rescheduling of capital spending into 2015/16.

Other self-supported spending was $4 million less than budget, mainly reflecting lower spending by the BC Lottery Corporation on its gaming management system project and equipment replacement (down $21 million) and scheduling changes by other commercial Crown corporations (down $11 million). This lower spending was partially offset by higher than expected ($28 million) residential and commercial building investments on the UBC and Great Northern Way campuses.

Further details on capital spending are provided in Appendix Table A2.10.

Major Capital Projects

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table 2.10. During 2014/15, $2.4 billion was invested in these larger projects that will provide long-term social and economic benefits for the province.

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Table 2.10 Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2015	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Taxpayer-supported
School districts
Centennial Secondary	2015	18	43	61	61	—	—	—
Oak Bay Secondary	2015	40	12	52	50	—	—	2
Kitsilano Secondary	2015	21	43	64	60	—	—	4
Belmont Secondary	2015	36	20	56	30	—	—	26
Clayton North Secondary	2017	1	54	55	45	—	—	10
Seismic mitigation program	2023	35	1,265	1,300	1,300	—	—	—
Total school districts		151	1,437	1,588	1,546	—	—	42
Post-secondary institutions
Emily Carr University of Art and Design –
Campus redevelopment at Great Northern Way
– Direct procurement	2017	11	52	63	42		—	21
– P3 contract	2017	7	53	60	—	60	—	—
Total post secondary institutions		18	105	123	42	60	—	21
Health facilities
Northern Cancer Control Strategy [2]
– Direct procurement	2014	29	1	30	27	—	—	3
– P3 contract	2012	71	—	71	54	17	—	—
Lions Gate Hospital (Mental Health) [2]
Redevelopment	2014	47	15	62	38	—	—	24
Lakes District Hospital	2015	48	7	55	46	—	—	9
Queen Charlotte/Haida Gwaii Hospital	2016	21	29	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2016	136	58	194	174	—	—	20
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital	2016	19	61	80	47	—	—	33
North Island Hospitals
– Direct procurement	2017	20	106	126	73	—	—	53
– P3 contract	2017	120	360	480	60	232	—	188
Interior Heart and Surgical Centre
– Direct procurement	2017	119	129	248	213	—	—	35
– P3 contract	2015	122	11	133	4	79	—	50
Vancouver General Hospital – Joseph and Rosalie Segal Family Health Centre	2017	17	65	82	57	—	—	25
Children’s and Women’s Hospital
– Direct procurement	2019	78	231	309	177	—	—	132
– P3 contract	2017	83	286	369	168	187	—	14
Penticton Regional Hospital – Patient Care
Tower	2019	2	323	325	168	—	—	157
Clinical and systems transformation	2023	130	350	480	480	—	—	—
Total health facilities		1,380	2,032	3,412	1,956	694	—	762
Transportation
South Fraser Perimeter Road
– Direct procurement	2014	1,076	—	1,076	728	—	348	—
– P3 contract	2014	188	—	188	—	188	—	—
Sierra Yoyo Desan Road upgrade	2015	150	—	150	150	—	—	—
Evergreen Line Rapid Transit
– Direct procurement	2016	257	278	535	320	—	74	141
– P3 contract	2016	640	256	896	—	266	350	280
Total transportation		2,311	534	2,845	1,198	454	772	421

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

Table 2.10 Capital Expenditure Projects Greater Than $50 million 1 (continued)

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2015	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Other taxpayer-supported
Integrated Case Management system	2014	182	—	182	179	—	3	—
Single Room Occupancy Hotel renewal initiative
– Direct procurement	2016	12	13	25	23	—	2	—
– P3 contract	2016	80	38	118	—	91	27	—
Okanagan Correctional Centre
– Direct procurement	2016	42	49	91	91	—	—	—
– P3 contract	2016	48	81	129	8	121	—	—
Total other		364	181	545	301	212	32	—
Total taxpayer-supported		4,224	4,289	8,513	5,043	1,420	804	1,246
Self-supported
Transportation
Port Mann Bridge / Highway 1	2017	3,275	44	3,319	3,319	—	—	—
Power generation and transmission
BC Hydro
– Vancouver City Central transmission [2]	2014	171	1	172	172	—	—	—
– Mica SF6 gas insulated switchgear replacement [2]	2014	178	21	199	199	—	—	—
– Northwest transmission line [2]	2014	680	36	716	329	—	130	257
– Iskut extension project [2]	2014	164	5	169	105	—	—	64
– Merritt area transmission	2015	44	21	65	65	—	—	—
– Smart metering and infrastructure program	2015	728	202	930	930	—	—	—
– Interior to Lower Mainland transmission line	2015	616	109	725	725	—	—	—
– GM Shrum units 1 to 5 turbine replacement	2015	154	118	272	272	—	—	—
– Surrey area substation project	2015	45	49	94	94	—	—	—
– Hugh Keenleyside spillway gate reliability upgrade	2015	91	32	123	123	—	—	—
– Upper Columbia capacity additions at Mica units 5 and 6 project	2015	518	196	714	714	—	—	—
– Long Beach area reinforcement	2015	26	30	56	56	—	—	—
– Dawson Creek/Chetwynd area transmission	2016	221	75	296	296	—	—	—
– Big Bend substation	2017	19	37	56	56	—	—	—
– Ruskin Dam safety and powerhouse upgrade	2017	310	438	748	748	—	—	—
– John Hart generating station replacement	2019	281	812	1,093	1,093	—	—	—
– Cheakamus Unit 1 and Unit 2 generator replacement	2019	5	69	74	74	—	—	—
– Peace River Site C clean energy project	2024	444	8,331	8,775	8,775	—	—	—
Columbia River power projects
– Waneta Dam power expansion [3]	2018	322	28	350	350	—	—	—
Total power generation and transmission		5,017	10,610	15,627	15,176	—	130	321
Other
British Columbia Lottery Corporation
– Gaming management system	2015	93	1	94	94	—	—	—
Insurance Corporation of British Columbia
– Business transformation program	2016	232	39	271	271	—	—	—
Total other		325	40	365	365	—	—	—
Total self-supported		8,617	10,694	19,311	18,860	—	130	321
Total $50 million projects		12,841	14,983	27,824	23,903	1,420	934	1,567

1

Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

2	Assets have been put into service and only trailing costs remain.

3

Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating facility at the Waneta Dam south of Trail.

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

As projects are completed, or new ones receive approval, the projects are removed or added from the $50 million table. During the fiscal year the following projects were completed:

•             K–12 schools – Revelstoke Elementary and Secondary, Alberni District Secondary, Southern Okanagan Secondary, and Chilliwack Secondary;

•    University of Victoria’s Superconducting electron accelerator at TRIUMF;

•    Surrey Pretrial Service Centre expansion;

•    e-Health initiative; and

•    Seymour Arms series capacitor.

The following projects were added:

•    Clayton North Secondary ($55 million);

•    Penticton Regional Hospital patient care tower ($325 million);

•    Cheakamus Unit 1 and Unit 2 generator replacement ($74 million) and

•    Peace River Site C clean energy project ($8.8 billion).

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

•    operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

•    partnerships with the private sector (public-private partnerships or P3s);

•    cost-sharing with partners; and

•    borrowing (debt financing).

Chart 2.6   Financing taxpayer-supported capital spending

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

Chart 2.6 shows that 42 per cent of 2014/15 taxpayer-supported capital spending was financed from direct borrowing, 25 per cent from operating cash flows, 24 per cent from external capital contributions and 9 per cent from public-private partnerships.

Commercial Crown capital spending of $2.5 billion was financed 57 per cent from direct borrowing ($1.4 billion), and 43 per cent from internal cash flows ($1.1 billion).

Provincial Debt

As at March 31, 2015, total provincial debt totaled $62.9 billion. The primary driver for borrowing is capital spending, with over 85 per cent of debt incurred to finance infrastructure. As well, 33 per cent of the total debt is self-supported through the commercial activities of Crown corporations.

The taxpayer-supported debt to GDP ratio, a measure often used by investors and credit rating agencies to analyze a government’s ability to manage its debt load, stood at 17.5 per cent. This is lower by 0.4 percentage points from 2013/14. British Columbia’s taxpayer-supported debt to GDP is one of the lowest in Canada, translating into a strong credit rating and lower debt service costs. In addition, the debt to revenue track stood at 94.1 per cent, 2.0 percentage points lower than that in 2013/14.

Chart 2.7 Provincial debt components

Government direct operating debt is the cumulative borrowing incurred to finance core government operations when operating spending by ministries and special offices exceeds CRF revenue. This includes both net spending on direct program delivery and on operating grants provided to service delivery agencies, but does not include the issuance of capital grants. There is a standing legislative requirement to retire this debt before government can use supplementary appropriations to authorize additional spending during a year.

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

For the most part, debt for schools, post-secondary institutions and health facilities was incurred by government as a result of the direct funding of this infrastructure through capital grants, whereas highways and public transit debt primarily reflects direct borrowing by government controlled agencies, such as the BC Transportation Financing Authority and the Transportation Investment Corporation (TI Corp). TI Corp, whose debt accounts for just over one-fifth of the highways and public transit debt, is a commercial enterprise that operates and maintains the Port Mann Bridge under a tolling regime.

Power generation and transmission debt is entirely commercial in nature and is predominantly the debt of BC Hydro. A small portion of this debt reflects borrowing for the Columbia River power projects managed by the Columbia Power Corporation.

Other debt includes government borrowing for direct capital (post-2008/09), government’s obligations under the immigrant investor program, and borrowing to finance the reconstruction of the BC Place stadium roof (all taxpayer-supported debt). It also includes the commercial borrowing of the BC Lottery Corporation (BCLC) for gaming equipment and gaming management software as well as the debt of post-secondary institution commercial subsidiaries.

Table 2.11 Provincial Debt Summary 1

		Opening	Updated
	Budget	Balance	Budget		Actual	Actual
($ millions)	2014	Adjustment [2]	2014		2014/15	2013/14
Taxpayer-supported debt
Provincial government direct operating	9,828	(703)	9,125		9,280	10,223
Other taxpayer-supported debt (mainly capital)
Education facilities	12,265	(48)	12,217		12,118	11,631
Health facilities	6,516	(7)	6,509		6,522	6,038
Highways and public transit	11,048	(2)	11,046		10,725	10,229
Other	3,418	(47)	3,371		3,235	2,947
	33,247	(104)	33,143		32,600	30,845
	43,075	(807)	42,268		41,880	41,068
Self-supported debt
Power generation and transmission	17,320	(79)	17,241		17,308	16,029
Highways and public transit	3,420	(57)	3,363		3,335	3,209
Other	723	(7)	716		397	387
	21,463	(143)	21,320		21,040	19,625
Forecast allowance	200	—	200		—	—
Total provincial debt	64,738	(950)	63,788		62,920	60,693
Debt to GDP
Taxpayer-supported	18.4		17.7	[3]	17.5	17.9
Total	27.7		26.7	[3]	26.4	26.4

1     Debt is after deduction of sinking funds and unamortized discounts; it includes the current portion, but excludes accrued interest, which is reported on government’s statement of financial position as an accounts payable.

2     The opening balance adjustment reflects actual balances at March 31, 2014 (the Budget 2014 projection was based on a forecast for 2013/14).

3  Revised to reflect Statistics Canada’s Provincial Economic Accounts Update released on November 5, 2014.

Total debt increased by $2.2 billion in 2014/15 — an $868 million improvement over the $3.1 billion increase for the year projected in Budget 2014 (adjusted to reflect actual rather than forecast debt balances at March 31, 2014), due in part to government’s ongoing strategic debt management efforts. The improvement reflected a $388 million reduction in taxpayer-supported borrowing, a $280 million reduction in self-supported borrowing, and the expiry of the $200 million forecast allowance included in the budget projection for total debt.

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

Chart 2.8 Debt changes from updated Budget 2014

Lower borrowing requirements for taxpayer-supported debt primarily reflected $623 million lower than expected capital spending and partially offset by the higher internal cash flow requirements of $155 million and the impact of lower capital contributions from third parties ($80 million).

For self-supported debt, the $280 million reduction in borrowing from the updated Budget 2014 projection reflects the impacts of lower capital spending and reduced requirements for operating cash inflows on the part of commercial Crown corporations.

Surplus Versus Change in Debt

2014/15 was the first year to show an annual decline in direct operating debt in conjunction with an operating surplus, while the majority of government’s borrowing in 2014/15 financed its capital program.

The $1.7 billion surplus together with negative operating cash flows of $740 million, results in an overall $943 million decrease in direct operating debt. The negative cash flows were a result of:

•             $323 million in other net positive cash flows, mainly resulting from non-cash amounts in the surplus (e.g. capital asset amortization net of deferred revenue recognition and commercial Crown corporation retained earnings); and

•             a $207 million decrease in accounts receivable (i.e. a delay in the collection of revenue), primarily in the area of taxation revenues;

offset by:

•             an increase in cash position of $1,122 million, primarily due to borrowing to meet requirements in early 2015/16.

•             a $148 million decrease in current liabilities mainly reflecting amounts paid to the federal government relating to the reimbursement of the HST transition funding.

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

Chart 2.9 Reconciliation of surplus to change in debt

The $1.8 billion increase in taxpayer-supported capital debt reflects the net financing requirements of the $3.4 billion infrastructure program. The $1.7 billion in capital spending not financed by debt was funded by $307 million in capital contributions from the federal government, $508 million in capital contributions from other external organizations, and by the use of $837 million of operating cash flows by service delivery agencies for capital purposes.

The $1.4 billion increase in self-supported debt primarily reflects the capital spending of BC Hydro, TI Corp and BCLC, which is financed through the fiscal agency loan program. A portion of this infrastructure spending and the capital spending of the other commercial Crown corporations was funded by $1.1 billion in net operating cash flows.

Debt Indicators

Table 2.12 provides a historical summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.11 to A2.13.

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

Table 2.12 Key Debt Indicators1

	Budget	Actual	Actual
	2014	2014/15	2013/14

Debt to revenue (per cent)
Total provincial	111.9	106.4	107.6
Taxpayer-supported	98.1	94.1	96.1
Debt per capita ($) [2]
Total provincial	13,987	13,586	13,244
Taxpayer-supported	9,306	9,043	8,962
Debt to GDP (per cent) [3]
Total provincial	27.7	26.4	26.4
Taxpayer-supported	18.4	17.5	17.9
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.6	4.2	4.5
Taxpayer-supported	4.0	3.6	3.9
Interest costs ($ millions)
Total provincial	2,662	2,465	2,547
Taxpayer-supported	1,773	1,591	1,686
Interest rate (per cent) [5]
Taxpayer-supported	4.2	3.8	4.3
Background Information:
Revenue ($ millions)
Total provincial [6]	57,842	59,136	56,402
Taxpayer-supported [7]	43,903	44,483	42,725
Total debt ($ millions)
Total provincial	64,738	62,920	60,693
Taxpayer-supported [8]	43,075	41,880	41,068
Provincial GDP ($ millions) [9]	234,033	238,726	229,685
Population (thousands at July 1) [10]	4,629	4,631	4,583

1        Figures for prior year have been restated to conform with the presentation used for 2014/15 and to include the effects of changes in underlying data and statistics.

2   The ratio of debt to population (e.g. debt at March 31, 2015 divided by population at July 1, 2014).

3        The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2015 divided by 2014 GDP).

4        The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5   Weighted average of all outstanding debt issues.

6        Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

7        Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

8        Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

9        Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2014 is used for the fiscal year ended March 31, 2015). As nominal GDP for the calendar year ending in 2014 is not available, the 2014 GDP projected in February 2015 has been used for the fiscal year ended March 31, 2015 for demonstration purposes.

10   Population at July 1st within the fiscal year (e.g. population at July 1, 2014 is used for the fiscal year ended March 31, 2015).

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

Credit Rating

A credit rating reflects a borrower’s ability to pay interest and to repay principal. It impacts the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.13 provides an interprovincial comparison of credit ratings.

Table 2.13 Interprovincial Comparison of Credit Ratings, July 2015

Rating Agency[1]
	Moody’s Investors		Dominion Bond
Province	Service	Standard & Poor’s	Rating Service
British Columbia	Aaa	AAA	AA (High)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aaa	AAA	AA
Manitoba	Aa2	AA	A (High)
Ontario	Aa2	A+	AA (Low)
Quebec	Aa2	A+	A (High)
New Brunswick	Aa2	A+	A (High)
Nova Scotia	Aa2	A+	A (High)
Prince Edward Island	Aa2	A	A (Low)
Newfoundland	Aa2	A+	A

1     The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

BC’s fiscal outlook and its record for meeting annual budget targets has resulted in ratings of AAA (the highest possible ratings) from Standard & Poors and AA (high) from Dominion Bond Rating Service. In addition, Moody’s confirmed BC’s rating of AAA (highest possible rating) and raised its outlook from negative to stable, providing further validation of government’s continued fiscal discipline.

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in the plan is only 70 per cent.

The four plans are well funded with funded positions ranging from 96 per cent to 101 per cent. The joint trust agreements require any unfunded liability to be addressed through contribution adjustments shared equally between the employee and employer, or other means. These rate increases are set for future years such that the plan is fully funded for actuarial purposes on the going concern basis.

Government’s balance sheet only includes its share of any unfunded pension liabilities by the four pension plans under the joint trusteeship arrangements determined for accounting purposes (e.g. $260 million under the Teachers’ Pension Plan (TPP) in 2014/15), as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement.

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

Table 2.14 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal [1]	Teachers’ [2]	College	Other [3]	2014/15	2013/14
Accrued benefit obligation	(16,635)	(21,697)	(18,049)	(3,082)	(674)	(60,137)	(57,779)
Pension fund assets	17,510	20,738	16,499	3,042	735	58,524	55,275
Subtotal	875	(959)	(1,550)	(40)	61	(1,613)	(2,504)
Unamortized actuarial (gain) loss	349	1,662	1,031	138	(84)	3,096	4,421
Accrued net asset (obligation)	1,224	703	(519)	98	(23)	1,483	1,917

1        The balance shown for the Municipal Pension Plan (MPP) is based on an extrapolation of the December 31, 2012 actuarial valuation. The MPP recently underwent an actuarial valuation that was not completed in time for the Public Accounts. The assessment shows the plan to be in deficit, but the amount of the deficit has yet to be finalized. Government will be making the necessary adjustments to unfunded pension liability in its financial statements once the final amount is known.

2        The government is responsible for 50 per cent of the unfunded pension liability incurred under the Teachers’ Pension Plan and has accrued this liability in its 2013/14 accounts. The liability will be settled in future periods through increased employer contributions.

3        Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan.

The pension valuations do not include future indexing of pensions, as this is a non-guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2015 are shown in Table 2.14.

Actuarial valuations are performed on the pension plans normally every three years with the resulting reports released nine months after the valuation date. The pension plans and the dates of their last actuarial valuation are:

•    Public Service Pension Plan, March 31, 2014;

•    Municipal Pension Plan, December 31, 2012;

•    Teachers’ Pension Plan, December 31, 2011; and

•    College Pension Plan, August 31, 2012.

Key actuarial assumptions used for valuation purposes are generally conservative. Currently the valuations of each of the pension plans assume a long-term annual rate of return on fund assets of 6.50 per cent and a long-term salary escalation rate of 3.75 per cent.

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

2015 Financial and Economic Review — July 2015

Part 2 — Financial Review

Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multi-year contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the initial obligations represent the accrued liabilities as the assets are constructed despite no cash outlay on the part of government.

As at March 31, 2015, taxpayer-supported entities have incurred $42.9 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $60.0 billion in contractual obligations, for a total of $103.0 billion in contract payments that will be made over the next up to 50 years, depending on the terms of the contract.

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt; nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

Table 2.15 Taxpayer-supported Contractual Obligations

($ millions)	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21+
Coastal ferry services agreement	194	194	194	194	195	8,342
Capital construction and maintenance P3s	592	692	320	338	341	6,528
Provincial policing contracts	343	343	343	333	335	4,012
Housing subsidy agreements	350	293	216	209	202	4,133
Program delivery agreements	2,002	543	519	210	166	1,264
Operating and maintenance agreements	496	412	350	299	111	663
Service delivery agreements	786	741	662	586	328	615
Capital and economic development agreements	495	274	149	146	105	478
	5,258	3,492	2,753	2,315	1,783	26,035

Taxpayer-supported contractual obligations can be grouped into eight categories (see Table 2.15) as follows:

•             Coastal ferry services agreement — annual operating subsidy provided by the Ministry of Transportation and Infrastructure to BC Ferry Services Inc. in support of its smaller routes.

•             Capital construction and maintenance P3s — the initial two years reflect accrued liabilities for projects under construction, the annual amounts smooth out in later years to reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

•             Provincial policing contracts — annual operating cost of the policing contract with the RCMP (aside from major cities such as Vancouver, which have their own police forces, policing in British Columbia is provided by the RCMP under contract).

•             Housing subsidy agreements — annual operating cost of the subsidy agreements between BC Housing Management Commission and cooperative subsidized housing associations.

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•             Program delivery agreements — annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

•             Operating and maintenance agreements — annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. Over three-fourths of this category relates to the road and bridge maintenance agreements with the Ministry of Transportation and Infrastructure.

•             Service delivery agreements — annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

•             Capital and economic development agreements — annual cost of agreements to build infrastructure, such as Columbia Basin Trust’s share of the Waneta expansion project, or to share economic benefits, such as First Nations agreements with the Ministry of Forests, Lands and Natural Resource Operations.

Almost all (94 per cent or $56.2 billion) of the contractual obligations for self-supported Crown corporations and subsidiaries are for BC Hydro power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements, whose costs also are factored into government fiscal plan projections.

2014/15 Public Accounts Audit Qualification

The Auditor General issued one qualification on the application of Canadian GAAP in the 2014/15 Public Accounts relating to the reporting of transfers received from the federal government and/or non-government sources for the purchase and construction of assets.

Rather than deferring the transfers and amortizing the amount to revenue on the same basis as the amortization of the related expenditure, the Auditor General advocates reporting transfers as revenue in the period the transfers are made, unless the transfer establishes a financial liability on the part of the recipient. The Comptroller General feels PSAB guidance still supports deferral in situations where use of the funds is externally restricted to expenditures of this nature.

Under the Auditor General’s approach to transfers, liabilities (i.e. deferred revenue) would have been reduced by $4.2 billion, and the surplus would have been $191 million higher. The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2014/15 Public Accounts.

2015 Financial and Economic Review — July 2015

Part 3

Supplementary Information

• General Description of the Province
• Constitutional Framework
• Provincial Government
• Annual Financial Cycle
• Government’s Financial Statements
• Provincial Taxes

2015 Financial and Economic Review — July 2015

Part 3 — Supplementary Information

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC—Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam (amabilis fir) in the wetter parts, and Douglas fir and grand fir in the drier areas.

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Part 3 — Supplementary Information

BC’s interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

BC is the third largest province in terms of population, which was estimated at 4.6 million people—accounting for 13.0 per cent of Canada’s population on July 1, 2014. BC’s population grew at an annual compound rate of 1.1 per cent between 2004 and 2014, equivalent to the rate of the overall Canadian population for the same period.

Greater Vancouver, a major Canadian shipping, manufacturing and services centre, had the largest urban population in BC with 2,474,123 persons in 2014. Victoria, the province’s capital, is located on Vancouver Island and its regional district had a population of 372,463 persons in 2014.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, BC came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA Act was renamed the Constitution Act, 1867 and its amendments were incorporated into the Constitution Act, 1982. The Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the Canada Act, 1982. With the passage of the Canada Act, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

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Provincial Government

BC’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. BC, the first province in Canada to legislate fixed election dates, requires an election on the second Tuesday in May every four years. An election may also be called if the government loses a vote of confidence in the legislative assembly.

The legislature consists of the Lieutenant Governor and 85 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech. After an election, a new budget must be tabled within 90 days of the post-election appointment of the Executive Council.

Executive

The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

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Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as ‘‘common law,’’ and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

BC’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle1

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the Throne Speech and budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts in accordance with GAAP as set by a recognized standard setting organization and determined by Treasury Board (see page 53); publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the province. This process consists of four main stages.

1  Reflects the financial cycle for normal years.

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Chart 3.1    Financial Planning and Reporting Cycle Overview

Planning and Budget Preparation

Treasury Board, a committee of the Executive Council (i.e. Cabinet) reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes recommendations to Cabinet on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the Legislative Assembly. Government’s strategic plan, service plans and a report on major

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capital projects (those where government contribution exceeds $50 million) must also be tabled in the Legislature. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on the Public Accounts and the Select Standing Committee on Crown corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance and revenue results achieved by the Ministers of State and the Minister of Finance. The Minister of Finance also presents to the Legislative Assembly plans, reports and statements related to the revenue-neutrality objectives of the Carbon Tax Act. In addition, at the same time as, or shortly after, the Public Accounts are tabled, ministries and most Crown corporations release their service plan reports detailing results for the previous fiscal year. A report on the government’s strategic plan is also presented.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•             ministries;

•             service delivery agencies;

•             the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies); and

•             commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of service delivery agencies, the SUCH sector entities and commercial Crown corporations are recorded in their own financial statements, which are subject to audit by the Auditor General or by private sector auditors.

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The relationship between the Legislature and government’s service delivery agencies, including the SUCH sector, and commercial Crown corporations is guided by either legislation or governance agreements between the boards of directors and their responsible ministers. In general, government is moving towards adopting governance agreements as its primary guide for these relationships.

According to generally accepted accounting principles (GAAP) for senior governments as established by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants, the province’s financial reporting consolidates the financial results of all these entities into a single set of financial statements. The provincial government publishes its financial statements annually in the Public Accounts.

Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires all financial documents produced by the province under that legislation to fully comply with GAAP. Compliance with this requirement began with the February 2004 budget and was completed in the 2004/05 Public Accounts.

Under GAAP, the CRF must be converted from a net basis to provide gross revenues and expenses. Next, service delivery agencies are consolidated with the CRF on a line-by-line basis for both the income statement and balance sheet. Commercial Crown corporations2 and commercial subsidiaries owned by service delivery agencies are disclosed on a modified equity basis — i.e. their net income is reported as revenue and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government in preparing its own consolidated revenue fund financial statements, the service delivery agency financial statements are adjusted to conform to government’s accounting policies.

While PSAB GAAP makes specific pronouncements for fully consolidated entities, it prescribes adherence to International Financial Reporting Standards for entities consolidated on a modified equity basis. Modified equity means that there are no adjustments for differences between the accounting policies used by the entity being consolidated and the parent organization.

The BTAA authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternate standard adopted by Treasury Board must come from other areas of Canadian GAAP, or from a widely-accepted accredited accounting standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). As authorized by the BTAA, Treasury Board mandated one variance from IFRS — the use of regulatory accounting by BC Hydro — to ensure financial reporting reflects the policy framework within which the Crown corporation operates.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2014/15 Public Accounts.

2   Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

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Summary of Tax Changes Announced in Budget 2015

Income Tax Act

BC Tax Reduction Credit Enhanced

Effective for the 2015 tax year, the BC tax reduction credit is increased from $412 to $432 and the credit phase-out threshold is increased from $18,327 to $19,000. The credit phase-out rate is also increased from 3.2 per cent to 3.5 per cent of net income.

The enhancement increases the amount of income an individual can earn before they start paying provincial income tax, benefiting about 500,000 taxpayers.

Children’s Fitness Equipment Credit Introduced

Effective for the 2015 tax year, a new non-refundable children’s fitness equipment credit is introduced.

Parents can already claim the BC children’s fitness credit in respect of registration fees paid for a child’s participation in an eligible program of physical activity. With this budget, a parent can now claim an additional credit in respect of fitness equipment purchased for the child. The new credit is calculated as 50 per cent of the existing BC children’s fitness credit amount claimed. Parents are not required to keep receipts for equipment purchases. The credit provides a benefit of up to $12.65 per child.

BC Education Coaching Tax Credit Introduced

Effective for the 2015 tax year, a new non-refundable BC education coaching tax credit is introduced. The tax credit is available to teachers and teaching assistants who carry out at least ten hours of extracurricular coaching activity in the tax year.

The credit amount is $500, providing a tax benefit of up to $25.30 per eligible taxpayer. The credit is available for the 2015, 2016 and 2017 tax years, at which time the credit will be reviewed.

BC Training Tax Credits Extended

As announced on December 30, 2014, the BC training tax credits are extended for an additional three years to the end of 2017.

BC Mining Flow-Through Share Tax Credit Extended

The BC mining flow-through share tax credit is extended to the end of 2015.

BC Interactive Digital Media Tax Credit Extended

The BC interactive digital media tax credit is extended for an additional three years to August 31, 2018.

Digital Animation or Visual Effects Tax Credit Expanded

The digital animation or visual effects (DAVE) tax credit is expanded to include eligible post-production activities. The credit will apply to eligible post-production expenditures and will be available for productions where principal photography begins on or after March 1, 2015.

Medicare Protection Act

Medical Services Plan Premiums Increased and Premium Assistance Enhanced

Effective January 1, 2016, Medical Services Plan premiums are increased to help fund health care for British Columbians.

Maximum monthly premium rates will increase by about four per cent or by $3.00 per month to a total of $75.00 for single persons, $5.50 per month to a total of $136.00 for two person families and $6.00 per month to a total of $150.00 for families of three or more persons.

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Also effective January 1, 2016, premium assistance is enhanced to ensure those receiving assistance will not be affected by the increase. Further details on the premium assistance enhancement will be available later in 2015.

Mineral Tax Act

New Mine Allowance Extended

The new mine allowance is extended for four years to December 31, 2019.

Small Business Venture Capital Act

Equity Tax Credit Budget Increased

The budget for the small business venture capital tax credit is increased by $3 million for direct investments in eligible new corporations, allowing for up to $10 million in additional equity financing for qualifying new corporations in 2015.

This effectively continues the $3 million budget for eligible new corporations, which expired at the end of 2014.

Carbon Tax Act and Motor Fuel Tax Act

Obligations Related to Fuel Imported by Ship Further Streamlined

Building on the amendments made in Budget 2012, the obligations of collectors, retail dealers and purchasers for fuel imported by ship into British Columbia are amended to further streamline the compliance burden on importers.

Motor Fuel Tax Act

Due Date for Natural Gas Returns Extended

The due date for natural gas returns in respect of tax payable on natural gas used in a stationary internal combustion engine during a month is moved from the 15th day of the following month to the last day of the following month.

Authorized Use of Coloured Fuel Expanded

Coloured fuel may only be purchased and used for a specifically authorized purpose. Effective July 1, 2015, use of coloured fuel to operate a locomotive is an authorized coloured fuel purpose.

Obligations Related to Coloured Fuel Enhanced

Effective July 1, 2015, a purchaser of coloured fuel in certain circumstances who fails to provide a declaration, at or before the time of the sale, that the fuel will be used for an authorized coloured fuel purpose, is required to pay the tax that would have been payable on the fuel if it had not been coloured fuel.

A purchaser may be eligible for a refund of the difference between the tax paid and the tax payable on coloured fuel, if they demonstrate the fuel was used for an authorized coloured fuel purpose.

Refunds of security for deputy collectors and retail dealers in respect of coloured fuel are also clarified.

Additional Penalty for the Unauthorized Use of Coloured Fuel Imposed

A person who purchases or uses coloured fuel for an unauthorized purpose may be subject to a penalty equal to the greater of the current penalty of three times the tax that would have been payable on the fuel if it had not been coloured, or a new fixed amount penalty not to exceed $1,000.

Provincial Sales Tax Act

Taxation of Tangible Personal Property Used to Make Other Tangible Personal Property Clarified

Effective February 18, 2015, the use of tangible personal property includes using tangible personal property that is brought, sent or delivered into British Columbia to

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make other tangible personal property that is then transported outside of British Columbia for the purpose of fulfilling a contract for improvements to real property situated outside of British Columbia. This ensures the same tax treatment for tangible personal property used to make other tangible personal property that is used for the purpose of fulfilling a contract for improvements to real property regardless of whether the tangible personal property is purchased in British Columbia or brought, sent or delivered into British Columbia.

A refund of tax will be provided for tax paid on tangible personal property purchased in British Columbia or brought, sent or delivered into British Columbia that is used to make other tangible personal property that is then transported outside of British Columbia for the purpose of fulfilling a contract for improvements to real property situated outside of British Columbia, if sales tax is paid under the laws of another jurisdiction in respect of the other tangible personal property and there is no eligibility for a refund, credit or rebate.

Exemption for Lift Chairs Sold on Prescription Provided

Effective February 18, 2015, lift chairs designed to facilitate standing up or sitting down are exempt from provincial sales tax if the lift chair is sold on the prescription of a practitioner.

Multijurisdictional Vehicle Tax Clarified

Consistent with full reciprocity under the International Registration Plan, the tax payable on multijurisdictional vehicles licensed on or after January 1, 2015, will be calculated using a set travel ratio for each jurisdiction for new fleets and the actual travel ratio for existing fleets.

Registration Obligations Extended

Effective September 1, 2015, a person located outside of British Columbia that in the ordinary course of business:

•                  accepts orders for tangible personal property from a location in British Columbia;

•                  sells or provides tangible personal property to a person in British Columbia; and

•                  holds that tangible personal property in inventory in British Columbia at the time it is sold;

must be registered for the purposes of levying, collecting and remitting provincial sales tax at the time of the sale.

Voluntary registrations will be accepted before September 1, 2015, and a person may be subject to failure-to-register penalties if they are not registered as required on or after September 1, 2015.

Maximum Tax Rate for Municipal and Regional District Tax Program Increased

The Municipal and Regional District Tax Program imposes tax on the purchase of accommodation in designated accommodation areas to raise revenue for municipalities, regional districts and eligible entities primarily for local tourism marketing, programs and projects.

The maximum tax rate on the purchase of accommodation under the Municipal and Regional District Tax Program that may be imposed in a designated accommodation area is increased from two per cent to three per cent of the purchase price of accommodation.

Municipalities, regional districts and eligible entities will be required to request the government increase the tax rate in their designated accommodation area and details of the application requirements will be made available later in 2015.

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Purchasers of accommodation in a designated accommodation area who have received written confirmation of reservation, entered into a written contract for accommodation or paid a deposit, for a specified number of days of accommodation before the effective date of a tax rate increase, may be entitled to a refund of the difference between the tax paid and the tax that would have been payable if the tax rate had not increased.

Tobacco Tax Act

Security Scheme Clarified

Effective February 18, 2015, security is payable on tobacco that a wholesale dealer has brought or sent into British Columbia.

The Tobacco Tax Act is further amended to clarify the application of the security scheme for wholesale and retail dealers.

Home Owner Grant Act

Threshold for Home Owner Grant Phase-out Maintained

The threshold for the phase-out of the home owner grant is maintained at $1,100,000 for the 2015 tax year. For properties valued above the threshold, the grant is reduced by $5 for every $1,000 of assessed value in excess of the threshold.

This year, 93 per cent of homes are below the threshold.

School Act

Provincial Residential School Property Tax Rates Set

The longstanding rate-setting policy is that average residential school property taxes, before application of the home owner grant, increase by the previous year’s provincial inflation rate. This rate-setting policy has been in place since 2003 and will continue in 2015. The rates will be set when revised assessment roll data are available in the spring.

Provincial Non-Residential School Property Tax Rates Set

A single province-wide school tax rate is set for each of the non-residential property classes. Consistent with longstanding policy, the rates for 2015, except the rate for the industrial property classes, will be set so that non-residential school tax revenue will increase by inflation plus new construction. This general approach to setting non-residential school tax rates has been in place since 2005. The rates will be set when revised assessment roll data are available in the spring.

The major industry class tax rate and the light industry class tax rate will be set at the same rate as the business class tax rate, consistent with the policy announced in Budget 2008.

Taxation (Rural Area) Act

Provincial Rural Area Property Tax Rates Set

A single rural area residential property tax rate applies province-wide. The longstanding rate-setting policy that average residential rural property taxes increase by the previous year’s provincial inflation rate will continue for 2015.

Consistent with longstanding policy, non-residential rural area property tax rates will be set so that total non-residential rural area tax revenue will increase by inflation plus new construction. The rates will be set when revised assessment roll data are available in the spring.

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Table 3.1    Provincial Taxes (as of July 2015)

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Income — Income Tax Act	Taxable Income (1) Corporate	The general corporate income tax rate increased from 10% to 11% of taxable income effective April 1, 2013. The small business corporate income tax rate is 2.5%.

The Canada Revenue Agency administers BC’s personal and corporate taxes under the Tax Collection Agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, book publishing tax credit and the film tax credits. In addition, the political contributions tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

(2) Personal

Tax rates of 5.06%, 7.7%, 10.5%, 12.29%, 14.7% and 16.8% corresponding to tax brackets of up to $37,869, $37,869.01 to $75,740, $75,740.01 to $86,958, $86,958.01 to $105,592, $105,59201.01 to $151,050 and over $151,050.

The top rate of 16.8%, which is applied to taxable income over $150,000 (indexed to $151,050 in 2015), is a temporary measure for the 2014 and 2015 tax years only.

BC provides a set of non-refundable credits similar to most federal non-refundable credits.

Personal tax credits include the BC Low Income Climate Action Tax Credit, BC Sales Tax Credit, the BC Early Childhood Tax Benefit, and other credits available to individuals who meet specific eligibility criteria.

Real Property Transfers — Property Transfer Tax Act	Fair market value of property or interest in property transferred; for presold strata units purchased at arm’s length, total consideration for the strata unit.	1% on the first $200,000 of value transferred and 2% on amounts in excess of $200,000.

Exemptions include: transfers of principal residences, recreational residences and family farms to related individuals; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases less than 31 years in duration. A number of technical exemptions are also provided. Eligible first time home-buyers are exempt from tax on transfers of eligible properties.

Retail Sales Tax Provincial Sales Tax Act	Purchase and lease of tangible personal property Purchase of software, accommodation, related services, telecommunication services and legal services Gifts of vehicles, boats and aircraft	General rate 7% Liquor 10% Accommodation 8% Vehicles 7% to 12% Boats and aircraft 7% or 12% Manufactured buildings reduced rate of tax.

Collected through businesses required to be registered under the Act and paid by purchasers and lessees.

Major consumer exemptions include, but are not limited to:

•                   Food for human consumption (all food including prepared food)

•                   Residential energy

•                   Children’s clothing and footwear (child-sized clothing and adult-sized clothing for children under 15 years of age)

•                   Basic cable and residential land-line telephone services

•                   Vitamins, drugs, and household medical aids.

Major business exemptions include, but are not limited to:

•                   Goods acquired solely for re-sale or re-lease

•                   Goods purchased to be incorporated into goods for sale or lease

•                   Certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations.

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Table 3.1    Provincial Taxes (as of July 2015) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Tobacco — Tobacco Tax Act	By cigarette, cigar retail price, and weight on other tobacco products.	23.9 cents per cigarette or tobacco stick and per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.

Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

Carbon Dioxide Equivalent Emissions from combustion of fuels and combustibles — Carbon Tax Act

Purchase, use or, in certain circumstances, transfer or importation of

•                   Aviation Fuel

•                   Gasoline

•                   Heavy Fuel Oil

•                   Jet Fuel

•                   Kerosene

•                   Light Fuel Oil

•                   Methanol (not produced from biomass)

•                   Naphtha

•                   Butane

•                   Coke Oven Gas

•                   Ethane

•                   Pentane Plus

•                   Gas Liquids

•                   Natural Gas

•                   Propane

•                   Refinery Gas

•                   High Heat Value Coal

•                   Low Heat Value Coal

•                   Coke

•                   Petroleum Coke

•                   Also combustion of peat and tires (whole or shredded) when used to produce heat or energy (combustibles).

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible. Tax rates are equivalent to $30 per tonne of carbon dioxide equivalent.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include fuels which are exported for use outside of British Columbia, fuel used for certain non-energy purposes, and fuel used for eligible inter-jurisdictional transportation because the resulting emissions are generally not considered as domestic emissions under the federal National Inventory Report. There are also minor exemptions similar to exemptions in other consumption tax Acts for administrative and technical reasons.

Motor Fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of motor fuels.

Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

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Table 3.1   Provincial Taxes (as of July 2015) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Motor Fuel — Motor Fuel Tax Act (continued)	Clear gasoline

General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 25.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 17 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

Motive fuel

General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 26 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 17 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels.

	Alternative motor fuels (natural gas, hydrogen and methanol (M85+))	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

	Coloured fuel, marine diesel fuel	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Bona fide farmers are exempt from paying the tax when fuel is used for farming purposes. Farm vehicles with A or G license plates are allowed to use tax-exempt coloured fuel for farming purposes on a highway.

	Locomotive fuel	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

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Table 3.1    Provincial Taxes (as of July 2015) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor Fuel — Motor Fuel Tax Act (continued)	Propane	2.7 cents per litre.

Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling or used by qualifying farmers solely for a farm purpose and for small containers of propane.

	Aviation fuel	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	Jet fuel	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.

	Natural gas used in stationary engines, other than listed below	1.1 cents per 810.32 litres.

	Natural gas used in pipeline compressors to transmit marketable gas	1.9 cents per 810.32 litres.

	Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants	Exempt.

	Natural gas used in compressors to re-inject sour gas into depleted wells	Exempt.

	Marine bunker fuel	Exempt.	Exemption applies to bunker fuel, or a combination of bunker and other fuels used as fuel in a ship.

	Marine gas oil	Exempt.	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in BC.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Net income from logging after deducting non-forestry income and a processing allowance.

— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land.

—Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. NR tax paid thereafter on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.

Insurance — Insurance Premium Tax Act	BC premiums.	4.4% for vehicle and property insurance; 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance, and 7% for all contracts with unlicensed insurers.

Exemptions — benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans.

2015 Financial and Economic Review — July 2015

Part 3 — Supplementary Information

Table 3.1 Provincial Taxes (as of July 2015) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually as a percentage of assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For 2015, the rates were set so that total non- residential rural tax revenues increase by inflation plus new construction. For 2015, the rates are 0.052% for farms; 0.052% for managed forest lands; 0.057% for residential; 0.096% for recreational property/non-profit organizations; 0.292% for light industry, business and other property not contained in any other class; 0.386% for utilities; 0.550% for major industry and 0.01% for supportive housing.

Some exemptions apply under various statutes.

Residential school tax — School Act	Assessed value of residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually to increase average gross residential taxes by the rate of inflation. The rates vary by school district. For 2015 rates range from about 0.113% to 0.562%.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. School districts may levy additional tax on residential class property if authorized by local referendum. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district.

Non-residential school tax — School Act	Assessed value of non- residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually. For 2015, except for the major and light industry property classes, the rates are set so that total non-residential school tax revenues increase by inflation plus new construction. The major industry property class rate is set to be the same as the business property class rates.

For 2015 the rates are 0.33% for recreational property/non- profit organizations; 0.22% for managed forest land; 0.69% for farms; 0.58% for light industry, major industry, business and other property not contained in any other class; 1.36% for utilities and 0.01% for supportive housing.

Some exemptions apply under various statutes.

Effective for the 2009 and subsequent taxation years, an Industrial Property Tax Credit was introduced to reduce provincial school property tax on major industrial (class 4) and light industrial (class 5) properties. The rate is 60% for 2011 and subsequent taxation years. The Industrial Property Tax Credit applies to British Columbia manufacturing, mining, forestry and other major and light industries.

In Budget 2013, government announced its intention to phase out the Industrial Property Tax Credit for light industrial properties over two years. In 2013 the benefit of the credit for class 5 was halved through the setting of the class 5 school tax rate. The credit was completely phased out in Budget 2014.

Effective in 2011, a 50% Provincial Farm Land Property Tax Credit reduces the provincial school property tax on farm land (class 9).

Police Tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.

Rates are set annually to raise up to 50% of the cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that moderates the effect of variations in assessed value in the province by adjusting for population. Adjustments are made to the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the rural area property tax. Adjustments are also made to account for traffic fine revenue sharing and for payments in lieu of taxes from the federal and provincial governments.

2015 Financial and Economic Review — July 2015

Part 3 — Supplementary Information

Table 3.2         Interprovincial Comparisons of Tax Rates — 2015
(Rates known and in effect as of July 1, 2015)

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	Newfound- land and Labrador
Corporation income tax (per cent of taxable income)
General rate [1]	11	12	12	12	11.5	11.9	12	16	16	14
Manufacturing rate [2]	11	12	10	12	10	11.9	12	16	16	5
Small business rate	2.5	3	2	0	4.5	8	4	3	4.5	3
Small business threshold ($000s)	500	500	500	425	500	500	500	350	500	500
Corporation capital tax
Non-financial	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Financial	Nil	Nil	.7/3.25	6	Nil	Nil	4	4	5	5
Health care premiums/month [3]
Individual/family	72/144	Nil	Nil	Nil	Nil	up to 83/167	Nil	Nil	Nil	Nil
Payroll tax (per cent) [4]	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2.0
Insurance premium tax (per cent) [5]	2-4.4	3-4	3-4	2-3	2-3.5	2.3-3.3	2-3	3-4	3.5	4
Fuel tax (cents per litre) [6]
Gasoline	21.17	13.0	15.0	14.0	22.8	29.8	23.6	25.6	22.3	24.9
Diesel	22.67	13.0	15.0	14.0	22.3	30.7	29.7	24.9	28.8	24.9
Sales tax (per cent) [7]
General rate	7	Nil	5	8	8	9.975	8	10	9	8
Tobacco tax (dollars per carton of 200 cigarettes) [8]	47.80	45.00	55.00	67.72	34.19	29.80	45.04	61.15	59.00	54.76

1       Effective July 1, 2015, the corporate income tax rate in Alberta increases from 10.0% to 12.0%.

2       In British Columbia (and some other provinces) the general rate applies to income from manufacturing and processing. In Quebec, the rate for manufacturing corporations eligible for the small business rate is 4 per cent; the rate for other manufacturing corporations is 11.9 per cent.

3       British Columbia has a two-person rate of $130.50; rates will increase effective January 1, 2016 to $75.00 per month for single persons, $136.00 for two- person families, and $150.00 for families of three or more persons. British Columbia provides premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families. Quebec levies a health contribution that varies with income. Quebec’s health contribution is capped at $150 annually per adult for modest income earners and increases to a maximum of $1,000 annually per adult for high income earners. Ontario levies a health premium as part of its provincial personal income tax system, of up to $900 per year.

4       Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 4.48 per cent on salaries and wages paid by financial institutions.

5       The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland and Labrador, specific sales taxes also apply to insurance premiums, except those related to individual life and health.

6       Tax rate is for regular fuel used on highways and includes all provincial taxes payable by consumers at the pump. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 6.67 cents per litre for gasoline and 7.67 cents per litre for diesel. The British Columbia rates do not include regional taxes that effectively increase the gasoline and diesel tax rates by 11 cents per litre in the South Coast British Columbia transportation service region and by 3.5 cents per litre in the Capital Regional District. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia, Newfoundland and Labrador, and Prince Edward Island include provincial sales tax based on average pump prices as of January 2014. Quebec’s tax rates do not include increased or reduced regional tax rates, such as an additional tax of 3 cents per litre on gasoline for the Montreal area.

7       The rates shown are statutory rates. Ontario, Quebec, Nova Scotia, New Brunswick, Newfoundland and Labrador and Prince Edward Island have harmonized their sales taxes with the federal GST. Alberta imposes a four per cent tax on short-term rental accommodation.

8       Includes estimated provincial sales tax in all provinces except Alberta, British Columbia and Quebec.

2015 Financial and Economic Review — July 2015

Appendix 1

Economic Review

Supplementary Tables

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.1A   Aggregate and Labour Market Indicators

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population [1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
	(thousands)	($ millions)	($2007 millions)	($ millions)	($ millions)	(number)	(thousands)	(thousands)	(per cent)
1982	2,877	45,986	93,159	34,412	11,063	—	1,427	1,253	12.1
1983	2,908	48,587	93,751	34,600	10,905	—	1,446	1,245	13.9
1984	2,947	50,977	94,582	36,250	10,725	—	1,465	1,245	15.0
1985	2,975	54,753	101,117	38,907	11,575	—	1,493	1,280	14.3
1986	3,004	57,627	101,840	41,140	11,013	—	1,526	1,332	12.7
1987	3,049	63,713	108,212	44,859	12,608	—	1,567	1,378	12.1
1988	3,115	70,853	114,724	49,701	15,211	—	1,599	1,435	10.3
1989	3,197	77,178	118,401	55,863	18,750	—	1,659	1,508	9.1
1990	3,292	81,074	120,153	61,800	19,394	19,550	1,703	1,560	8.4
1991	3,374	83,638	120,424	64,261	19,285	18,528	1,751	1,578	9.9
1992	3,469	89,168	123,754	67,144	20,550	20,406	1,800	1,617	10.1
1993	3,568	95,761	129,522	69,756	21,437	22,955	1,848	1,668	9.7
1994	3,676	102,262	133,172	73,291	24,402	25,774	1,918	1,743	9.1
1995	3,777	107,745	136,607	77,112	23,079	23,846	1,951	1,786	8.5
1996	3,874	111,108	140,114	79,356	22,789	23,237	1,986	1,813	8.7
1997	3,949	116,727	144,305	82,043	24,820	22,958	2,032	1,860	8.5
1998	3,983	117,872	146,112	84,255	23,173	20,759	2,038	1,858	8.8
1999	4,011	123,150	150,649	87,742	23,280	21,009	2,064	1,894	8.3
2000	4,039	133,724	157,515	92,434	24,151	21,388	2,080	1,931	7.2
2001	4,077	135,884	158,509	95,037	26,195	19,474	2,081	1,920	7.7
2002	4,100	140,525	164,116	99,054	26,818	20,987	2,134	1,953	8.5
2003	4,124	148,540	168,011	102,647	29,095	22,531	2,172	1,998	8.0
2004	4,155	161,114	174,591	109,425	34,336	24,703	2,186	2,028	7.2
2005	4,196	173,641	183,235	116,594	39,442	30,937	2,220	2,090	5.9
2006	4,242	186,772	191,101	127,737	45,677	33,273	2,248	2,141	4.8
2007	4,291	197,072	197,072	134,986	49,131	34,036	2,304	2,206	4.3
2008	4,349	203,951	199,270	139,718	52,263	30,085	2,349	2,242	4.6
2009	4,411	195,966	194,214	138,117	45,950	26,431	2,375	2,192	7.7
2010	4,466	205,996	200,628	142,110	49,127	30,305	2,405	2,223	7.6
2011	4,499	217,460	206,225	149,810	50,966	30,853	2,409	2,228	7.5
2012	4,543	222,565	211,124	155,744	55,635	31,066	2,429	2,263	6.8
2013	4,583	229,685	215,218	163,498	55,735	32,225	2,425	2,266	6.6
2014	4,631	n/a	n/a	n/a	n/a	34,951	2,425	2,278	6.1

(annual percentage change)[2]
1983	1.1	5.7	0.6	0.5	(1.4)	—	1.3	(0.7)	1.8
1984	1.4	4.9	0.9	4.8	(1.7)	—	1.3	0.0	1.1
1985	0.9	7.4	6.9	7.3	7.9	—	1.9	2.8	(0.7)
1986	1.0	5.2	0.7	5.7	(4.9)	—	2.2	4.1	(1.6)
1987	1.5	10.6	6.3	9.0	14.5	—	2.7	3.4	(0.6)
1988	2.2	11.2	6.0	10.8	20.6	—	2.0	4.1	(1.8)
1989	2.6	8.9	3.2	12.4	23.3	—	3.8	5.1	(1.2)
1990	3.0	5.0	1.5	10.6	3.4	—	2.6	3.4	(0.7)
1991	2.5	3.2	0.2	4.0	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.6	2.8	4.5	6.6	10.1	2.8	2.5	0.2
1993	2.9	7.4	4.7	3.9	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.8	2.8	5.1	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.2	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.1	2.6	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.1	3.0	3.4	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	1.0	1.3	2.7	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.5	3.1	4.1	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	5.3	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.6	0.6	2.8	8.5	(8.9)	0.0	(0.6)	0.5
2002	0.6	3.4	3.5	4.2	2.4	7.8	2.6	1.7	0.8
2003	0.6	5.7	2.4	3.6	8.5	7.4	1.8	2.3	(0.5)
2004	0.8	8.5	3.9	6.6	18.0	9.6	0.6	1.5	(0.8)
2005	1.0	7.8	5.0	6.6	14.9	25.2	1.5	3.0	(1.3)
2006	1.1	7.6	4.3	9.6	15.8	7.6	1.3	2.4	(1.1)
2007	1.2	5.5	3.1	5.7	7.6	2.3	2.5	3.0	(0.5)
2008	1.4	3.5	1.1	3.5	6.4	(11.6)	2.0	1.6	0.3
2009	1.4	(3.9)	(2.5)	(1.1)	(12.1)	(12.1)	1.1	(2.2)	3.1
2010	1.3	5.1	3.3	2.9	6.9	14.7	1.3	1.4	(0.1)
2011	0.7	5.6	2.8	5.4	3.7	1.8	0.2	0.2	(0.1)
2012	1.0	2.3	2.4	4.0	9.2	0.7	0.8	1.6	(0.7)
2013	0.9	3.2	1.9	5.0	0.2	3.7	(0.1)	0.1	(0.2)
2014	1.1	—	—	—	—	8.5	0.0	0.6	(0.5)

1      As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011 and non-permanent residents.

2      Annual unemployment rate expressed as percentage point difference.

Sources: Statistics Canada (CANSIM tables 051-0005, 384-0038, 384-0040, 282-0002 - accessed May 2015) and BC Stats, based on federal, provincial and industry data.

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.1B   Prices, Earnings and Financial Indicators

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	BC	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(current $)	(current $)	(per cent)	(US cents)	(per cent)[2]
1982	57.3	56.6	—	26,380	11,963	10,675	15.8	81.1	18.0
1983	60.4	59.7	—	26,834	11,900	10,687	11.2	81.1	13.2
1984	62.8	62.1	—	27,748	12,300	11,254	12.1	77.2	13.6
1985	64.8	64.0	—	29,303	13,077	11,922	10.6	73.2	12.1
1986	66.7	66.2	—	30,408	13,697	12,350	10.5	72.0	11.2
1987	68.7	68.2	—	33,177	14,714	13,156	9.5	75.4	11.2
1988	71.2	70.6	—	36,537	15,957	14,092	10.8	81.3	11.6
1989	74.4	73.8	—	40,711	17,475	15,343	13.3	84.5	12.1
1990	78.4	77.8	—	44,655	18,772	16,153	14.1	85.7	13.4
1991	82.6	81.9	—	46,771	19,047	16,572	9.9	87.3	11.1
1992	84.8	84.3	—	49,429	19,357	16,759	7.5	82.7	9.5
1993	87.8	87.3	—	51,780	19,552	17,161	5.9	77.5	8.8
1994	89.5	89.1	—	54,489	19,937	17,343	6.9	73.2	9.5
1995	91.6	91.3	—	57,211	20,414	17,575	8.6	72.9	9.2
1996	92.4	92.1	—	58,683	20,483	17,486	6.1	73.3	7.9
1997	93.1	92.6	612.55	60,603	20,778	17,665	5.0	72.2	7.1
1998	93.4	93.0	620.99	62,068	21,153	17,904	6.6	67.4	6.9
1999	94.4	93.9	628.12	63,939	21,873	18,728	6.4	67.3	7.6
2000	96.1	96.0	639.18	68,507	22,884	19,379	7.3	67.3	8.4
2001	97.7	97.8	648.27	70,204	23,311	20,019	5.8	64.6	7.4
2002	100.0	100.0	668.48	73,345	24,159	21,133	4.2	63.7	7.0
2003	102.2	102.0	683.79	75,985	24,891	21,705	4.7	71.4	6.4
2004	104.2	104.0	687.32	81,052	26,336	22,783	4.0	76.8	6.2
2005	106.3	106.0	704.05	86,160	27,789	23,727	4.4	82.5	6.0
2006	108.1	108.0	725.69	94,491	30,115	25,737	5.8	88.2	6.7
2007	110.0	110.2	748.41	99,458	31,458	26,827	6.1	93.1	7.1
2008	112.3	112.8	779.76	103,598	32,123	28,099	4.7	93.7	7.1
2009	112.3	112.9	801.18	101,327	31,314	27,963	2.4	87.6	5.6
2010	113.8	114.9	820.49	103,719	31,821	28,580	2.6	97.1	5.6
2011	116.5	117.5	838.19	108,964	33,297	29,626	3.0	101.1	5.4
2012	117.8	119.0	853.48	112,943	34,286	30,425	3.0	100.1	5.3
2013	117.7	119.2	879.80	117,444	35,678	31,647	3.0	97.1	5.2
2014	118.9	120.5	882.22	n/a	n/a	n/a	3.0	90.5	4.9

(annual percentage change)[3]
1983	5.4	5.5	—	1.7	(0.5)	0.1	(4.6)	0.1	(4.8)
1984	4.0	4.0	—	3.4	3.4	5.3	0.9	(3.9)	0.4
1985	3.2	3.1	—	5.6	6.3	5.9	(1.5)	(4.0)	(1.5)
1986	2.9	3.4	—	3.8	4.7	3.6	(0.1)	(1.3)	(0.9)
1987	3.0	3.0	—	9.1	7.4	6.5	(1.0)	3.4	(0.0)
1988	3.6	3.5	—	10.1	8.4	7.1	1.3	5.8	0.5
1989	4.5	4.5	—	11.4	9.5	8.9	2.5	3.2	0.4
1990	5.4	5.4	—	9.7	7.4	5.3	0.7	1.2	1.3
1991	5.4	5.3	—	4.7	1.5	2.6	(4.1)	1.6	(2.2)
1992	2.7	2.9	—	5.7	1.6	1.1	(2.5)	(4.5)	(1.6)
1993	3.5	3.6	—	4.8	1.0	2.4	(1.5)	(5.2)	(0.7)
1994	1.9	2.1	—	5.2	2.0	1.1	0.9	(4.3)	0.8
1995	2.3	2.5	—	5.0	2.4	1.3	1.8	(0.4)	(0.4)
1996	0.9	0.9	—	2.6	0.3	(0.5)	(2.6)	0.5	(1.2)
1997	0.8	0.5	—	3.3	1.4	1.0	(1.1)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.4	1.8	1.4	1.6	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.0	3.4	4.6	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	7.1	4.6	3.5	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.5	1.9	3.3	(1.5)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.5	3.6	5.6	(1.6)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.6	3.0	2.7	0.5	7.7	(0.6)
2004	2.0	2.0	0.5	6.7	5.8	5.0	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.4	6.3	5.5	4.1	0.4	5.7	(0.2)
2006	1.7	1.9	3.1	9.7	8.4	8.5	1.4	5.6	0.7
2007	1.8	2.0	3.1	5.3	4.5	4.2	0.3	4.9	0.4
2008	2.1	2.4	4.2	4.2	2.1	4.7	(1.4)	0.6	(0.0)
2009	—	0.1	2.7	(2.2)	(2.5)	(0.5)	(2.3)	(6.1)	(1.4)
2010	1.3	1.8	2.4	2.4	1.6	2.2	0.2	9.5	(0.0)
2011	2.4	2.3	2.2	5.1	4.6	3.7	0.4	4.0	(0.2)
2012	1.1	1.3	1.8	3.7	3.0	2.7	—	(1.0)	(0.1)
2013	(0.1)	0.1	3.1	4.0	4.1	4.0	—	(3.0)	(0.1)
2014	1.0	1.1	0.3	—	—	—	—	(6.6)	(0.3)

1      Data prior to 1997 are not available.

2      The most typical of those offered by the major chartered banks

3      Prime rate, exchange rate and conventional (5 year) mortgage rates expressed as percentage point difference.

Sources: Statistics Canada (CANSIM tables 326-0020, 282-0072, 384-0040, 176-0043, 176-0064 - accessed May 2015) and BC Stats, based on federal, provincial and industry data.

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.1C   Other Indicators

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC product
	shipments	Retail sales	starts	building permits	GDP[1]	GDP[1]	exports
	($ millions)	($ millions)	(number)	($ millions)	($ millions)	($ millions)	($ millions)
1982	—	—	19,807	1,026	—	—	12,353
1983	—	—	22,607	775	—	—	13,244
1984	—	—	16,169	827	—	—	15,748
1985	—	—	17,969	812	—	—	13,591
1986	—	—	20,687	912	—	—	13,033
1987	—	—	28,944	999	—	—	15,883
1988	—	—	30,487	1,647	—	—	17,405
1989	—	—	38,894	1,812	—	—	17,775
1990	—	—	36,720	1,833	—	—	16,607
1991	—	25,022	31,875	1,803	—	—	15,253
1992	24,398	26,194	40,621	2,082	—	—	16,336
1993	26,583	28,463	42,807	1,944	—	—	19,034
1994	30,333	31,770	39,408	1,772	—	—	22,856
1995	34,207	34,219	27,057	1,966	—	—	26,874
1996	32,932	34,775	27,641	1,957	—	—	25,717
1997	33,496	36,591	29,351	1,960	—	—	26,699
1998	31,757	35,762	19,931	2,022	—	—	25,942
1999	36,679	36,373	16,309	2,104	—	—	29,044
2000	40,699	38,435	14,418	2,089	—	—	33,640
2001	38,303	40,719	17,234	2,125	—	—	31,680
2002	38,610	43,265	21,625	1,771	—	—	28,828
2003	39,772	44,421	26,174	1,880	—	—	28,265
2004	41,607	47,219	32,925	2,070	—	—	31,008
2005	42,883	49,380	34,667	3,212	—	—	34,167
2006	44,480	53,136	36,443	3,921	—	—	33,466
2007	42,418	56,936	39,195	3,933	6,835	11,665	31,524
2008	39,435	57,794	34,321	3,678	6,845	11,879	33,124
2009	32,964	55,288	16,077	3,139	6,805	11,602	25,240
2010	35,702	58,251	26,479	3,018	7,285	11,955	28,646
2011	38,226	60,090	26,400	3,136	7,470	12,790	32,671
2012	38,914	61,255	27,465	4,048	7,620	13,297	31,484
2013	40,118	62,734	27,054	3,108	7,850	13,920	33,426
2014	42,818	66,273	28,356	3,729	n/a	n/a	35,790

(annual percentage change)
1983	—	—	14.1	(24.5)	—	—	7.2
1984	—	—	(28.5)	6.7	—	—	18.9
1985	—	—	11.1	(1.7)	—	—	(13.7)
1986	—	—	15.1	12.3	—	—	(4.1)
1987	—	—	39.9	9.6	—	—	21.9
1988	—	—	5.3	64.9	—	—	9.6
1989	—	—	27.6	10.0	—	—	2.1
1990	—	—	(5.6)	1.2	—	—	(6.6)
1991	—	—	(13.2)	(1.6)	—	—	(8.2)
1992	—	4.7	27.4	15.5	—	—	7.1
1993	9.0	8.7	5.4	(6.7)	—	—	16.5
1994	14.1	11.6	(7.9)	(8.9)	—	—	20.1
1995	12.8	7.7	(31.3)	11.0	—	—	17.6
1996	(3.7)	1.6	2.2	(0.4)	—	—	(4.3)
1997	1.7	5.2	6.2	0.1	—	—	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	—	—	(2.8)
1999	15.5	1.7	(18.2)	4.0	—	—	12.0
2000	11.0	5.7	(11.6)	(0.7)	—	—	15.8
2001	(5.9)	5.9	19.5	1.7	—	—	(5.8)
2002	0.8	6.3	25.5	(16.6)	—	—	(9.0)
2003	3.0	2.7	21.0	6.1	—	—	(2.0)
2004	4.6	6.3	25.8	10.1	—	—	9.7
2005	3.1	4.6	5.3	55.2	—	—	10.2
2006	3.7	7.6	5.1	22.1	—	—	(2.1)
2007	(4.6)	7.2	7.6	0.3	—	—	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	0.1	1.8	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	(0.6)	(2.3)	(23.8)
2010	8.3	5.4	64.7	(3.9)	7.1	3.0	13.5
2011	7.1	3.2	(0.3)	3.9	2.5	7.0	14.1
2012	1.8	1.9	4.0	29.1	2.0	4.0	(3.6)
2013	3.1	2.4	(1.5)	(23.2)	3.0	4.7	6.2
2014	6.7	5.6	4.8	20.0	—	—	7.1

1    Data prior to 2007 are not available.

Sources: Statistics Canada (CANSIM Tables 304-0015, 080-0020, 027-0008, 026-0003 - accessed May 2015) and BC Stats, based on federal, provincial and industry data.

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.1D Commodity Production Indicators

	Lumber	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	shipments	production	gas production	production	shipments	generated	receipts	seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1982	23,855	—	2,662	1,862	—	11,769	2,037	48,238	962	241
1983	30,773	—	3,221	2,120	—	11,717	2,078	47,213	917	210
1984	30,884	—	2,836	2,082	—	20,771	2,429	52,369	1,005	243
1985	32,994	76,869	3,298	2,481	—	22,993	2,524	59,126	1,061	378
1986	31,468	77,503	3,628	2,629	—	20,361	2,512	50,759	1,106	405
1987	37,336	90,592	4,136	2,762	—	21,990	2,896	63,066	1,122	455
1988	36,736	86,808	4,141	2,845	—	24,942	3,325	60,943	1,206	573
1989	35,952	86,793	4,189	2,834	585	24,800	3,344	57,655	1,255	513
1990	33,514	78,045	3,547	2,992	902	24,557	3,092	60,662	1,299	559
1991	31,406	73,449	4,014	2,667	858	24,965	2,950	62,981	1,342	492
1992	33,396	73,937	3,825	2,708	890	17,173	2,577	64,058	1,404	533
1993	33,935	79,232	4,040	3,110	1,089	20,633	2,415	58,774	1,446	605
1994	33,671	75,639	4,763	2,983	1,270	22,583	2,632	61,015	1,538	728
1995	32,611	75,430	4,572	2,833	1,040	24,350	3,438	58,006	1,586	604
1996	32,671	73,099	4,390	2,801	1,333	25,422	3,004	71,765	1,706	590
1997	31,562	69,155	4,532	2,649	1,588	27,876	3,047	66,961	1,738	604
1998	30,238	65,451	4,462	2,567	1,574	24,868	2,893	67,710	1,780	547
1999	32,397	75,878	4,995	3,016	2,091	24,845	2,445	68,045	1,885	613
2000	34,346	76,009	5,152	3,126	4,783	25,682	2,891	68,241	2,024	667
2001	32,606	69,796	4,710	2,879	5,666	27,006	2,867	57,332	2,201	647
2002	35,501	75,208	4,477	2,900	4,251	24,397	2,864	64,945	2,174	664
2003	36,052	74,899	4,762	2,919	6,230	23,073	2,887	63,051	2,248	645
2004	39,951	81,679	4,724	2,976	6,784	27,313	3,740	60,496	2,360	635
2005	41,129	83,590	4,932	2,953	8,967	26,718	5,384	67,811	2,389	706
2006	41,198	80,350	4,736	3,019	7,148	23,161	5,991	62,021	2,346	788
2007	36,811	72,684	4,717	2,763	6,912	25,941	5,611	72,217	2,381	727
2008	28,263	61,137	4,021	2,514	9,240	26,163	7,403	65,854	2,522	718
2009	22,935	48,822	3,708	2,021	4,129	21,193	5,622	62,201	2,525	700
2010	26,831	63,336	4,277	1,677	4,433	26,040	7,166	59,477	2,505	873
2011	28,414	69,574	4,491	1,539	4,835	27,431	8,982	66,205	2,605	813
2012	29,164	68,135	4,486	1,453	3,386	28,777	7,826	69,783	2,752	669
2013	30,023	71,004	4,210	1,413	4,671	31,132	7,112	63,707	2,792	n/a
2014	29,812	66,058	4,113	1,424	6,972	x	6,984	59,814	2,920	n/a

(annual percentage change)
1983	29.0	—	21.0	13.9	—	(0.4)	2.0	(2.1)	(4.7)	(12.9)
1984	0.4	—	(12.0)	(1.8)	—	77.3	16.9	10.9	9.6	15.7
1985	6.8	—	16.3	19.2	—	10.7	3.9	12.9	5.7	55.6
1986	(4.6)	0.8	10.0	6.0	—	(11.4)	(0.5)	(14.2)	4.2	7.1
1987	18.6	16.9	14.0	5.1	—	8.0	15.3	24.2	1.4	12.3
1988	(1.6)	(4.2)	0.1	3.0	—	13.4	14.8	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	1.2	(0.4)	—	(0.6)	0.6	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(15.3)	5.5	54.0	(1.0)	(7.5)	5.2	3.5	9.0
1991	(6.3)	(5.9)	13.2	(10.8)	(4.8)	1.7	(4.6)	3.8	3.3	(12.0)
1992	6.3	0.7	(4.7)	1.5	3.7	(31.2)	(12.6)	1.7	4.7	8.3
1993	1.6	7.2	5.6	14.8	22.4	20.1	(6.3)	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.9	(4.1)	16.6	9.5	9.0	3.8	6.4	20.3
1995	(3.1)	(0.3)	(4.0)	(5.0)	(18.1)	7.8	30.6	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(4.0)	(1.1)	28.2	4.4	(12.6)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	3.2	(5.4)	19.1	9.7	1.4	(6.7)	1.9	2.4
1998	(4.2)	(5.4)	(1.5)	(3.1)	(0.9)	(10.8)	(5.1)	1.1	2.4	(9.4)
1999	7.1	15.9	11.9	17.5	32.8	(0.1)	(15.5)	0.5	5.9	12.1
2000	6.0	0.2	3.1	3.6	128.7	3.4	18.2	0.3	7.4	8.8
2001	(5.1)	(8.2)	(8.6)	(7.9)	18.5	5.2	(0.8)	(16.0)	8.7	(3.0)
2002	8.9	7.8	(4.9)	0.7	(25.0)	(9.7)	(0.1)	13.3	(1.2)	2.6
2003	1.6	(0.4)	6.4	0.7	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.8)	2.0	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.9	2.3	4.4	(0.8)	32.2	(2.2)	44.0	12.1	1.3	11.2
2006	0.2	(3.9)	(4.0)	2.2	(20.3)	(13.3)	11.3	(8.5)	(1.8)	11.6
2007	(10.6)	(9.5)	(0.4)	(8.5)	(3.3)	12.0	(6.3)	16.4	1.5	(7.7)
2008	(23.2)	(15.9)	(14.8)	(9.0)	33.7	0.9	31.9	(8.8)	5.9	(1.2)
2009	(18.9)	(20.1)	(7.8)	(19.6)	(55.3)	(19.0)	(24.1)	(5.5)	0.1	(2.5)
2010	17.0	29.7	15.3	(17.0)	7.4	22.9	27.5	(4.4)	(0.8)	24.8
2011	5.9	9.8	5.0	(8.2)	9.1	5.3	25.3	11.3	4.0	(7.0)
2012	2.6	(2.1)	(0.1)	(5.6)	(30.0)	4.9	(12.9)	5.4	5.7	(17.7)
2013	2.9	4.2	(6.2)	(2.8)	38.0	8.2	(9.1)	(8.7)	1.4	—
2014	(0.7)	(7.0)	(2.3)	0.8	49.3	x	(1.8)	(6.1)	4.6	n/a

Sources: Statistics Canada (CANSIM Tables 303-0064, 135-0002, 127-0003, 002-0002 - accessed May 2015), Ministry of Forests, Lands and Natural Resource Operations, Ministry of Environment, Ministry of Natural Gas Development, Natural Resources Canada and BC Stats, based on federal, provincial and industry data.

x Suppressed to meet the confidentiality requirements of the Statistics Act.

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

		General
	Household	Governments					Business
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Exports	Imports	Real GDP
(millions of 2007 $, chained)
1982	50,602	23,166	5,932	7,030	1,947	429	14,379	29,076	26,308	93,159
1983	50,844	23,066	6,293	7,483	1,450	463	13,852	30,621	28,244	93,751
1984	52,180	22,682	5,982	6,483	1,557	554	13,230	32,848	30,611	94,582
1985	54,148	23,137	6,468	6,095	1,761	589	13,777	36,079	31,579	101,117
1986	55,262	23,489	7,125	4,742	1,677	575	13,006	37,977	32,729	101,840
1987	58,295	23,786	8,477	4,971	2,051	625	15,019	41,204	35,541	108,212
1988	61,169	25,155	9,446	5,957	2,752	806	18,140	43,531	38,506	114,724
1989	64,732	25,656	10,871	6,630	3,303	900	20,933	42,780	42,111	118,401
1990	67,444	26,547	11,059	6,449	3,337	1,118	21,224	42,350	43,948	120,153
1991	67,791	28,221	10,446	6,817	3,421	1,123	21,166	42,996	44,429	120,424
1992	69,866	29,234	12,842	5,327	3,415	1,120	22,043	45,300	46,572	123,754
1993	72,057	29,640	13,165	4,880	3,314	1,457	22,142	47,160	46,243	129,522
1994	74,989	29,780	13,240	5,943	3,764	2,098	24,354	50,152	53,431	133,172
1995	77,310	29,416	11,641	6,515	3,846	1,662	23,124	53,103	54,059	136,607
1996	80,127	30,088	11,821	5,755	3,940	1,681	22,841	53,372	53,740	140,114
1997	83,132	29,805	12,401	7,668	4,359	1,784	25,704	55,534	57,606	144,305
1998	84,242	30,336	10,735	5,859	4,821	2,197	23,937	56,988	57,059	146,112
1999	86,386	30,128	9,961	6,503	4,843	1,896	23,600	61,970	60,562	150,649
2000	89,108	31,084	10,022	6,297	5,250	2,271	24,492	67,395	65,228	157,515
2001	91,071	32,176	11,033	7,261	5,158	2,901	26,721	66,607	65,338	158,509
2002	94,286	32,469	12,860	6,804	5,019	2,469	27,151	66,746	65,387	164,116
2003	97,725	32,702	13,853	7,429	5,032	2,911	29,065	68,523	68,962	168,011
2004	102,095	32,577	16,236	8,197	5,655	3,329	33,173	72,043	74,399	174,591
2005	106,254	33,146	17,412	8,617	6,800	3,559	36,303	75,563	78,862	183,235
2006	112,489	33,474	18,663	10,206	7,886	3,778	40,503	78,505	85,087	191,101
2007	118,260	35,388	19,077	9,669	8,625	4,404	41,775	80,343	89,824	197,072
2008	121,109	37,555	18,035	11,115	8,619	4,612	42,400	77,978	90,381	199,270
2009	121,407	37,778	16,202	9,825	6,542	3,798	36,374	72,973	84,234	194,214
2010	125,798	38,823	16,524	10,535	7,710	4,196	38,971	78,949	91,576	200,628
2011	128,665	39,454	17,139	11,859	7,956	4,259	41,272	82,019	94,921	206,225
2012	131,333	40,155	18,407	13,109	8,603	3,844	44,024	82,837	98,649	211,124
2013	134,641	40,383	18,373	13,426	7,982	3,863	43,808	84,881	99,448	215,218
2014	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(annual percentage change)
1982	(5.2)	2.7	(25.8)	(17.2)	(18.7)	(23.4)	(20.7)	(5.3)	(12.2)	(6.1)
1983	0.5	(0.4)	6.1	6.4	(25.5)	7.9	(3.7)	5.3	7.4	0.6
1984	2.6	(1.7)	(4.9)	(13.4)	7.4	19.7	(4.5)	7.3	8.4	0.9
1985	3.8	2.0	8.1	(6.0)	13.1	6.3	4.1	9.8	3.2	6.9
1986	2.1	1.5	10.2	(22.2)	(4.8)	(2.4)	(5.6)	5.3	3.6	0.7
1987	5.5	1.3	19.0	4.8	22.3	8.7	15.5	8.5	8.6	6.3
1988	4.9	5.8	11.4	19.8	34.2	29.0	20.8	5.6	8.3	6.0
1989	5.8	2.0	15.1	11.3	20.0	11.7	15.4	(1.7)	9.4	3.2
1990	4.2	3.5	1.7	(2.7)	1.0	24.2	1.4	(1.0)	4.4	1.5
1991	0.5	6.3	(5.5)	5.7	2.5	0.4	(0.3)	1.5	1.1	0.2
1992	3.1	3.6	22.9	(21.9)	(0.2)	(0.3)	4.1	5.4	4.8	2.8
1993	3.1	1.4	2.5	(8.4)	(3.0)	30.1	0.4	4.1	(0.7)	4.7
1994	4.1	0.5	0.6	21.8	13.6	44.0	10.0	6.3	15.5	2.8
1995	3.1	(1.2)	(12.1)	9.6	2.2	(20.8)	(5.1)	5.9	1.2	2.6
1996	3.6	2.3	1.5	(11.7)	2.4	1.1	(1.2)	0.5	(0.6)	2.6
1997	3.8	(0.9)	4.9	33.2	10.6	6.1	12.5	4.1	7.2	3.0
1998	1.3	1.8	(13.4)	(23.6)	10.6	23.2	(6.9)	2.6	(0.9)	1.3
1999	2.5	(0.7)	(7.2)	11.0	0.5	(13.7)	(1.4)	8.7	6.1	3.1
2000	3.2	3.2	0.6	(3.2)	8.4	19.8	3.8	8.8	7.7	4.6
2001	2.2	3.5	10.1	15.3	(1.8)	27.7	9.1	(1.2)	0.2	0.6
2002	3.5	0.9	16.6	(6.3)	(2.7)	(14.9)	1.6	0.2	0.1	3.5
2003	3.6	0.7	7.7	9.2	0.3	17.9	7.0	2.7	5.5	2.4
2004	4.5	(0.4)	17.2	10.3	12.4	14.4	14.1	5.1	7.9	3.9
2005	4.1	1.7	7.2	5.1	20.2	6.9	9.4	4.9	6.0	5.0
2006	5.9	1.0	7.2	18.4	16.0	6.2	11.6	3.9	7.9	4.3
2007	5.1	5.7	2.2	(5.3)	9.4	16.6	3.1	2.3	5.6	3.1
2008	2.4	6.1	(5.5)	15.0	(0.1)	4.7	1.5	(2.9)	0.6	1.1
2009	0.2	0.6	(10.2)	(11.6)	(24.1)	(17.6)	(14.2)	(6.4)	(6.8)	(2.5)
2010	3.6	2.8	2.0	7.2	17.9	10.5	7.1	8.2	8.7	3.3
2011	2.3	1.6	3.7	12.6	3.2	1.5	5.9	3.9	3.7	2.8
2012	2.1	1.8	7.4	10.5	8.1	(9.7)	6.7	1.0	3.9	2.4
2013	2.5	0.6	(0.2)	2.4	(7.2)	0.5	(0.5)	2.5	0.8	1.9
2014	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada (CANSIM Table 384-0038 — accessed May 2015).

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services	Administration	Prices
	(millions of 2007 $, chained)
1997	912	293	2,058	734	6,910	11,313	9,983	3,409	7,640	12,298	8,396	19,813	41,206	8,762	134,041
1998	870	190	2,067	749	7,328	11,060	9,210	3,499	7,742	12,937	8,061	20,329	42,574	8,831	135,671
1999	938	146	1,953	718	7,318	12,609	8,882	3,557	8,063	13,135	8,468	20,902	43,095	9,154	139,702
2000	934	167	1,847	830	7,357	14,728	8,751	3,577	8,645	13,710	8,200	21,611	44,878	9,431	146,076
2001	1,095	141	1,853	772	9,347	13,506	9,086	2,796	8,512	14,108	8,198	22,360	46,070	9,601	147,741
2002	1,017	167	1,898	695	9,630	13,415	9,548	3,320	8,593	14,680	8,315	23,353	47,595	9,868	152,299
2003	1,009	163	1,931	739	9,431	13,625	10,451	3,328	8,661	15,275	8,515	24,140	48,876	9,929	156,309
2004	1,015	187	2,187	714	9,375	14,553	11,580	3,296	8,993	15,924	9,317	25,229	49,889	9,940	162,546
2005	1,021	182	2,168	757	10,184	15,242	12,240	3,783	9,803	16,715	9,615	26,499	51,632	10,032	170,241
2006	1,030	204	2,113	727	10,195	15,722	13,477	3,370	9,998	17,816	10,405	27,399	53,787	10,340	176,774
2007	1,084	159	1,998	685	9,727	15,653	13,722	3,827	10,022	18,896	10,803	28,657	55,654	10,686	181,571
2008	1,085	137	1,776	608	10,014	14,465	14,573	3,855	9,958	18,658	10,622	29,333	57,071	11,129	183,334
2009	1,085	144	1,212	604	8,853	12,586	13,961	3,690	9,812	17,769	10,429	30,421	56,274	11,616	178,610
2010	1,086	166	1,509	635	10,196	13,303	14,339	3,691	10,098	18,736	10,921	31,383	56,633	11,899	184,509
2011	1,121	156	1,683	697	11,049	13,687	14,289	3,999	10,387	19,123	11,258	32,593	57,581	12,086	189,599
2012	1,156	130	1,697	665	11,046	14,294	15,832	4,030	10,624	19,639	11,406	33,486	58,404	12,008	194,265
2013	1,184	117	1,801	693	11,721	14,295	15,988	3,894	10,786	20,202	11,819	34,737	59,385	11,921	198,278
2014	1,161	137	1,654	706	12,266	14,723	16,483	3,839	11,173	21,095	12,171	36,082	60,218	11,970	203,335

(annual percentage change)
1998	(4.7)	(35.2)	0.4	2.1	6.0	(2.2)	(7.7)	2.6	1.3	5.2	(4.0)	2.6	3.3	0.8	1.2
1999	7.9	(22.9)	(5.5)	(4.1)	(0.1)	14.0	(3.6)	1.6	4.1	1.5	5.1	2.8	1.2	3.7	3.0
2000	(0.4)	14.4	(5.4)	15.5	0.5	16.8	(1.5)	0.6	7.2	4.4	(3.2)	3.4	4.1	3.0	4.6
2001	17.2	(15.9)	0.3	(7.0)	27.0	(8.3)	3.8	(21.9)	(1.5)	2.9	(0.0)	3.5	2.7	1.8	1.1
2002	(7.1)	18.8	2.5	(10.0)	3.0	(0.7)	5.1	18.8	1.0	4.1	1.4	4.4	3.3	2.8	3.1
2003	(0.8)	(2.8)	1.7	6.3	(2.1)	1.6	9.5	0.3	0.8	4.1	2.4	3.4	2.7	0.6	2.6
2004	0.5	15.0	13.3	(3.3)	(0.6)	6.8	10.8	(1.0)	3.8	4.2	9.4	4.5	2.1	0.1	4.0
2005	0.6	(2.6)	(0.9)	6.0	8.6	4.7	5.7	14.7	9.0	5.0	3.2	5.0	3.5	0.9	4.7
2006	0.9	12.2	(2.5)	(4.0)	0.1	3.1	10.1	(10.9)	2.0	6.6	8.2	3.4	4.2	3.1	3.8
2007	5.2	(22.2)	(5.4)	(5.7)	(4.6)	(0.4)	1.8	13.6	0.2	6.1	3.8	4.6	3.5	3.3	2.7
2008	0.1	(13.7)	(11.1)	(11.2)	3.0	(7.6)	6.2	0.7	(0.6)	(1.3)	(1.7)	2.4	2.5	4.1	1.0
2009	0.0	4.9	(31.7)	(0.7)	(11.6)	(13.0)	(4.2)	(4.3)	(1.5)	(4.8)	(1.8)	3.7	(1.4)	4.4	(2.6)
2010	0.1	15.2	24.5	5.0	15.2	5.7	2.7	0.0	2.9	5.4	4.7	3.2	0.6	2.4	3.3
2011	3.2	(6.2)	11.6	9.8	8.4	2.9	(0.4)	8.4	2.9	2.1	3.1	3.9	1.7	1.6	2.8
2012	3.1	(16.3)	0.8	(4.6)	(0.0)	4.4	10.8	0.8	2.3	2.7	1.3	2.7	1.4	(0.6)	2.5
2013	2.4	(10.4)	6.1	4.3	6.1	0.0	1.0	(3.4)	1.5	2.9	3.6	3.7	1.7	(0.7)	2.1
2014	(1.9)	17.6	(8.1)	1.9	4.6	3.0	3.1	(1.4)	3.6	4.4	3.0	3.9	1.4	0.4	2.6

Source: Statistics Canada (CANSIM Table 379-0030 — accessed May 2015).

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.4 British Columbia GDP, Income Based

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees	Surplus	Corporations	Corporations	NPOs	Income	Income	Businesses	Production	Imports	Discrepency	Prices
	($ millions)
1982	26,496	8,011	2,065	4,658	1,288	6,243	4,793	1,450	2,403	2,765	68	45,986
1983	27,018	9,521	3,276	4,868	1,377	6,617	5,103	1,514	2,679	2,785	(33)	48,587
1984	27,811	10,931	4,442	5,059	1,430	7,104	5,473	1,631	2,508	3,156	(533)	50,977
1985	29,101	12,383	5,356	5,551	1,476	7,821	6,098	1,723	2,540	3,334	(426)	54,753
1986	30,339	13,015	5,966	5,444	1,605	8,469	6,715	1,754	2,509	3,582	(287)	57,627
1987	32,837	15,251	8,229	5,389	1,633	9,043	7,201	1,842	2,578	4,096	(92)	63,713
1988	36,110	16,751	9,169	5,767	1,815	9,985	7,987	1,998	2,737	4,718	552	70,853
1989	40,296	16,964	8,665	6,334	1,965	11,118	8,913	2,205	2,891	5,851	58	77,178
1990	44,216	15,464	6,412	6,852	2,200	12,235	9,866	2,369	3,030	5,972	157	81,074
1991	46,296	14,174	5,042	6,908	2,224	13,229	10,747	2,482	2,941	6,782	216	83,638
1992	48,924	14,035	4,393	7,273	2,369	14,193	11,549	2,644	3,467	7,574	975	89,168
1993	51,312	15,716	5,516	7,706	2,494	14,885	12,032	2,853	3,956	8,413	1,479	95,761
1994	53,972	19,450	8,464	8,354	2,632	15,835	12,811	3,024	4,217	8,877	(89)	102,262
1995	56,768	21,604	9,825	8,977	2,802	16,474	13,314	3,160	4,269	9,196	(566)	107,745
1996	58,517	21,829	9,453	9,429	2,947	16,898	13,656	3,242	4,455	9,502	(93)	111,108
1997	60,569	24,241	11,224	9,909	3,108	17,248	13,894	3,354	4,658	9,791	220	116,727
1998	61,849	24,022	10,003	10,806	3,213	17,840	14,370	3,470	4,777	9,722	(338)	117,872
1999	63,797	25,901	11,335	11,251	3,315	18,541	15,058	3,483	4,857	10,091	(37)	123,150
2000	68,126	30,685	15,355	11,811	3,519	18,981	15,355	3,626	5,030	10,987	(85)	133,724
2001	69,851	29,559	13,353	12,526	3,680	20,057	16,221	3,836	5,113	11,279	25	135,884
2002	72,549	29,442	12,759	12,926	3,757	21,271	17,244	4,027	5,053	12,335	(125)	140,525
2003	75,122	32,769	15,778	13,138	3,853	22,444	18,422	4,022	5,174	13,058	(27)	148,540
2004	80,104	38,218	20,503	13,625	4,090	23,864	19,685	4,179	5,458	13,412	58	161,114
2005	85,308	42,958	23,985	14,528	4,445	25,360	20,986	4,374	5,767	14,104	144	173,641
2006	93,513	45,243	24,376	15,969	4,898	27,126	22,566	4,560	6,047	14,762	81	186,772
2007	98,216	47,065	24,282	17,439	5,344	29,322	23,095	6,227	6,710	15,552	207	197,072
2008	102,192	50,034	24,922	19,169	5,943	29,997	23,268	6,729	7,052	14,739	(63)	203,951
2009	100,335	42,927	17,110	19,735	6,082	31,440	24,657	6,783	6,881	14,291	92	195,966
2010	102,467	48,406	22,421	19,729	6,256	33,293	26,359	6,934	7,152	14,909	(231)	205,996
2011	106,964	53,151	25,869	20,617	6,665	34,759	27,578	7,181	7,075	15,536	(25)	217,460
2012	110,527	52,402	23,090	22,286	7,026	36,571	29,044	7,527	7,313	15,900	(148)	222,565
2013	114,898	52,644	21,849	23,515	7,280	38,492	30,577	7,915	7,393	16,340	(82)	229,685
2014	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(annual percentage change)
1983	2.0	18.8	58.6	4.5	6.9	6.0	6.5	4.4	11.5	0.7	(148.5)	5.7
1984	2.9	14.8	35.6	3.9	3.8	7.4	7.3	7.7	(6.4)	13.3	(1,515.2)	4.9
1985	4.6	13.3	20.6	9.7	3.2	10.1	11.4	5.6	1.3	5.6	20.1	7.4
1986	4.3	5.1	11.4	(1.9)	8.7	8.3	10.1	1.8	(1.2)	7.4	32.6	5.2
1987	8.2	17.2	37.9	(1.0)	1.7	6.8	7.2	5.0	2.8	14.3	67.9	10.6
1988	10.0	9.8	11.4	7.0	11.1	10.4	10.9	8.5	6.2	15.2	700.0	11.2
1989	11.6	1.3	(5.5)	9.8	8.3	11.3	11.6	10.4	5.6	24.0	(89.5)	8.9
1990	9.7	(8.8)	(26.0)	8.2	12.0	10.0	10.7	7.4	4.8	2.1	170.7	5.0
1991	4.7	(8.3)	(21.4)	0.8	1.1	8.1	8.9	4.8	(2.9)	13.6	37.6	3.2
1992	5.7	(1.0)	(12.9)	5.3	6.5	7.3	7.5	6.5	17.9	11.7	351.4	6.6
1993	4.9	12.0	25.6	6.0	5.3	4.9	4.2	7.9	14.1	11.1	51.7	7.4
1994	5.2	23.8	53.4	8.4	5.5	6.4	6.5	6.0	6.6	5.5	(106.0)	6.8
1995	5.2	11.1	16.1	7.5	6.5	4.0	3.9	4.5	1.2	3.6	(536.0)	5.4
1996	3.1	1.0	(3.8)	5.0	5.2	2.6	2.6	2.6	4.4	3.3	83.6	3.1
1997	3.5	11.0	18.7	5.1	5.5	2.1	1.7	3.5	4.6	3.0	336.6	5.1
1998	2.1	(0.9)	(10.9)	9.1	3.4	3.4	3.4	3.5	2.6	(0.7)	(253.6)	1.0
1999	3.1	7.8	13.3	4.1	3.2	3.9	4.8	0.4	1.7	3.8	89.1	4.5
2000	6.8	18.5	35.5	5.0	6.2	2.4	2.0	4.1	3.6	8.9	(129.7)	8.6
2001	2.5	(3.7)	(13.0)	6.1	4.6	5.7	5.6	5.8	1.7	2.7	129.4	1.6
2002	3.9	(0.4)	(4.4)	3.2	2.1	6.1	6.3	5.0	(1.2)	9.4	(600.0)	3.4
2003	3.5	11.3	23.7	1.6	2.6	5.5	6.8	(0.1)	2.4	5.9	78.4	5.7
2004	6.6	16.6	29.9	3.7	6.2	6.3	6.9	3.9	5.5	2.7	314.8	8.5
2005	6.5	12.4	17.0	6.6	8.7	6.3	6.6	4.7	5.7	5.2	148.3	7.8
2006	9.6	5.3	1.6	9.9	10.2	7.0	7.5	4.3	4.9	4.7	(43.8)	7.6
2007	5.0	4.0	(0.4)	9.2	9.1	8.1	2.3	36.6	11.0	5.4	(155.6)	5.5
2008	4.0	6.3	2.6	9.9	11.2	2.3	0.7	8.1	5.1	(5.2)	(130.4)	3.5
2009	(1.8)	(14.2)	(31.3)	3.0	2.3	4.8	6.0	0.8	(2.4)	(3.0)	246.0	(3.9)
2010	2.1	12.8	31.0	(0.0)	2.9	5.9	6.9	2.2	3.9	4.3	(351.1)	5.1
2011	4.4	9.8	15.4	4.5	6.5	4.4	4.6	3.6	(1.1)	4.2	89.2	5.6
2012	3.3	(1.4)	(10.7)	8.1	5.4	5.2	5.3	4.8	3.4	2.3	(492.0)	2.3
2013	4.0	0.5	(5.4)	5.5	3.6	5.3	5.3	5.2	1.1	2.8	44.6	3.2
2014	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada (CANSIM Table 384-0037 - accessed May 2015).

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.5 Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
	(thousands)
Total — all industries	1,952	1,998	2,028	2,090	2,141	2,206	2,242	2,192	2,223	2,228	2,263	2,266	2,278

Primary industries	67	78	72	76	78	82	78	71	71	65	67	75	74
Agriculture	30	33	36	38	35	35	34	32	30	26	24	28	24
Forestry, logging & support activities	25	27	22	22	22	24	17	14	16	15	16	18	19
Fishing, hunting and trapping	3	5	3	2	3	3	2	2	2	—	2	2	2
Mining and oil & gas extraction	9	13	11	14	19	20	25	24	23	25	25	28	29

Manufacturing	198	207	208	193	191	197	178	155	155	157	165	152	161
Food, beverages & tobacco	27	31	31	31	24	27	29	27	25	29	29	27	28
Wood products	45	49	46	45	43	43	33	26	27	29	25	26	29
Paper	17	14	12	12	15	15	13	10	9	9	11	11	12
Printing & related support activities	9	8	8	8	8	6	8	7	6	7	8	7	6
Primary metals	6	9	7	7	7	6	5	5	7	6	6	5	2
Metal fabrication	13	14	15	18	15	15	16	12	12	11	14	11	12
Transportation equipment	14	12	12	9	9	12	9	10	9	9	11	9	10
Machinery manufacturing	10	9	10	10	9	9	6	6	7	9	10	9	9
Other manufacturing	58	60	69	55	63	65	59	51	53	48	51	48	54

Construction	117	118	142	166	175	192	218	204	198	197	199	204	201
General contractors	41	47	51	65	64	65	84	77	79	79	78	85	91
Special trade contractors	76	71	92	101	110	127	134	127	120	118	120	119	110

Utilities	11	11	9	10	8	10	13	12	12	11	11	11	14

Transportation and warehousing	110	115	113	116	116	122	124	114	118	122	129	127	134
Transportation	105	109	108	112	109	115	119	108	112	115	119	118	125
Warehousing and storage	5	6	5	5	6	7	5	6	6	8	11	9	9

Trade	319	326	313	330	343	353	352	359	369	354	347	361	358
Wholesale trade	72	76	66	79	80	79	86	86	82	78	82	82	81
Retail trade	246	249	248	251	263	274	267	274	288	277	265	279	278

Finance, Insurance, Real Estate
& Leasing	124	126	128	131	133	141	139	133	140	140	137	140	137
Finance	57	60	55	59	59	67	61	57	66	54	62	59	62
Insurance	24	21	27	26	26	29	28	27	28	32	26	29	27
Real estate	32	35	35	34	38	37	39	39	37	45	43	44	40
Leasing	11	11	11	13	10	9	10	9	8	9	6	8	8

Public administration	90	95	99	93	90	95	101	106	105	106	101	99	98
Federal administration	33	37	35	32	34	35	37	39	43	43	42	35	32
Provincial administration	28	29	30	29	27	26	26	27	27	25	27	28	29
Local administration	29	29	35	32	29	34	37	40	36	38	31	36	37

Other service industries	918	924	944	974	1,006	1,014	1,040	1,040	1,055	1,075	1,108	1,097	1,102
Education & related services	137	137	132	143	153	154	153	147	152	155	165	167	166
Health & welfare services	211	214	217	213	228	232	241	257	264	263	275	267	270
Professional, scientific & technical	134	136	143	159	164	164	166	160	163	174	170	178	182
Information, culture & recreation	105	105	110	109	109	114	112	112	112	108	109	107	108
Services to business management	72	79	80	90	96	96	103	98	95	95	97	99	88
Accommodation & food services	163	159	170	172	167	169	171	171	172	183	183	180	185
Miscellaneous services	96	94	93	88	89	86	95	95	96	97	110	99	102

Source: Statistics Canada, Labour Force Survey (unpublished data). Totals may not add due to rounding.

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.6 Capital Investment by Industry

					Preliminary		2012	2013
	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2009	2010	2011	2012	2013	2014	2013	2014
	($ millions)						(per cent)
Agriculture, forestry, fishing and hunting	330.2	346.8	374.0	383.5	406.1	399.6	5.9	(1.6)
Mining and oil and gas extraction	5,024.3	8,041.3	8,802.7	8,732.4	8,431.4	7,325.9	(3.4)	(13.1)
Manufacturing	1,147.6	1,555.0	1,309.2	1,591.9	2,363.2	2,486.9	48.5	5.2
Construction	665.0	809.6	942.7	718.4	811.5	841.2	13.0	3.7
Transportation and warehousing	2,619.9	1,848.4	2,062.1	2,661.5	2,758.9	2,904.0	3.7	5.3
Utilities	3283.2	3,102.1	3,657.5	4,060.4	3,763.9	4,074.5	(7.3)	8.3
Wholesale trade	428.6	443.7	446.6	749.1	734.4	866.9	(2.0)	18.0
Retail trade	1,297.8	1,199.2	1,244.1	1,295.2	1,359.7	1,261.4	5.0	(7.2)
Finance and insurance	947.2	1,020.5	1,036.6	1,066.6	930.2	1,029.8	(12.8)	10.7
Real estate, rental and leasing	1,973.3	1,703.8	1,559.2	1,610.0	1,433.5	1,319.2	(11.0)	(8.0)
Information and cultural industries	1,485.9	1,288.9	1,260.6	1,313.0	1,272.0	1,326.9	(3.1)	4.3
Professional, scientific and technical services	344.8	467.1	474.8	496.0	421.3	448.0	(15.1)	6.3
Management of companies and enterprises	74.8	84.0	87.9	102.6	88.4	88.4	(13.8)	—
Admin, waste and remediation services	205.5	212.5	237.2	338.2	285.1	312.4	(15.7)	9.6
Arts, entertainment and recreation	351.3	275.3	280.4	276.9	264.8	319.0	(4.4)	20.5
Accommodation and food services	828.3	690.2	446.2	464.3	587.4	573.5	26.5	(2.4)
Educational services	1,241.4	1,320.6	1,133.5	1,199.8	1,272.6	1,340.6	6.1	5.3
Health care and social assistance	1,171.4	1,342.6	1,223.7	1,351.7	1,217.8	1,001.3	(9.9)	(17.8)
Public administration	3,450.9	3,165.8	2,748.8	3,842.8	3,762.6	3,757.2	(2.1)	(0.1)
Other services	203.3	227.0	306.4	263.4	264.2	274.4	0.3	3.9
Housing	11,926.3	13,389.3	13,908.0	15,261.5	15,054.5	15,504.1	(1.4)	3.0
Total	39,001.0	42,533.8	43,542.1	47,779.3	47,483.5	47,455.2	(0.6)	(0.1)

Public	8,832.1	8,764.9	9,062.0	9,847.3	10,159.3	10,620.5	3.2	4.5
Private	30,168.9	33,768.9	34,480.1	37,932.0	37,324.2	36,834.7	(1.6)	(1.3)
Total	39,001.0	42,533.8	43,542.1	47,779.3	47,483.5	47,455.2	(0.6)	(0.1)

Machinery and equipment	10,435.9	11,296.8	10,867.9	11,428.4	10,794.7	10,854.3	(5.5)	0.6
Construction	28,565.1	31,237.1	32,674.2	36,350.9	36,688.8	36,600.8	0.9	(0.2)
Total	39,001.0	42,533.8	43,542.1	47,779.3	47,483.5	47,455.2	(0.6)	(0.1)

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

Source:         Statistics Canada (CANSIM Tables 029-0005, 029-0024, 032-0002 — accessed May 2015).

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2014

			European	Mainland	Other	Total -
Commodity	U.S.	Japan	Union [1]	China	Markets	All Countries
	($ millions)

Solid wood products	4,307	1,045	331	1,840	610	8,132
Lumber (softwood)	3,048	731	141	1,409	425	5,754
Cedar shakes and shingles	157	0	10	0	6	173
Plywood (softwood)	259	3	5	2	4	274
Other panel products	311	54	7	12	21	405
Selected value-added wood products	385	25	2	2	9	423
Logs	56	194	0	415	120	784
Other	91	38	166	1	24	320

Pulp and paper products	1,225	212	131	1,920	777	4,265
Pulp	417	202	128	1,853	521	3,121
Newsprint	128	3	1	17	174	324
Paper, paperboard — excluding newsprint	594	5	1	15	75	689
Other	86	2	1	35	6	131

Agriculture and food other than fish	1,502	98	47	209	422	2,277
Fruit and nuts	247	10	9	17	28	311
Vegetables	248	4	3	1	4	260
Vegetable oils	10	4	0	124	139	277
Bread, pastry, prepared cereals, pasta, etc.	179	3	0	1	3	185
Meat and prepared meat products	14	36	2	15	65	131
Other	805	40	33	51	183	1,113

Fish products	528	108	43	178	106	964
Whole fish; fresh, chilled, frozen — excluding salmon	51	18	4	37	28	138
Whole salmon; fresh, chilled, frozen	342	28	16	10	11	406
Salmon; canned, smoked, etc	15	3	17	0	8	43
Other	120	59	7	131	59	377

Metallic mineral products	1,060	1,162	70	903	1,372	4,566
Copper ores and concentrates	0	1,003	0	842	1,071	2,916
Molybdenum ores and concentrates	156	1	39	2	23	221
Zinc ores and concentrates	0	12	18	14	44	87
Unwrought aluminum	29	117	0	0	145	292
Unwrought zinc	614	0	0	2	68	683
Unwrought lead	193	3	0	0	0	196
Other	67	26	13	43	21	171

Fabricated metal products	792	8	21	119	119	1,059

Energy products	4,067	909	422	883	1,522	7,803
Natural gas	2,558	0	0	0	0	2,558
Coal	20	907	422	845	1,466	3,660
Electricity	389	0	0	0	0	389
Other	1,101	2	0	37	57	1,197

Machinery and equipment	2,696	54	405	238	698	4,091
Motor vehicles and parts	278	2	7	89	36	412
Electrical/electronic/communications	527	12	127	29	163	858
Scientific/photographic/measuring equipment, etc.	325	13	95	29	107	569
Aircraft and parts	220	4	10	0	75	310
Other	1,346	23	167	90	317	1,942

Plastics and articles of plastic	347	1	5	6	22	380
Chemicals and chemical products	587	48	70	74	185	964
Apparel and accessories	90	3	8	1	10	111
Textiles	13	0	3	0	45	62

All other commodities	739	8	36	57	274	1,115

Total	17,953	3,656	1,591	6,427	6,162	35,790

1              As of July 1, 2013, Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom.

Source:         BC Stats

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.8 British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2012	2013	2014	2013-2014	2013	2014
		($ millions)			(per cent)
United Kingdom	328	336	384	14.0	1.0	1.1
Germany	248	224	252	12.3	0.7	0.7
Mainland China	5,752	6,607	6,427	(2.7)	19.8	18.0
Hong Kong	219	201	250	24.3	0.6	0.7
Taiwan	656	600	543	(9.6)	1.8	1.5
Japan	4,139	4,051	3,656	(9.7)	12.1	10.2
South Korea	1,891	1,816	2,089	15.0	5.4	5.8
India	322	468	590	26.1	1.4	1.6
Australia	371	310	321	3.6	0.9	0.9
Mexico	101	125	111	(10.9)	0.4	0.3
United States	14,031	15,522	17,953	15.7	46.4	50.2
Other	3,426	3,165	3,214	1.5	9.5	9.0
Total	31,484	33,426	35,790	7.1	100.0	100.0

Market Areas:
Western Europe [1]	1,802	1,525	1,520	(0.3)	4.6	4.2
Pacific Rim [2]	13,651	14,338	14,236	(0.7)	42.9	39.8

1                   Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Malta, Monaco, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

2                   Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source:         Statistics Canada, International Trade Statistics custom extract, May 2015. Figures may not add due to rounding.

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.9 Historical Commodity Prices (in US Dollars)

	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Metals
Copper (London; $/lb)	1.30	1.67	3.07	3.24	3.15	2.35	3.42	4.00	3.61	3.32	3.10
Lead (London; $/lb)	0.40	0.44	0.59	1.17	0.94	0.78	0.97	1.09	0.93	0.97	0.95
Zinc (London; $/lb)	0.48	0.63	1.49	1.47	0.85	0.78	1.02	0.99	0.88	0.86	0.98
Gold (London; $/troy oz)	409	445	604	697	872	973	1,225	1,572	1,667	1,407	1,266
Silver (London; $/troy oz)	6.66	7.32	11.55	13.38	14.93	14.68	20.17	35.12	31.12	23.72	19.07
Molybdenum ($/lb)	15.92	31.05	24.46	30.22	29.22	11.05	15.68	15.47	12.80	10.33	11.39
Aluminum (London; $/lb)	0.78	0.86	1.17	1.20	1.16	0.76	0.98	1.09	0.92	0.93	0.85
Forest Products
Lumber (Madison’s Lumber Reporter; WSPF, 2x4, $/1000 bd ft)	394	355	296	249	219	182	255	254	299	358	353
Pulp (Northern Europe; $/tonne; transaction price)	616	611	674	793	853	656	930	961	814	857	925
Newsprint (U.S. Eastcoast; $/tonne)	531	580	634	581	671	578	582	625	621	599	581
Cedar (Madison’s Lumber Reporter 2x4, $/1000 bd ft)	653	641	620	620	674	623	650	636	769	895	957
Other
Oil (West Texas Intermediate; $/barrel)	42	57	66	72	100	62	79	95	94	98	93
Natural Gas (Inlet to WEI; $/GJ)	5.54	7.27	5.54	5.41	6.90	3.03	2.95	2.46	1.36	2.03	3.11
Coal (Japan-Australia JFY FOB US$/t) Metallurgical	56	125	107	89	289	120	204	277	204	155	124
Low Volatile PCI	47	102	66	68	245	90	165	218	153	125	104
Thermal	44	53	43	56	125	70	98	130	114	95	82

Sources: Ministry of Finance; Ministry of Energy and Mines; Ministry of Natural Gas Development; Ministry of Forests, Lands and Natural Resource Operations; US Dept of Energy.

2015 Financial and Economic Review — July 2015

Appendix 1 — Economic Review

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

							Change [1]
Indicator	2009	2010	2011	2012	2013	2014	2013-2014
	(million cubic meters)						(per cent)
Wood production
Lumber	22.9	26.8	28.4	29.2	30.1	29.8	(0.9)
Timber Scaled by species
Lodgepole pine	24.8	29.1	29.8	27.7	26.7	23.1	(13.3)
Spruce	6.8	8.9	10.5	11.5	12.6	11.5	(8.5)
Hemlock	4.3	6.8	8.6	7.7	8.5	8.1	(5.0)
Douglas fir	5.4	7.6	9.2	8.9	9.8	10.1	2.6
Balsam	3.0	4.2	5.1	5.5	6.1	6.1	0.6
Cedar	2.7	4.1	3.7	4.3	4.6	4.4	(4.6)
All others	1.8	2.7	2.7	2.6	2.7	2.7	1.1
Total [2]	48.8	63.3	69.6	68.1	71.0	66.1	(7.0)

	(million cubic meters)
Harvest volumes	48.0	62.2	69.2	68.8	71.1	n/a	n/a

	(million tonnes)
Pulp and paper shipments	5.7	6.0	6.0	5.9	5.6	5.5	(1.4)
Market pulp	3.7	4.3	4.5	4.5	4.2	4.1	(2.4)
Newsprint, paper and paperboard	2.0	1.7	1.5	1.5	1.4	1.4	0.8

Industrial product price indices			(2010=100)
Softwood lumber	94.0	100.0	96.5	106.6	125.6	133.6	6.4
Spruce-Pine-Fir lumber (BC)	n/a	100.0	96.1	104.8	123.1	130.4	5.9
Hemlock lumber (BC)	92.4	100.0	98.8	112.0	139.7	150.0	7.4
Douglas fir and Western larch (BC)	98.2	100.0	100.0	103.8	115.8	125.7	8.5
Veneer and plywood	101.9	100.0	95.8	104.0	104.9	112.7	7.4
Wood pulp	92.8	100.0	95.8	94.7	98.5	98.0	(0.5)
Newsprint for export	111.9	100.0	101.0	101.8	102.4	105.4	2.9

1                   Percentage change based on unrounded numbers.

2                   Total may not add due to rounding.

Sources:            Timber scaled — Ministry of Forests, Lands, and Natural Resource Operations.

Harvest volumes — Natural Resources Canada (National Forestry Database).

Lumber production — Statistics Canada (CANSIM Table 303-0064 — accessed May 2015).

Pulp and paper production — Forest Products Association of Canada.

Industrial product price indices — Statistics Canada (CANSIM Tables 329-0075 and 329-0076 — accessed May 2015).

Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded.

For all scale invoiced as of date of reporting — May 1, 2015.

2015 Financial and Economic Review — July 2015

Appendix 1 – Economic Review

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

		Industrial		Construction				Natural Gas	Other oil
Year	Metals	Minerals [1]		Aggregates [2]	Coal		Crude Oil [3]	to Pipeline	and Gas [4]	Total
	($ millions)
1991	1,511	290		159	990		260	562	36	3,808
1992	1,502	212		157	706		260	592	38	3,467
1993	1,198	229		166	822		233	814	42	3,504
1994	1,354	237		180	861		235	991	44	3,902
1995	2,016	249		204	968		272	710	58	4,478
1996	1,537	251		189	1,027		441	817	75	4,337
1997	1,495	249		195	1,107		403	1,087	98	4,635
1998	1,484	245		208	956		373	1,154	47	4,467
1999	1,183	246		219	797		461	1,577	53	4,536
2000	1,571	284		224	812		843	3,826	114	7,674
2001	1,394	296		217	959		729	4,834	103	8,533
2002	1,288	310		231	1,035		714	3,458	79	7,115
2003	1,353	348		228	972		718	5,396	116	9,130
2004	1,956	355		239	1,191		824	5,827	133	10,524
2005	2,442	364		278	2,300		973	7,821	173	14,351
2006	3,248	363		274	2,105		1,013	5,956	179	13,139
2007	2,887	424		347	1,949		989	5,723	200	12,519
2008	2,590	696		378	3,738		1,215	7,501	524	16,641
2009	1,888	283		306	3,297		719	3,294	116	9,903
2010	2,191	349		373	4,253		915	3,360	158	11,599
2011	2,131	454		325	6,073		1,168	3,381	286	13,816
2012	2,360	461		370	4,635		1,185	1,935	266	11,212
2013	2,578	450		388	3,696		1,290	3,130	250	11,782
2014	3,397		x	366		x	1,535	5,128	309	10,735

1  Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

2  Sand and gravel; stone.

3  Includes pentanes and condensate.

4  Liquefied petroleum gases and sulphur.

x  Suppressed to meet the confidentiality requirements of the Statistics Act.

Sources:  Natural Resources Canada, Ministry of Natural Gas Development.

Table A1.12 Petroleum and Natural Gas Activity Indicators

													Change
Indicator	Unit of Measure	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2013-2014
													(per cent)
Natural gas production (wellhead)	(billion cubic m)	32.0	32.8	32.8	32.6	33.4	33.0	35.0	38.2	41.2	44.7	45.1	0.9
Crude oil and condensate	(million cubic m)	2.2	1.9	1.9	1.8	1.6	1.6	1.5	1.2	1.6	1.5	1.7	14.1
Wells authorized	(number)	1,698	1,790	1,730	1,205	1,412	829	870	1,135	647	907	1,254	38.3
Wells drilled	(number)	1,281	1,429	1,435	908	927	626	713	661	484	568	695	22.4
Provincial reserves
Raw gas (remaining reserves)	(billion cubic m)	389.7	444.6	462.4	482.9	605.3	657.9	932.0	974.9	1,138.5	1,197.2	n/a	n/a
Oil (remaining reserves)	(million cubic m)	22.0	20.9	18.2	19.7	18.5	19.3	18.7	18.2	19.1	19.3	n/a	n/a
Provincial government petroleum and natural gas revenue [1]	($ millions)	1,794.4	2,559.0	2,139.1	2,352.8	4,093.9	1,451.0	1,376.5	731.3	439.5	672.8	1,188.4	76.6

1  Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Source:  Ministry of Natural Gas Development

2015 Financial and Economic Review – July 2015

Appendix 1 – Economic Review

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption			Net Exports
	Net Generation			Receipts		Delivered
			Total	From Other		To Other	Total
			Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Thermal	Generation	and Imports	Supply	and Exports	Consumption	Demand
	(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005	60,605	7,207	67,811	7,226	75,037	9,247	65,790	75,037	2,021
2006	54,772	7,249	62,021	12,695	74,716	6,155	68,561	74,716	(6,540)
2007	64,738	7,473	72,212	8,027	80,239	10,987	69,252	80,239	2,960
2008	58,774	7,080	65,854	12,362	78,216	9,986	68,230	78,216	(2,376)
2009	55,872	6,330	62,201	11,771	73,973	8,134	65,839	73,973	(3,638)
2010	52,762	6,715	59,477	10,418	69,895	7,429	62,467	69,895	(2,990)
2011	60,966	5,240	66,205	10,195	76,401	13,106	63,294	76,401	2,911
2012	64,217	5,567	69,783	8,079	77,862	14,068	63,794	77,862	5,990
2013	57,846	5,860	63,707	8,697	72,403	9,007	63,396	72,403	311
2014	54,068	5,746	59,814	10,084	69,898	8,706	61,192	69,898	(1,378)

1  Gigawatt-hour = one million kilowatt-hours

Source:  Statistics Canada (CANSIM Table 127-0003 – accessed May 2015).

2015 Financial and Economic Review – July 2015

Appendix 1 – Economic Review

Table A1.14 Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
	Inter-	Inter-					Population	Population
Year	provincial	national	Total	Births	Deaths	Total	Increase [1]	at July 1
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,803	27,775	40,575	28,362	12,213	39,988	4,076,881
2002	(4,445)	28,662	24,217	40,065	28,884	11,181	35,398	4,100,161
2003	3,025	27,976	31,001	40,497	29,320	11,177	42,178	4,123,937
2004	7,785	28,734	36,519	40,490	29,924	10,566	47,085	4,155,017
2005	7,212	39,152	46,364	40,827	30,235	10,592	56,956	4,195,764
2006	12,799	35,437	48,236	41,729	30,688	11,041	59,277	4,241,691
2007	16,776	36,944	53,720	43,649	31,308	12,341	66,061	4,290,988
2008	10,849	50,805	61,654	44,276	32,097	12,179	73,833	4,349,412
2009	9,672	47,661	57,333	44,993	31,440	13,553	70,886	4,410,679
2010	6,212	33,385	39,597	43,826	31,324	12,502	52,099	4,465,924
2011	699	30,860	31,559	44,129	31,964	12,165	43,724	4,499,139
2012	(4,596)	31,345	26,749	44,028	32,358	11,670	38,419	4,542,508
2013	(832)	34,457	33,625	43,700	33,051	10,649	44,274	4,582,625
2014	10,042	33,890	43,932	44,194	33,574	10,620	54,552	4,631,302

1 Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Source:  Statistics Canada (CANSIM Tables 051-0017, 051-0037, 053-0001, 051-0005 – accessed May 2015).

2015 Financial and Economic Review – July 2015

Appendix 2

Financial Review

Supplementary Tables

2015 Financial and Economic Review – July 2015

Appendix 2 – Financial Review Supplementary Tables

Table A2.1 2014/15 Financial Forecasts – Year in Review

	($ millions)
2014/15 surplus – Budget 2014 (February 18, 2014)	184				184
2014/15 surplus – first Quarterly Report (September 9, 2014)		266
2014/15 surplus – second Quarterly Report (November 26, 2014)			444
2014/15 surplus – third Quarterly Report (February 17, 2015)				879

	Q1	Q2	Q3	Q4	Total
	Update	Update	Update	Update	Changes
Revenue changes:
Personal income tax – mainly higher 2013 tax assessments	337	—	235	13	585
Corporate income tax – increased federal government instalments and prior-year adjustment, reflecting higher 2013 tax assessments	119	18	151	(1)	287
Provincial sales tax – carry forward impact of lower 2013/14 results	(218)	—	20	87	(111)
Harmonized sales tax – prior year results	—	—	(94)	3	(91)
Property transfer tax – stronger year-to-date sales results	50	100	85	26	261
Other taxation sources	(13)	(11)	2	(10)	(32)
Natural gas royalties – mainly higher prices, partially offset by lower production volumes and higher utilization of royalty programs	202	12	(113)	(49)	52
Forests – mainly reduced harvest volumes	46	(31)	(43)	(3)	(31)
Coal, metals and minerals – lower coal prices and mining profits	(98)	(8)	(12)	33	(85)
Other natural resources	6	(11)	2	(6)	(9)
Fees – mainly improved SUCH sector projections	44	8	20	17	89
Investment earnings – higher SUCH and taxpayer supported Crown agencies’ forecasts	5	22	9	76	112
Miscellaneous – reduced SUCH sector outlook and reprofiling property transfers to non-profit societies to support building capacity in the non-profit sector	(100)	17	(80)	84	(79)
Release of surplus assets – reprofiling to 2015/16	—	—	(79)	4	(75)
Federal government contributions – lower Disaster Financial Assistance transfers, health and social transfers in respect of prior years and Crown agencies’ forecast	14	9	(7)	(53)	(37)
Commercial Crown agencies operating results:
ICBC – mainly claims cost savings and higher investment income	111	71	166	57	405
Other commercial Crown agencies changes	10	(2)	1	72	81
Total revenue changes	515	194	263	350	1,322
Less : expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Direct fire costs	287	(50)	—	(2)	235
Emergency program flood-related costs	14	1	—	(2)	13
Teachers’ Pension Plan liability adjustment	66	—	—	(19)	47
BC Training and Education Savings Program - higher eligibility volumes	8	—	—	—	8
Innovative Clean Energy Fund	—	—	9	—	9
Elections BC	3	—	—	2	5
BC Timber Sales	—	3	2	2	7
Other statutory spending	—	—	4	(2)	2
Refundable tax credit transfers	(6)	46	30	16	86
Other CRF underspend	—	—	—	(63)	(63)
Prior year liability adjustments	—	(15)	(50)	(65)	(130)
Management of public debt (net) – reflects lower interest rates and revisions to scheduled borrowing	(15)	(14)	(36)	(23)	(88)
Spending funded by third party recoveries	8	13	(2)	50	69
(Increase) decrease in operating transfers to service delivery agencies	34	91	(6)	(24)	95
Changes in spending profile of service delivery agencies:
School districts – lower operating expenses due to job action	(163)	(97)	—	(68)	(328)
Universities – lower grants to third parties and amortization expenses	14	(1)	12	(58)	(33)
Colleges – primarily higher amortization costs	(10)	20	3	13	26
Health authorities and hospital societies – increasing demand for healthcare services	110	26	(2)	(88)	46
Other service delivery agencies	7	(7)	(36)	(23)	(59)
Removal of expenditure management targets from fiscal plan	76	—	—	—	76
Total expense increases (decreases)	433	16	(72)	(354)	23
Subtotal	82	178	335	704	1,299
Reduction in forecast allowance	—	—	100	100	200
Total changes	82	178	435	804	1,499
2014/15 surplus – first Quarterly Report	266
2014/15 surplus – second Quarterly Report		444
2014/15 surplus – third Quarterly Report			879
2014/15 surplus – Public Accounts				1,683	1,683

2015 Financial and Economic Review – July 2015

Appendix 2 – Financial Review Supplementary Tables

Table A2.2 Operating Statement – 2003/04 to 2014/15 1

													Average
($ millions)	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	annual change
													(per cent)
Revenue	29,325	33,565	36,138	38,685	40,023	38,720	37,978	40,679	41,796	42,036	43,728	46,122	4.2
Expense	(30,677)	(30,880)	(33,166)	(34,703)	(37,277)	(38,647)	(39,790)	(40,926)	(43,646)	(43,204)	(43,401)	(44,439)	3.4
Surplus/(deficit)	(1,352)	2,685	2,972	3,982	2,746	73	(1,812)	(247)	(1,850)	(1,168)	327	1,683
Accumulated surplus (deficit) beginning of year, excluding other comprehensive income	(5,010)	(6,362)	(3,677)	(705)	3,277	6,023	6,096	4,284	4,037	2,187	1,019	1,346
Accumulated surplus (deficit) before other comprehensive income	(6,362)	(3,677)	(705)	3,277	6,023	6,096	4,284	4,037	2,187	1,019	1,346	3,029
Accumulated other comprehensive income of commercial Crown corporations	—	—	—	494	412	(25)	456	360	73	154	481	223
Accumulated surplus (deficit), end of year	(6,362)	(3,677)	(705)	3,771	6,435	6,071	4,740	4,397	2,260	1,173	1,827	3,252

Per cent of Nominal GDP: [2]
Surplus (deficit)	-0.9	1.7	1.7	2.1	1.4	0.0	-0.9	-0.1	-0.9	-0.5	0.1	0.7
Per cent of revenue:
Surplus (deficit)	-4.6	8.0	8.2	10.3	6.9	0.2	-4.8	-0.6	-4.4	-2.8	0.7	3.6
Per capita ($): [3]
Surplus (deficit)	(328)	646	708	939	640	17	(411)	(55)	(411)	(257)	71	363

1         Figures have been restated to reflect government accounting policies in effect at March 31, 2015.

2         Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2014/15 amounts divided by GDP for the 2014 calendar year). As nominal GDP for the calendar year ending 2014 is not available, the 2014 GDP projected in the February 2015 budget has been used for the fiscal year ended March 31, 2015 for demonstration purposes.

3         Per capita revenue and expense is calculated using July 1 population (e.g. 2014/15 amounts divided by population on July 1, 2014).

2015 Financial and Economic Review – July 2015

Appendix 2 – Financial Review Supplementary Tables

Table A2.3 Statement of Financial Position – 2003/04 to 2014/15

													Average
($ millions)	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Annual Change
													(per cent)
Financial assets:
Cash and temporary investments	2,725	3,623	3,882	3,452	5,954	5,185	2,911	3,060	3,235	3,174	2,802	3,676	2.8
Other financial assets	5,411	5,662	5,956	6,760	6,862	5,875	7,171	7,990	7,938	8,186	9,336	9,136	4.9
Sinking funds	4,619	4,516	4,059	3,798	2,649	2,134	1,329	1,410	1,491	1,778	835	977	-13.2
Investments in commercial Crown corporations:
Retained earnings	3,159	3,330	3,637	4,661	5,329	5,952	7,458	7,092	6,998	7,541	7,839	8,271	9.1
Recoverable capital loans	7,512	6,901	6,916	7,170	7,719	9,149	11,471	12,947	14,846	16,907	18,921	20,317	9.5
	10,671	10,231	10,553	11,831	13,048	15,101	18,929	20,039	21,844	24,448	26,760	28,588	9.4
Warehouse borrowing program assets	—	—	—	—	—	2,081	—	—	—	—	—	—	n/a
	23,426	24,032	24,450	25,841	28,513	30,376	30,340	32,499	34,508	37,586	39,733	42,377	5.5
Liabilities:
Accounts payable & accrued liabilities	7,383	7,162	7,728	7,510	8,353	7,695	7,286	7,919	9,119	9,150	8,298	8,312	1.1
Deferred revenue	4,147	5,345	5,897	6,202	7,421	9,433	10,002	10,750	10,459	9,895	9,718	9,809	8.1
Debt:
Taxpayer-supported debt	30,000	28,648	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	3.1
Self-supported debt	7,775	7,221	7,242	7,502	8,088	11,612	11,917	13,333	15,534	17,634	19,625	21,040	9.5
Total provincial debt	37,775	35,869	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	4.7
Add: debt offset by sinking funds	4,619	4,515	4,059	3,798	2,649	2,134	1,329	1,410	1,491	1,778	835	977	-13.2
Less: guarantees and non-guaranteed debt	(467)	(492)	(495)	(447)	(492)	(496)	(546)	(455)	(730)	(755)	(726)	(739)	4.3
Financial statement debt	41,927	39,892	38,021	36,790	36,794	39,652	42,668	46,109	50,954	56,839	60,802	63,158	3.8
	53,457	52,399	51,646	50,502	52,568	56,780	59,956	64,778	70,532	75,884	78,818	81,279	3.9
Net liabilities	(30,031)	(28,367)	(27,196)	(24,661)	(24,055)	(26,404)	(29,616)	(32,279)	(36,024)	(38,298)	(39,085)	(38,902)	2.4
Capital and other assets:
Tangible capital assets	22,461	23,350	24,874	26,716	28,652	30,539	32,219	34,278	35,692	36,762	37,778	39,028	5.2
Restricted assets	771	830	887	962	1,130	1,178	1,241	1,312	1,377	1,442	1,493	1,553	6.6
Other assets	437	510	730	754	708	758	896	1,086	1,215	1,267	1,641	1,573	12.3
	23,669	24,690	26,491	28,432	30,490	32,475	34,356	36,676	38,284	39,471	40,912	42,154	5.4
Accumulated surplus (deficit)	(6,362)	(3,677)	(705)	3,771	6,435	6,071	4,740	4,397	2,260	1,173	1,827	3,252	n/a
Per cent of Nominal GDP: [1]
Net liabilities	20.2	17.6	15.7	13.2	12.2	12.9	15.1	15.7	16.6	17.2	17.0	16.3	-1.9
Capital and other assets	15.9	15.3	15.3	15.2	15.5	15.9	17.5	17.8	17.6	17.7	17.8	17.7	0.9
Growth rates:
Net liabilities	4.3	-5.5	-4.1	-9.3	-2.5	9.8	12.2	9.0	11.6	6.3	2.1	-0.5	2.6
Capital and other assets	-0.5	4.3	7.3	7.3	7.2	6.5	5.8	6.8	4.4	3.1	3.7	3.0	5.4
Per capita: [2]
Net liabilities	7,282	6,827	6,482	5,814	5,606	6,071	6,715	7,228	8,007	8,431	8,529	8,400	1.3
Capital and other assets	5,739	5,942	6,314	6,703	7,106	7,467	7,789	8,212	8,509	8,689	8,928	9,102	4.3

1     Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2014/15 amount divided by GDP for the 2014 calendar year). As nominal GDP for the calendar year ending 2014 is not available, the 2014 GDP projected in the February 2015 budget has been used for the fiscal year ended March 31, 2015 for demonstration purposes.

2  Per capita net liabilities is calculated using July 1 population (e.g. 2014/15 amount divided by population on July 1, 2014).

2015 Financial and Economic Review – July 2015

Appendix 2 – Financial Review Supplementary Tables

Table A2.4  Changes in Financial Position – 2003/04 to 2014/15

		Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	12-Year
($ millions)		2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	Total
(Surplus) deficit for the year		1,352	(2,685)	(2,972)	(3,982)	(2,746)	(73)	1,812	247	1,850	1,168	(327)	(1,683)	(8,039)
Comprehensive income (increase) decrease		—	—	—	(494)	82	437	(481)	96	287	(81)	(327)	258	(223)
Change in accumulated (surplus) deficit		1,352	(2,685)	(2,972)	(4,476)	(2,664)	364	1,331	343	2,137	1,087	(654)	(1,425)	(8,262)

Capital and other asset changes:
Taxpayer-supported capital investments		2,068	2,357	3,136	3,404	3,664	3,743	3,719	4,110	3,565	3,279	3,151	3,407	39,603
Less:	amortization and other accounting changes	(2,237)	(1,468)	(1,612)	(1,562)	(1,728)	(1,856)	(2,039)	(2,051)	(2,151)	(2,209)	(2,135)	(2,157)	(23,205)
Increase in net capital assets		(169)	889	1,524	1,842	1,936	1,887	1,680	2,059	1,414	1,070	1,016	1,250	16,398
Increase (decrease) in restricted assets		32	59	57	75	168	48	63	71	65	65	51	60
Increase (decrease) in other assets		12	73	220	24	(46)	50	138	190	129	52	374	(68)	1,148
		(125)	1,021	1,801	1,941	2,058	1,985	1,881	2,320	1,608	1,187	1,441	1,242	18,360
Increase (decrease) in net liabilities		1,227	(1,664)	(1,171)	(2,535)	(606)	2,349	3,212	2,663	3,745	2,274	787	(183)	10,098

Investment and working capital changes:
Increase (reduction) in cash and temporary investments		73	898	259	(430)	2,502	(769)	(2,274)	149	175	(61)	(372)	874	1,024
Increase (decrease) in warehouse borrowing investments		—	—	—	—	—	2,081	(2,081)	—	—	—	—	—	—
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings		441	171	307	1,024	668	623	1,506	(366)	(94)	543	298	432	5,553
Self-supported capital investments		787	777	811	983	1,299	1,810	3,362	2,470	2,744	2,765	2,519	2,488	22,815
Less:	loan repayments and other accounting changes	(506)	(1,388)	(796)	(729)	(750)	(380)	(1,040)	(994)	(845)	(704)	(505)	(1,092)	(9,729)
		722	(440)	322	1,278	1,217	2,053	3,828	1,110	1,805	2,604	2,312	1,828	18,639
Other working capital changes		(1,576)	(829)	(1,281)	456	(3,109)	(2,856)	331	(481)	(880)	1,068	1,236	(163)	(8,084)
		(781)	(371)	(700)	1,304	610	509	(196)	778	1,100	3,611	3,176	2,539	11,579
Increase (decrease) in financial statement debt		446	(2,035)	(1,871)	(1,231)	4	2,858	3,016	3,441	4,845	5,885	3,963	2,356	21,677
(Increase) decrease in sinking fund debt		455	104	456	261	1,149	515	805	(81)	(81)	(287)	943	(142)	4,097
Increase (decrease) in guarantees		10	(32)	(3)	(54)	8	(9)	(14)	(31)	(27)	(14)	(6)	(6)	(178)
Increase (decrease) in non-guaranteed debt		7	57	6	6	37	13	64	(60)	302	39	(23)	19	467
Increase (decrease) in total provincial debt		918	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	4,877	2,227	26,063
Represented by increase (decrease) in:
Taxpayer-supported debt		630	(1,352)	(1,433)	(1,278)	612	(147)	3,566	1,853	2,838	3,523	2,886	812	12,510
Self-supported debt		288	(554)	21	260	586	3,524	305	1,416	2,201	2,100	1,991	1,415	13,553
Total provincial debt		918	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	4,877	2,227	26,063

2015 Financial and Economic Review – July 2015

Appendix 2 – Financial Review Supplementary Tables

Table A2.5  Revenue by Source - 2003/04 to 2014/15 1

													Average
($ millions)	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	annual change
													(per cent)
Taxation revenue:
Personal income	5,014	5,184	5,960	7,020	7,074	6,309	5,769	5,805	6,427	6,977	6,862	8,076	4.4
Corporate income	874	1,388	1,587	1,732	2,477	2,294	1,625	2,026	2,002	2,204	2,427	2,635	10.6
Harmonized sales	—	—	—	—	—	—	—	4,176	5,779	5,950	(226)	(91)	n/a
Other sales	4,165	4,309	4,507	4,886	5,248	5,137	4,945	1,438	151	118	5,529	5,853	n/a
Fuel	875	904	911	901	935	891	884	940	928	890	917	932	0.6
Carbon	—	—	—	—	—	306	541	741	959	1,120	1,222	1,198	n/a
Tobacco	647	699	702	727	693	709	683	735	636	614	724	752	1.4
Property	1,576	1,663	1,719	1,734	1,797	1,850	1,887	1,920	1,913	1,985	2,080	2,154	2.9
Property transfer	518	604	843	914	1,068	715	887	855	944	758	937	1,065	6.8
Corporation capital	124	160	162	91	117	108	95	(3)	(5)	1	—	(1)	n/a
Insurance premium	300	302	330	353	373	389	389	399	411	433	458	483	4.4
	14,093	15,213	16,721	18,358	19,782	18,708	17,705	19,032	20,145	21,050	20,930	23,056	4.6
Natural resource revenue:
Natural gas royalties	1,230	1,439	1,921	1,207	1,132	1,314	406	313	339	169	445	493	-8.0
Crown land tenures	320	342	386	441	569	814	867	923	928	868	859	834	9.1
Columbia River Treaty	230	258	319	223	246	231	168	136	110	89	170	130	-5.1
Other energy and minerals	199	256	392	456	367	479	421	514	529	306	269	267	2.7
Forests	1,014	1,363	1,214	1,276	1,087	557	387	436	482	562	719	754	-2.7
Other resources	301	302	317	342	341	413	398	406	424	479	493	459	3.9
	3,294	3,960	4,549	3,945	3,742	3,808	2,647	2,728	2,812	2,473	2,955	2,937	-1.0
Other revenue:
Medical Services Plan premiums	1,453	1,472	1,482	1,524	1,557	1,595	1,666	1,787	1,919	2,047	2,158	2,254	4.1
Post-secondary education fees	781	836	892	928	979	1,036	1,123	1,235	1,291	1,345	1,445	1,544	6.4
Other healthcare related fees	231	228	225	237	248	257	267	308	324	327	333	358	4.1
Motor vehicle licences and permits	367	385	405	427	445	450	449	467	479	489	504	499	2.8
BC Ferries tolls	—	—	—	—	—	—	—	—	—	—	—	—	n/a
Other fees and licences	713	749	682	692	750	670	616	643	722	699	770	770	0.7
Investment earnings	947	830	951	1,023	1,133	818	930	843	1,022	1,173	1,236	1,203	2.2
Sales of goods and services	714	741	719	678	637	694	728	759	930	942	946	967	2.8
Miscellaneous	1,147	1,349	1,452	1,774	1,813	1,809	1,887	1,928	1,743	1,671	2,248	1,837	4.4
	6,353	6,590	6,808	7,283	7,562	7,329	7,666	7,970	8,430	8,693	9,640	9,432	3.7
Contributions from the federal government:
Health and social transfers	3,044	3,421	4,220	4,473	4,614	4,743	4,883	5,176	5,384	5,442	5,869	5,827	6.1
Harmonized sales tax transition payments	—	—	—	—	—	—	250	769	580	—	—	—	n/a
Equalization	(330)	979	590	459	—	—	—	—	—	—	—	—	n/a
Other cost shared agreements	907	832	1,025	1,465	1,328	1,252	1,794	2,064	1,754	1,602	1,633	1,499	4.7
	3,621	5,232	5,835	6,397	5,942	5,995	6,927	8,009	7,718	7,044	7,502	7,326	6.6
Commercial Crown corporation net income:
BC Hydro	111	402	266	407	369	365	447	591	558	509	549	581	16.2
Liquor Distribution Branch	724	779	800	840	858	891	877	891	909	930	877	935	2.4
BC Lotteries (net of payments to federal gov’t)	719	811	914	1,011	1,080	1,082	1,070	1,097	1,102	1,116	1,165	1,245	5.1
BC Railway Company	41	183	33	30	13	36	2	15	14	6	13	5	n/a
ICBC	352	383	191	381	633	512	601	315	84	231	136	657	n/a
Transportation Investment Corp. (Port Mann)	—	—	—	—	—	(47)	(4)	(7)	(17)	(60)	(88)	(89)	n/a
Other	17	12	21	33	42	41	40	38	41	44	49	37	7.3
	1,964	2,570	2,225	2,702	2,995	2,880	3,033	2,940	2,691	2,776	2,701	3,371	5.0
Total revenue	29,325	33,565	36,138	38,685	40,023	38,720	37,978	40,679	41,796	42,036	43,728	46,122	4.2

2015 Financial and Economic Review – July 2015

Appendix 2 – Financial Review Supplementary Tables

Table A2.6  Revenue by Source Supplementary Information – 2003/04 to 2014/15

													Average
	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	annual change
													(per cent)
Per cent of Nominal GDP: [3]
Taxation	9.5	9.4	9.6	9.8	10.0	9.2	9.0	9.2	9.3	9.5	9.1	9.7	0.2
Natural resources	2.2	2.5	2.6	2.1	1.9	1.9	1.4	1.3	1.3	1.1	1.3	1.2	-5.2
Other	4.3	4.1	3.9	3.9	3.8	3.6	3.9	3.9	3.9	3.9	4.2	4.0	-0.7
Contributions from the federal government	2.4	3.2	3.4	3.4	3.0	2.9	3.5	3.9	3.5	3.2	3.3	3.1	2.1
Commercial Crown corporation net income	1.3	1.6	1.3	1.4	1.5	1.4	1.5	1.4	1.2	1.2	1.2	1.4	0.6
Total revenue	19.7	20.8	20.8	20.7	20.3	19.0	19.4	19.7	19.2	18.9	19.0	19.3	-0.2
Growth rates (per cent):
Taxation	11.9	7.9	9.9	9.8	7.8	-5.4	-5.4	7.5	5.8	4.5	-0.6	10.2	n/a
Natural resources	2.3	20.2	14.9	-13.3	-5.1	1.8	-30.5	3.1	3.1	-12.1	19.5	-0.6	n/a
Other	-1.3	3.7	3.3	7.0	3.8	-3.1	4.6	4.0	5.8	3.1	10.9	-2.2	n/a
Contributions from the federal government	-5.3	44.5	11.5	9.6	-7.1	0.9	15.5	15.6	-3.6	-8.7	6.5	-2.3	n/a
Commercial Crown corporation net income	6.3	30.9	-13.4	21.4	10.8	-3.8	5.3	-3.1	-8.5	3.2	-2.7	24.8	n/a
Total revenue	5.0	14.5	7.7	7.0	3.5	-3.3	-1.9	7.1	2.7	0.6	4.0	5.5	n/a
Per capita ($): [4]
Taxation	3,417	3,661	3,985	4,328	4,610	4,301	4,014	4,262	4,478	4,634	4,567	4,978	3.5
Natural resources	799	953	1,084	930	872	876	600	611	625	544	645	634	-2.1
Other	1,541	1,586	1,623	1,717	1,762	1,685	1,738	1,785	1,874	1,914	2,104	2,037	2.6
Contributions from the federal government	878	1,259	1,391	1,508	1,385	1,378	1,571	1,793	1,715	1,551	1,637	1,582	5.5
Commercial Crown corporation net income	476	619	530	637	698	662	688	658	598	611	589	728	3.9
Total revenue	7,111	8,078	8,613	9,120	9,327	8,902	8,610	9,109	9,290	9,254	9,542	9,959	3.1

Real Per Capita Revenue (2014 $) [5]	8,273	9,218	9,634	10,031	10,082	9,426	9,117	9,517	9,481	9,340	9,639	9,959	1.7
Growth rate (per cent)	2.2	11.4	4.5	4.1	0.5	-6.5	-3.3	4.4	-0.4	-1.5	3.2	3.3	1.8

1              Figures have been restated to reflect government accounting policies in effect at March 31, 2015.

2              Includes social service tax, hotel room tax, provincial sales tax, tax on designated properties and housing transition tax.

3              Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2014/15 revenue divided by GDP for the 2014 calendar year). As nominal GDP for the calendar year ending 2014 is not available, the 2014 GDP projected in the February 2015 budget has been used for the fiscal year ended March 31, 2015 for demonstration purposes. Totals may not add due to rounding.

4              Per capita revenue is calculated using July 1 population (e.g. 2014/15 revenue divided by population on July 1, 2014). Totals may not add due to rounding.

5              Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2014 CPI for 2014/15 revenue).

2015 Financial and Economic Review – July 2015

Appendix 2 – Financial Review Supplementary Tables

Table A2.7  Expense by Function 1 – 2003/04 to 2014/15

													Average
($ millions)	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	annual change
													(per cent)
Function:
Health:
Medical Services Plan	2,451	2,458	2,601	2,869	3,168	3,282	3,407	3,641	3,873	3,906	4,114	4,136	4.9
Pharmacare	723	793	868	914	955	1,010	1,053	1,129	1,147	1,122	1,130	1,120	4.1
Regional services	7,593	7,781	8,346	8,751	9,321	10,030	10,273	10,597	11,255	11,784	11,960	12,410	4.6
Other healthcare expenses	343	361	469	565	667	601	597	625	642	690	658	704	6.8
	11,110	11,393	12,284	13,099	14,111	14,923	15,330	15,992	16,917	17,502	17,862	18,370	4.7
Education:
Elementary and secondary	4,687	4,757	4,829	5,272	5,521	5,740	5,778	5,802	5,885	6,002	6,133	6,064	2.4
Post-secondary	3,327	3,534	3,912	4,068	4,307	4,573	4,732	4,859	4,907	5,103	5,284	5,349	4.4
Other education expenses	198	195	171	147	152	158	528	504	436	423	410	414	6.9
	8,212	8,486	8,912	9,487	9,980	10,471	11,038	11,165	11,228	11,528	11,827	11,827	3.4
Social services:
Social assistance	1,084	970	1,089	1,231	1,255	1,339	1,454	1,506	1,550	1,552	1,572	1,589	3.5
Child welfare	774	759	832	964	925	1,073	1,077	1,118	1,112	1,098	1,097	1,129	3.5
Low income tax credit transfers	195	168	135	101	85	188	216	408	509	534	279	248
Community living and other services	725	728	682	586	756	723	729	754	769	806	857	881	1.8
	2,778	2,625	2,738	2,882	3,021	3,323	3,476	3,786	3,940	3,990	3,805	3,847	3.0
Protection of persons and property	1,217	1,068	1,245	1,184	1,429	1,429	1,380	1,448	1,512	1,539	1,520	1,451	1.6
Transportation	1,121	1,310	1,197	1,251	1,378	1,401	1,453	1,580	1,545	1,555	1,580	1,608	3.3
Natural resources & economic development	1,648	1,722	1,651	1,782	2,073	1,886	2,159	2,349	1,873	2,092	1,755	2,191	2.6
Other	1,064	1,018	1,079	1,232	1,386	1,649	1,382	1,208	1,414	1,346	1,184	1,288	1.8
General government	958	953	1,152	1,252	1,218	1,425	1,375	1,146	1,235	1,262	1,386	1,359	3.2
Interest	2,446	2,305	2,198	2,270	2,237	2,158	2,197	2,252	2,383	2,390	2,482	2,498	0.2
Operating expense	30,554	30,880	32,456	34,439	36,833	38,665	39,790	40,926	42,047	43,204	43,401	44,439	3.5
Unusual items:
Joint trusteeship	—	—	—	—	—	—	—	—	—	—	—	—
Restructuring exit expenses	123	—	—	—	—	—	—	—	—	—	—	—
Negotiating Framework incentive payments	—	—	710	264	4	2	—	—	—	—	—	—
Climate Action Dividend	—	—	—	—	440	(20)	—	—	—	—	—	—
Liability for HST transition funding repayment	—	—	—	—	—	—	—	—	1,599	—	—	—
Total expense	30,677	30,880	33,166	34,703	37,277	38,647	39,790	40,926	43,646	43,204	43,401	44,439

Per cent of operating expense:
Health	36.4	36.9	37.8	38.0	38.3	38.6	38.5	39.1	40.2	40.5	41.2	41.3	1.2
Education	26.9	27.5	27.5	27.5	27.1	27.1	27.7	27.3	26.7	26.7	27.3	26.6	-0.1
Social services and housing	9.1	8.5	8.4	8.4	8.2	8.6	8.7	9.3	9.4	9.2	8.8	8.7	-0.4
Protection of persons and property	4.0	3.5	3.8	3.4	3.9	3.7	3.5	3.5	3.6	3.6	3.5	3.3	-1.8
Transportation	3.7	4.2	3.7	3.6	3.7	3.6	3.7	3.9	3.7	3.6	3.6	3.6	-0.1
Natural resources & economic development	5.4	5.6	5.1	5.2	5.6	4.9	5.4	5.7	4.5	4.8	4.0	4.9	-0.8
Other	3.5	3.3	3.3	3.6	3.8	4.3	3.5	3.0	3.4	3.1	2.7	2.9	-1.7
General government	3.1	3.1	3.5	3.6	3.3	3.7	3.5	2.8	2.9	2.9	3.2	3.1	-0.2
Interest	8.0	7.5	6.8	6.6	6.1	5.6	5.5	5.5	5.7	5.5	5.7	5.6	-3.2
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1  Figures have been restated to reflect government accounting policies in effect at March 31, 2015.

2015 Financial and Economic Review – July 2015

Appendix 2 — Financial Review Supplementary Tables

Table A2.8          Expense by Function 1 Supplementary Information — 2003/04 to 2014/15

	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Average annual change
													(per cent)
Per cent of Nominal GDP: [2]
Health	7.5	7.1	7.1	7.0	7.2	7.3	7.8	7.8	7.8	7.9	7.8	7.7	0.3
Education	5.5	5.3	5.1	5.1	5.1	5.1	5.6	5.4	5.2	5.2	5.1	5.0	-1.0
Social services	1.9	1.6	1.6	1.5	1.5	1.6	1.8	1.8	1.8	1.8	1.7	1.6	-1.3
Protection of persons and property	0.8	0.7	0.7	0.6	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.6	-2.7
Transportation	0.8	0.8	0.7	0.7	0.7	0.7	0.7	0.8	0.7	0.7	0.7	0.7	-1.0
Natural resources & economic development	1.1	1.1	1.0	1.0	1.1	0.9	1.1	1.1	0.9	0.9	0.8	0.9	-1.7
Other	0.7	0.6	0.6	0.7	0.7	0.8	0.7	0.6	0.7	0.6	0.5	0.5	-2.5
General government	0.6	0.6	0.7	0.7	0.6	0.7	0.7	0.6	0.6	0.6	0.6	0.6	-1.1
Interest	1.6	1.4	1.3	1.2	1.1	1.1	1.1	1.1	1.1	1.1	1.1	1.0	-4.0
Operating expense	20.6	19.2	18.7	18.4	18.7	19.0	20.3	19.9	19.3	19.4	18.9	18.6	-0.9
Growth rates (per cent):
Health	2.7	2.5	7.8	6.6	7.7	5.8	2.7	4.3	5.8	3.5	2.1	2.8	n/a
Education	4.2	3.3	5.0	6.5	5.2	4.9	5.4	1.2	0.6	2.7	2.6	0.0	n/a
Social services	-10.9	-5.5	4.3	5.3	4.8	10.0	4.6	8.9	4.1	1.3	-4.6	1.1	n/a
Protection of persons and property	10.7	-12.2	16.6	-4.9	20.7	0.0	-3.4	4.9	4.4	1.8	-1.2	-4.5	n/a
Transportation	-29.4	16.9	-8.6	4.5	10.2	1.7	3.7	8.7	-2.2	0.6	1.6	1.8	n/a
Natural resources & economic development	8.1	4.5	-4.1	7.9	16.3	-9.0	14.5	8.8	-20.3	11.7	-16.1	24.8	n/a
Other	31.5	-4.3	6.0	14.2	12.5	19.0	-16.2	-12.6	17.1	-4.8	-12.0	8.8	n/a
General government	-5.4	-0.5	20.9	8.7	-2.7	17.0	-3.5	-16.7	7.8	2.2	9.8	-1.9	n/a
Interest	-4.2	-5.8	-4.6	3.3	-1.5	-3.5	1.8	2.5	5.8	0.3	3.8	0.6	n/a
Operating expense	0.5	1.1	5.1	6.1	7.0	5.0	2.9	2.9	2.7	2.8	0.5	2.4	n/a
Per capita ($):[3]
Health	2,694	2,742	2,928	3,088	3,289	3,431	3,476	3,581	3,760	3,853	3,898	3,966	3.6
Education	1,991	2,042	2,124	2,237	2,326	2,407	2,503	2,500	2,496	2,538	2,581	2,554	2.3
Social services	674	632	653	679	704	764	788	848	876	878	830	831	1.9
Protection of persons and property	295	257	297	279	333	329	313	324	336	339	332	313	0.5
Transportation	272	315	285	295	321	322	329	354	343	342	345	347	2.2
Natural resources & economic development	400	414	393	420	483	434	489	526	416	461	383	473	1.5
Other	258	245	257	290	323	379	313	270	314	296	258	278	0.7
General government	232	229	275	295	284	328	312	257	274	278	302	293	2.1
Interest	593	555	524	535	521	496	498	504	530	526	542	539	-0.9
Operating expense	7,409	7,431	7,736	8,118	8,584	8,890	9,021	9,164	9,345	9,511	9,471	9,594	2.4
Real Per Capita Operating Expense (2014 $) [4]	8,620	8,480	8,652	8,930	9,278	9,412	9,551	9,575	9,538	9,600	9,567	9,595	1.0
Growth rate (per cent)	-2.2	-1.6	2.0	3.2	3.9	1.4	1.5	0.2	-0.4	0.6	-0.3	0.3	0.7

1         Figures have been restated to reflect government accounting policies in effect at March 31, 2015.

2         Expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2014/15 expense divided by GDP for the 2014 calendar year). As nominal GDP for the calendar year ending 2014 is not available, the 2014 GDP projected in the February 2015 budget has been used for the fiscal year ended March 31, 2015 for demonstration purposes. Totals may not add due to rounding.

3         Per capita expense is calculated using July 1 population (e.g. 2014/15 expense divided by population on July 1, 2014). Totals may not add due to rounding.

4         Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2014 CPI for 2014/15 expense).

2015 Financial and Economic Review — July 2015

Appendix 2 — Financial Review Supplementary Tables

Table A2.9          Full-Time Equivalents (FTEs) — 2003/04 to 2014/15

	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Average annual change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	29,049	27,252	27,129	28,647	30,224	31,874	31,353	30,221	27,228	27,326	26,526	26,679	-0.8
Service delivery agencies [1]	4,570	3,822	3,992	3,917	4,128	4,403	4,508	4,295	4,346	4,508	4,640	4,798	0.4
Total FTEs	33,619	31,074	31,121	32,564	34,352	36,277	35,861	34,516	31,574	31,834	31,166	31,477	-0.6
Growth rates:
Ministries and special offices (CRF)	-2.4	-6.2	-0.5	5.6	5.5	5.5	-1.6	-3.6	-9.9	0.4	-2.9	0.6	-0.7
Service delivery agencies	-41.5	-16.4	4.4	-1.9	5.4	6.7	2.4	-4.7	1.2	3.7	2.9	3.4	0.7
Population per FTE: [2]
Total FTEs	122.7	133.7	134.8	130.3	124.9	119.9	123.0	129.4	142.5	142.7	147.0	147.1	1.7

1         Service delivery agency FTE amounts do not include SUCH sector staff employment.

2         Population per FTE is calculated using July 1 population (e.g. population on July 1, 2014 divided by 2014/15 FTEs).

2015 Financial and Economic Review — July 2015

Appendix 2 — Financial Review Supplementary Tables

Table A2.10              Capital Spending — 2003/04 to 2014/15

($ millions)	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Average annual change
													(per cent)
Taxpayer-supported:
Education
Schools (K–12)	313	239	286	322	380	413	449	433	560	509	466	420	2.7
Post-secondary	601	695	784	874	779	630	669	924	655	591	507	718	1.6
Health	420	568	848	760	881	892	927	916	732	742	690	900	7.2
BC Transportation Financing Authority	407	513	713	821	884	881	918	1,080	921	1,005	1,017	822	6.6
BC Transit	7	8	24	13	37	77	150	39	37	48	80	83	25.2
Rapid Transit Project 2000	14	15	16	15	—	—	—	—	—	—	—	—	n/a
Vancouver Convention Centre expansion	56	51	85	105	251	242	41	10	1	—	—	—	n/a
BC Place redevelopment	—	—	—	—	—	45	75	197	194	6	—	—	n/a
Government operating (ministries)	214	215	320	355	335	430	306	261	245	267	298	326	3.9
Other	36	53	60	139	117	133	184	250	220	111	93	138	13.0
	2,068	2,357	3,136	3,404	3,664	3,743	3,719	4,110	3,565	3,279	3,151	3,407	4.6
Self-supported:
BC Hydro	574	529	610	807	1,076	1,397	2,406	1,519	1,703	1,929	2,036	2,169	12.8
BC Transmission Corporation	—	—	21	50	70	19	12	—	—	—	—	—	n/a
Columbia River power projects	100	84	30	19	29	32	16	67	108	94	52	28	-10.9
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	215	778	730	734	540	202	76	n/a
BC Railway Company	33	30	15	19	20	10	14	6	9	10	8	5	-15.8
ICBC	26	31	27	22	23	22	22	48	92	73	82	88	11.7
BC Lottery Corporation	49	93	83	44	60	97	92	81	74	97	100	69	3.2
Liquor Distribution Branch	1	10	19	22	18	17	19	18	19	10	13	25	34.0
Other	4	—	6	—	3	1	3	1	5	12	26	28	19.4
	787	777	811	983	1,299	1,810	3,362	2,470	2,744	2,765	2,519	2,488	11.0
Total capital spending	2,855	3,134	3,947	4,387	4,963	5,553	7,081	6,580	6,309	6,044	5,670	5,895	6.8
Per cent of Nominal GDP: [1]
Taxpayer-supported	1.4	1.5	1.8	1.8	1.9	1.8	1.9	2.0	1.6	1.5	1.4	1.4	0.2
Self-supported	0.5	0.5	0.5	0.5	0.7	0.9	1.7	1.2	1.3	1.2	1.1	1.0	6.3
Total	1.9	1.9	2.3	2.3	2.5	2.7	3.6	3.2	2.9	2.7	2.5	2.5	2.3
Growth rates:
Taxpayer-supported	9.4	14.0	33.1	8.5	7.6	2.2	-0.6	10.5	-13.3	-8.0	-3.9	8.1	5.3
Self-supported	-11.7	-1.3	4.4	21.2	32.1	39.3	85.7	-26.5	11.1	0.8	-8.9	-1.2	14.2
Total	2.6	9.8	25.9	11.1	13.1	11.9	27.5	-7.1	-4.1	-4.2	-6.2	4.0	7.4
Per capita: [2]
Taxpayer-supported	501	567	747	803	854	861	843	920	792	722	688	736	3.6
Self-supported	191	187	193	232	303	416	762	553	610	609	550	537	9.9
Total	692	754	941	1,034	1,157	1,277	1,605	1,473	1,402	1,331	1,237	1,273	5.7

Real Per Capita Capital Spending (2014 $) [3]	805	861	1,052	1,138	1,250	1,352	1,700	1,539	1,431	1,343	1,250	1,273	4.2
Growth rate (per cent)	-0.2	6.9	22.3	8.1	9.9	8.1	25.7	-9.4	-7.0	-6.2	-6.9	1.8	4.4

1         Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2014/15 amounts divided by GDP for the 2014 calendar year). As nominal GDP for the calendar year ending 2014 is not available, the 2014 GDP projected in the February 2015 budget has been used for the fiscal year ended March 31, 2015 for demonstration purposes. Totals may not add due to rounding.

2         Per capita capital spending is calculated using July 1 population (e.g. 2014/15 amounts divided by population on July 1, 2014). Totals may not add due to rounding.

3         Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI)for the corresponding calendar year (e.g. 2014 CPI for 2014/15 capital spending).

2015 Financial and Economic Review — July 2015

Appendix 2 — Financial Review Supplementary Tables

Table A2.11   Provincial Debt — 2003/04 to 2014/15

($ millions)	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Average annual change
													(per cent)
Taxpayer-supported debt:
Provincial government direct operating	15,180	13,969	11,343	8,889	7,604	5,744	7,359	6,964	7,813	9,408	10,223	9,280	-4.4

Other taxpayer-supported debt (mainly capital):
Education facilities
Post-secondary institutions	2,180	2,385	2,752	3,013	3,422	3,611	3,824	4,092	4,185	4,315	4,386	4,518	6.8
Schools	4,649	4,737	4,860	5,013	5,216	5,522	5,777	6,016	6,407	6,830	7,245	7,600	4.6
	6,829	7,122	7,612	8,026	8,638	9,133	9,601	10,108	10,592	11,145	11,631	12,118	5.4
Health facilities	2,343	2,253	2,635	3,053	3,511	3,936	4,389	4,895	5,293	5,691	6,038	6,522	9.8
Highways, ferries and public transit
BC Transit	83	78	80	96	84	94	140	158	183	163	143	123	3.6
BC Transportation Financing Authority	2,764	2,474	2,699	3,237	3,948	4,586	5,211	5,785	6,287	7,084	7,912	8,428	10.7
Public transit	965	957	959	950	958	997	997	997	1,000	1,000	1,000	1,000	0.3
SkyTrain extension	1,119	1,135	1,145	1,153	1,153	1,154	1,154	1,155	1,174	1,174	1,174	1,174	0.4
	4,931	4,644	4,883	5,436	6,143	6,831	7,502	8,095	8,644	9,421	10,229	10,725	7.3
Other
BC Buildings	317	241	246	—	—	—	—	—	—	—	—	—	n/a
BC Immigration Investment Fund	29	88	148	167	256	287	289	347	398	363	440	414	27.3
BC Pavilion Corporation	—	—	—	—	—	—	49	250	383	383	382	381	n/a
Homeowner Protection Office	129	130	110	110	136	150	144	—	—	—	—	—	n/a
Provincial government general capital	—	—	—	—	—	—	294	570	808	1,073	1,372	1,698	n/a
Social Housing	156	133	189	216	218	286	305	511	674	658	719	715	14.8
Other	86	68	49	40	43	35	36	81	54	40	34	27	-10.0
	717	660	742	533	653	758	1,117	1,759	2,317	2,517	2,947	3,235	14.7
Total other taxpayer-supported debt	14,820	14,679	15,872	17,048	18,945	20,658	22,609	24,857	26,846	28,774	30,845	32,600	7.4
Total taxpayer-supported debt	30,000	28,648	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	3.1

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	7,040	6,906	6,892	7,144	7,633	9,054	10,792	11,710	12,978	14,167	15,559	16,544	8.1
BC Lottery Corporation	—	—	—	—	—	—	60	85	90	132	155	140	n/a
BC Rail	477	—	—	—	—	—	—	—	—	—	—	—	n/a
BC Transmission Corporation	—	—	30	30	79	70	70	—	—	—	—	—	n/a
Columbia Power Corporation	—	—	—	—	—	—	—	—	—	—	—	300	n/a
Columbia River power projects	215	257	247	236	219	208	196	183	481	475	470	464	7.2
Post-secondary institutions’ subsidiaries	32	45	52	69	130	149	220	173	173	215	198	222	19.3
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	20	544	1,148	1,779	2,610	3,209	3,335	n/a
Other	11	13	21	23	27	30	35	34	33	35	34	35	11.1
	7,775	7,221	7,242	7,502	8,088	9,531	11,917	13,333	15,534	17,634	19,625	21,040	9.5
Warehouse borrowing program	—	—	—	—	—	2,081	—	—	—	—	—	—	n/a
Total self-supported debt	7,775	7,221	7,242	7,502	8,088	11,612	11,917	13,333	15,534	17,634	19,625	21,040	9.5
Total provincial debt	37,775	35,869	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	4.7

2015 Financial and Economic Review — July 2015

Appendix 2 — Financial Review Supplementary Tables

Table A2.12   Provincial Debt Supplementary Information — 2003/04 to 2014/15

($ millions)	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Average annual change
													(per cent)
Per cent of Nominal GDP: [1]
Taxpayer-supported debt:
Provincial government direct operating	10.2	8.7	6.5	4.8	3.9	2.8	3.8	3.4	3.6	4.2	4.5	3.9	-8.4
Education facilities	4.6	4.4	4.4	4.3	4.4	4.5	4.9	4.9	4.9	5.0	5.1	5.1	0.9
Health facilities	1.6	1.4	1.5	1.6	1.8	1.9	2.2	2.4	2.4	2.6	2.6	2.7	5.1
Highways, ferries and public transit	3.3	2.9	2.8	2.9	3.1	3.3	3.8	3.9	4.0	4.2	4.5	4.5	2.8
Other	0.5	0.4	0.4	0.3	0.3	0.4	0.6	0.9	1.1	1.1	1.3	1.4	9.8
Total taxpayer-supported debt	20.2	17.8	15.7	13.9	13.5	12.9	15.3	15.4	15.9	17.2	17.9	17.5	-1.3
Self-supported debt:
Commercial Crown corporations & agencies	5.2	4.5	4.2	4.0	4.1	4.7	6.1	6.5	7.1	7.9	8.5	8.8	4.9
Warehouse borrowing program	—	—	—	—	—	1.0	—	—	—	—	—	—	n/a
Total self-supported debt	5.2	4.5	4.2	4.0	4.1	5.7	6.1	6.5	7.1	7.9	8.5	8.8	4.9
Total provincial debt	25.4	22.3	19.8	17.9	17.6	18.6	21.4	21.9	23.1	25.1	26.4	26.4	0.3
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	1.5	-8.0	-18.8	-21.6	-14.5	-24.5	28.1	-5.4	12.2	20.4	8.7	-9.2	-3.0
Education facilities	6.8	4.3	6.9	5.4	7.6	5.7	5.1	5.3	4.8	5.2	4.4	4.2	5.4
Health facilities	3.4	-3.8	17.0	15.9	15.0	12.1	11.5	11.5	8.1	7.5	6.1	8.0	9.9
Highways, ferries and public transit	2.0	-5.8	5.1	11.3	13.0	11.2	9.8	7.9	6.8	9.0	8.6	4.8	7.4
Other	-22.0	-7.9	12.4	-28.2	22.5	16.1	47.4	57.5	31.7	8.6	17.1	9.8	17.0
Total taxpayer-supported debt	2.1	-4.5	-5.0	-4.7	2.4	-0.6	13.5	6.2	8.9	10.2	7.6	2.0	3.3
Self-supported debt:
Commercial Crown corporations & agencies	3.8	-7.1	0.3	3.6	7.8	17.8	25.0	11.9	16.5	13.5	11.3	7.2	9.8
Warehouse borrowing program	—	—	—	—	—	—	-100.0	—	—	—	—	—	n/a
Total self-supported debt	3.8	-7.1	0.3	3.6	7.8	43.6	2.6	11.9	16.5	13.5	11.3	7.2	10.1
Total provincial debt	2.5	-5.0	-3.9	-3.0	3.6	9.7	10.2	7.8	11.2	11.2	8.7	3.7	4.9
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	3,681	3,362	2,703	2,096	1,772	1,321	1,668	1,559	1,737	2,071	2,231	2,004	-5.4
Education facilities	1,656	1,714	1,814	1,892	2,013	2,100	2,177	2,263	2,354	2,453	2,538	2,617	4.2
Health facilities	568	542	628	720	818	905	995	1,096	1,176	1,253	1,318	1,408	8.6
Highways, ferries and public transit	1,196	1,118	1,164	1,282	1,432	1,571	1,701	1,813	1,921	2,074	2,232	2,316	6.2
Other	174	159	177	126	152	174	253	394	515	554	643	699	13.5
Total taxpayer-supported debt	7,275	6,895	6,486	6,115	6,187	6,070	6,794	7,125	7,703	8,405	8,962	9,043	2.0
Self-supported debt:
Commercial Crown corporations & agencies	1,885	1,738	1,726	1,769	1,885	2,191	2,702	2,985	3,453	3,882	4,282	4,543	8.3
Warehouse borrowing program	—	—	—	—	—	478	—	—	—	—	—	—	n/a
Total self-supported debt	1,885	1,738	1,726	1,769	1,885	2,670	2,702	2,985	3,453	3,882	4,282	4,543	8.3
Total provincial debt	9,160	8,633	8,212	7,883	8,072	8,740	9,496	10,111	11,156	12,287	13,244	13,586	3.6
Real Per Capita Provincial Debt (2014 $) [3]	10,657	9,851	9,186	8,671	8,725	9,254	10,054	10,564	11,386	12,402	13,379	13,586	2.2
Growth rate (per cent)	-0.3	-7.6	-6.7	-5.6	0.6	6.1	8.7	5.1	7.8	8.9	7.9	1.5	2.4

1         Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2014/15 debt divided by GDP for the 2014 calendar year). As nominal GDP for the calendar year ending in 2014 is not available, the 2014 GDP projected in the February 2015 budget has been used for the fiscal year ended March 31, 2015 for demonstration purposes. Totals may not add due to rounding.

2         Per capita debt is calculated using July 1 population (e.g. 2014/15 debt divided by population on July 1, 2014). Totals may not add due to rounding.

3         Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2014 CPI for 2014/15 debt).

2015 Financial and Economic Review — July 2015

Appendix 2 — Financial Review Supplementary Tables

Table A2.13               Key Provincial Debt Indicators — 2003/04 to 2014/15 1

	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Average annual change
													(per cent)
Debt to revenue (per cent)
Total provincial	100.1	84.7	74.4	68.8	68.9	77.2	86.5	88.5	94.7	104.1	107.6	106.4	0.6
Taxpayer-supported	106.5	87.9	77.3	69.2	69.0	71.0	82.6	78.8	85.1	93.7	96.1	94.1	-1.1
Debt per capita ($) [2]
Total provincial	9,160	8,633	8,212	7,883	8,072	8,740	9,496	10,111	11,156	12,287	13,244	13,586	3.6
Taxpayer-supported	7,275	6,895	6,486	6,115	6,187	6,070	6,794	7,125	7,703	8,405	8,962	9,043	2.0
Debt to nominal GDP (per cent) [3]
Total provincial	25.4	22.3	19.8	17.9	17.6	18.6	21.4	21.9	23.1	25.1	26.4	26.4	0.3
Taxpayer-supported	20.2	17.8	15.7	13.9	13.5	12.9	15.3	15.4	15.9	17.2	17.9	17.5	-1.3
Interest bite (cents per dollar of revenue) [4]
Total provincial	5.9	4.7	4.3	4.3	4.0	4.3	4.6	4.2	4.3	4.4	4.5	4.2	-3.1
Taxpayer-supported	6.0	5.0	4.4	4.2	3.9	4.2	4.2	4.0	4.0	3.9	3.9	3.6	-4.7
Interest costs ($ millions)
Total provincial	2,228	1,997	2,007	2,069	2,010	2,138	2,205	2,155	2,300	2,336	2,547	2,465	0.9
Taxpayer-supported	1,703	1,633	1,542	1,570	1,488	1,570	1,534	1,596	1,625	1,590	1,686	1,591	-0.6
Interest rate (per cent) [5]
Taxpayer-supported	5.7	5.6	5.5	5.9	5.7	5.9	5.4	5.2	4.9	4.4	4.3	3.8	-3.6
Background Information:
Revenue ($ millions)
Total provincial [6]	37,727	42,365	46,294	48,628	50,262	49,224	48,438	51,035	52,993	53,613	56,402	59,136	4.2
Taxpayer-supported [7]	28,158	32,586	35,191	37,459	38,477	37,205	36,272	40,385	40,734	40,744	42,725	44,483	4.2
Debt ($ millions)
Total provincial	37,775	35,869	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	62,920	4.7
Taxpayer-supported [8]	30,000	28,648	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	41,880	3.1
Provincial nominal GDP ($ millions) [9]	148,540	161,114	173,641	186,772	197,072	203,951	195,966	205,996	217,460	222,565	229,685	238,726	4.4
Population (thousands at July 1) [10]	4,124	4,155	4,196	4,242	4,291	4,349	4,411	4,466	4,499	4,543	4,583	4,631	1.1

1              Figures for prior years have been restated to conform with the presentation used for 2014/15 and to include the effects of changes in underlying data and statistics.

2              The ratio of debt to population (e.g. 2014/15 debt divided by population at July 1, 2014).

3              The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2014/15 debt divided by 2014 nominal GDP). As nominal GDP for the calendar year ending 2014 is not available, the 2014 GDP projected in the February 2015 budget has been used for the fiscal year ended March 31, 2015 for demonstration purposes.

4              The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5              Weighted average of all outstanding debt issues.

6              Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

7              Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

8              Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

9              Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2014 is used for the fiscal year ended March 31, 2015). As nominal GDP for the calendar year ending 2014 is not available, the 2014 GDP projected in the February 2015 budget has been used for the fiscal year ended March 31, 2015 for demonstration purposes.

10         Population at July 1st within the fiscal year (e.g. population at July 1, 2014 is used for the fiscal year ended March 31, 2015).

2015 Financial and Economic Review — July 2015

Appendix 2 — Financial Review Supplementary Tables

Table A2.14     Historical Operating Statement Surplus (Deficit)

				Crown	SUCH			Surplus
				Corporations	Sector &			(Deficit)
	Consolidated Revenue Fund			and	Regional	Other	Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance	Agencies	Authorities	Adjustments	(Deficit) [1]	of GDP
1969/70	1,248	1,244	4	—	—	—	—	0.0
1970/71	1,373	1,274	99	—	—	—	—	1.0
1971/72	1,558	1,474	84	—	—	—	—	0.8
1972/73	1,772	1,675	97	—	—	—	—	0.8
1973/74	2,217	2,071	146	—	—	—	—	0.9
1974/75	2,769	2,779	(10)	—	—	—	—	(0.1)
1975/76	3,124	3,534	(410)	—	—	—	—	(2.1)
1976/77	3,785	3,691	94	—	—	—	—	0.4
1977/78	4,372	4,168	204	—	—	—	—	0.8
1978/79	4,853	4,582	271	—	—	—	—	0.9
1979/80 [1]	5,860	5,318	542	(88)	—	—	454	1.3
1980/81	5,982	6,239	(257)	45	—	—	(212)	(0.5)
1981/82	7,139	7,323	(184)	43	—	—	(141)	(0.3)
1982/83	7,678	8,662	(984)	(257)	—	—	(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)	49	—	—	(963)	(2.0)
1984/85	8,807	9,801	(994)	172	—	—	(822)	(1.6)
1985/86	9,160	10,127	(967)	110	—	—	(857)	(1.6)
1986/87	9,463	10,624	(1,161)	526	—	—	(635)	(1.1)
1987/88	11,007	11,055	(48)	119	—	—	71	0.1
1988/89	12,570	11,834	736	194	—	—	930	1.3
1989/90	13,656	13,200	456	40	—	—	496	0.6
1990/91	14,236	15,010	(774)	107	—	—	(667)	(0.8)
1991/92	14,570	17,101	(2,531)	192	—	—	(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)	210	—	—	(1,476)	(1.7)
1993/94	17,923	18,833	(910)	11	—	—	(899)	(0.9)
1994/95	19,506	19,953	(447)	219	—	—	(228)	(0.2)
1995/96	19,698	20,054	(356)	38	—	—	(318)	(0.3)
1996/97	20,126	20,241	(115)	(270)	—	—	(385)	(0.3)
1997/98	20,216	20,368	(152)	(258)	—	—	(410)	(0.4)
1998/99	20,312	20,526	(214)	(689)	(55)	—	(958)	(0.8)
1999/2000	21,836	22,157	(321)	345	(40)	—	(16)	0.0
2000/01	23,948	22,671	1,277	(171)	138	(52)[3]	1,192	0.9
2001/02	22,987	24,977	(1,990)[2]	(711)[2]	180	1,464 [3]	(1,057)	(0.8)
2002/03	22,205	25,164	(2,959)	(216)	527	—	(2,648)	(1.9)
2003/04	23,408	25,477	(2,069)	347	370	—	(1,352)	(0.9)
2004/05	27,562	26,306	1,256	1,035	394	—	2,685	1.7
2005/06	29,711	27,174	2,537	550	595	(710)[4]	2,972	1.7
2006/07	31,506	28,506	3,000	841	405	(264)[4]	3,982	2.1
2007/08	32,317	30,565	1,752	995	443	(444)[4,5]	2,746	1.4
2008/09	30,926	32,032	(1,106)	975	186	18 [4,5]	73	0.0
2009/10	29,133	32,273	(3,140)	803	525	—	(1,812)	(0.9)
2010/11	32,807	33,577	(770)	(219)	742	—	(247)	(0.1)
2011/12	33,269	34,590	(1,321)	239	831	(1,599)[6]	(1,850)	(0.9)
2012/13	33,363	35,120	(1,757)	95	494	—	(1,168)	(0.5)
2013/14	34,657	34,891	(234)	157	404	—	327	0.1
2014/15	36,802	36,058	744	203	736	—	1,683	0.7

1         The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

2         Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

3         Impact of move to joint trusteeship for public service pension plans.

4         Negotiating framework incentive payments.

5         Climate Action Dividend.

6         Onetime HST transition repayment

2015 Financial and Economic Review — July 2015

Appendix 2 — Financial Review Supplementary Tables

Table A2.15                           Historical Provincial Debt Summary 1

	Taxpayer-Supported Debt
	Provincial	Education	Health			Total				Taxpayer-
Year	Government	Facilities	Facilities	Highways,	Other [2]	Taxpayer-	Self-	Total	Total Debt	Supported
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	as a Per	Debt as a Per
	Operating	Financing	Financing	Public Transit		Debt	Debt [3]	Debt	Cent of GDP	Cent of GDP
					(millions)				(per cent)
1969/70	—	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	—	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	—	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	—	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	—	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	—	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	—	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	22.2	6.4
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.9	10.1
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	30.1	12.8
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.5	12.7
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	30.2	13.8
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.8	15.0
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.7	13.9
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	23.2	12.8
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	21.1	11.6
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.3	12.1
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	24.0	15.0
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	26.3	17.8
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	27.1	18.8
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.5	18.6
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.7	18.5
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.4	19.1
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	26.0	19.0
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	27.3	19.7
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	28.0	20.5
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	25.3	18.8
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.6	20.2
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	26.2	20.9
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	25.4	20.2
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	22.3	17.8
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.8	15.7
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.9	13.9
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.6	13.5
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.6	12.9
2009/10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.4	15.3
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	21.9	15.4
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	23.1	15.9
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.1	17.2
2013/14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.4	17.9
2014/15	9,280	12,118	6,522	10,725	3,235	41,880	21,040	62,920	26.4	17.5

1          Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

2          Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.

3          Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

2015 Financial and Economic Review — July 2015